AMENDMENT NO. 2
                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            FOAMEX INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

    [ ] No fee required.
    [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.
    (1) Title of each class of securities to which transaction applies:
           Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transactions applies:
           16,757,201 shares of Common Stock(1)
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           $18.75
--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
           $279,097,394(2)
--------------------------------------------------------------------------------
    (5) Total fee paid:
           $55,820
--------------------------------------------------------------------------------
    [X] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify and filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
    (3) Filing Party:
--------------------------------------------------------------------------------
    (4) Date Filed:
--------------------------------------------------------------------------------

-----------

(1) The transaction applies to an aggregate of 16,757,201 shares of Common Stock calculated as follows: the sum of (i) 25,014,823 shares of Common Stock issued and outstanding (less 11,475,000 shares of Common Stock then owned by Trace International Holdings, Inc. ("Trace") or any subsidiary of Trace) and (ii) 3,217,378 shares of Common Stock to be issued upon the exercise of in-the-money options and warrants to purchase shares of Common Stock.

(2) The proposed maximum aggregate value of the transaction is $279,097,394 calculated as follows: the sum of (i) the product of (a) 25,014,823 shares of Common Stock issued and outstanding (less 11,475,000 shares of Common Stock then owned by Trace or any subsidiary of Trace) and (b) $18.75, and (ii) cash consideration of $25,225,713 to be paid for the options and warrants being surrendered in connection with the transaction.

--------------------------------------------------------------------------------
                                PRELIMINARY COPY




                           FOAMEX INTERNATIONAL INC.
                              1000 Columbia Avenue
                               Linwood, PA 19061


                                                                         , 1998


To the Stockholders of FOAMEX INTERNATIONAL INC.:



     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Foamex International Inc. (the "Company") to be held at
10:00 a.m. on        , 1998, at 1000 Columbia Avenue, Linwood, Pennsylvania
19061.

     As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated June 25, 1998 as amended on July 6, 1998 (as amended, the "Merger Agreement"), among Trace International Holdings, Inc. ("Trace"), Trace Merger Sub, Inc., a wholly owned subsidiary of Trace ("Merger Sub"), and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock of the Company ("Common Stock"), except for
(x) shares owned by Trace or any subsidiary of Trace (the "Trace Stockholders"), (y) shares owned by the Company, and (z) shares owned by stockholders who perfect their appraisal rights in accordance with Delaware law, will be converted into the right to receive $18.75 in cash, without interest.


     Your Board of Directors, based upon the unanimous recommendation of a special committee of independent directors (the "Special Committee"), has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the holders of shares of Common Stock other than the Trace Stockholders (the "Public Stockholders") and has approved the Merger Agreement and the Merger. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the opinion of The Beacon Group Capital Services, LLC ("Special Financial Advisor"), financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Merger by the Public Stockholders was fair to the Public Stockholders from a financial point of view. A copy of the written opinion of the Special Financial Advisor is included as Appendix B to the accompanying Proxy Statement and should be read in its entirety. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests that may be in addition to, or different from, the interests of the Public Stockholders. See the section of the enclosed Proxy Statement captioned "Special Factors--Interests of Certain Persons in the Merger".


     Consummation of the Merger is subject to certain conditions, including the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the receipt of certain approvals from regulatory authorities and the obtaining of necessary financing. Only holders of Common Stock of record at the close of business on August 21, 1998 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

     As of June 25, 1998, (i) the Trace Stockholders beneficially owned, in the aggregate, 11,475,000 shares of Common Stock, representing approximately 45.8% of such shares outstanding, (ii) the directors and executive officers of Trace and Merger Sub beneficially owned an additional 427,612 shares of Common Stock, representing approximately 1.7% of such shares outstanding and (iii) the directors and executive officers of the Company (excluding such persons who are also directors or officers of Trace) beneficially owned an additional 117,500 shares of Common Stock, representing less than one percent of such shares outstanding. To the knowledge of the Company, Trace, Merger Sub and Marshall S. Cogan, the directors and executive officers of the Company, Trace and Merger Sub intend to vote their shares in favor of the approval and adoption of the Merger Agreement. Assuming that all such persons vote in favor of the Merger, the affirmative vote of only approximately 4% of the Public Shares (as defined) will be required to approve and adopt the Merger Agreement.


     You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed Merger and the Merger Agreement. A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement. If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval of the

Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WOULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Please do not send in any stock certificates at this time. If the Merger is consummated, you will be sent instructions concerning the surrender of your shares.

     Thank you for your interest and participation.



                        Sincerely,



                        ANDREA FARACE
                        Chairman

                                PRELIMINARY COPY


                           FOAMEX INTERNATIONAL INC.
                              1000 Columbia Avenue
                               Linwood, PA 19061


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON        , 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of FOAMEX INTERNATIONAL INC. (the "Company") will be held on
    , 1998, at 10:00 a.m., at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, for the following purposes:


    (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated June 25, 1998 as amended on July 6, 1998 (as amended, the "Merger Agreement"), among Trace International Holdings, Inc. ("Trace"), Trace Merger Sub, Inc., a wholly owned subsidiary of Trace ("Merger Sub"), and the Company. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Merger Agreement provides that: (A) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; (B) the Company would thereupon become a wholly owned subsidiary of Trace; and (C) each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company, except for (x) shares owned by Trace or any subsidiary of Trace, (y) shares owned by the Company and
       (z) shares held by stockholders who perfect their appraisal rights in accordance with Delaware law, would be converted into the right to receive $18.75 in cash; and


   (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on August 21, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

     If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights. See "The Special Meeting--Appraisal Rights" in the accompanying Proxy Statement for a statement of the rights of dissenting stockholders and a description of the procedures required to be followed.


                                         Philip N. Smith, Jr.
                                         Secretary


                               ----------------
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN CONSIDERING THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO THE MERGER, THE PUBLIC STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN OFFICERS AND DIRECTORS OF THE COMPANY HAVE CERTAIN INTERESTS THAT MAY BE IN ADDITION TO, OR DIFFERENT FROM, THE INTERESTS OF THE PUBLIC STOCKHOLDERS. SEE THE SECTION OF THE ENCLOSED PROXY STATEMENT CAPTIONED "SPECIAL FACTORS--INTERESTS OF CERTAIN PERSONS IN THE MERGER."


     THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT

THE MERGER AGREEMENT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                                PRELIMINARY COPY


                           FOAMEX INTERNATIONAL INC.
                              1000 Columbia Avenue
                               Linwood, PA 19061
                               ----------------
                                PROXY STATEMENT
                               ----------------
           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON      , 1998
                               ----------------

     This Proxy Statement is being furnished to the holders of outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Foamex International Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the
Company for use at the Special Meeting of Stockholders to be held on         ,
1998, at 10:00 a.m. at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and at any adjournments or postponements thereof (the "Special Meeting"). The Board of Directors has fixed the close of business on August 21, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

     At the Special Meeting, the holders of outstanding shares of Common Stock (the "Stockholders") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated June 25, 1998, as amended on July 6, 1998 (as amended, the "Merger Agreement"), among Trace International Holdings, Inc. ("Trace"), Trace Merger Sub, Inc., a wholly owned subsidiary of Trace ("Merger Sub"), and the Company. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein, (i) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"),
(ii) the Company would thereupon become a wholly owned subsidiary of Trace and
(iii) each outstanding share of Common Stock, except for (x) shares owned by Trace or any subsidiaries of Trace (the "Trace Stockholders"), (y) shares owned by the Company, and (z) shares ("Dissenting Shares") held by stockholders who properly perfect their appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL") would be converted into the right to receive $18.75 in cash.


     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests that may be in addition to, or different from, the interests of the Public Stockholders. See "Special Factors--Interests of Certain Persons in the Merger".

     Stockholders are urged to read and consider carefully the information contained in this Proxy Statement.

     This Proxy Statement, the accompanying Notice of Special Meeting and the
accompanying proxy are first being mailed to Stockholders on or about        ,
1998.
                               ----------------
     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD.
                               ----------------
     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES THEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.
                               ----------------
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ----------------
                The date of this Proxy Statement is     , 1998.

                               TABLE OF CONTENTS


                                                                                Page
                                                                               -----
SUMMARY ....................................................................     1
 The Special Meeting .......................................................     1
 Special Factors ...........................................................     2
 The Merger ................................................................     6
 Appraisal Rights ..........................................................     9
 Solicitation of Proxies ...................................................     9
 The Parties ...............................................................    10
 Market Price and Dividend Information .....................................    10
 Selected Historical Financial Data ........................................    10
SPECIAL FACTORS ............................................................    11
 Background of the Merger ..................................................    11
 Purpose and Structure of the Merger .......................................    18
 Recommendation of the Special Committee; Fairness of the Merger ...........    18
 Recommendation of the Board of Directors ..................................    24
 Opinion of Financial Advisor to the Special Committee .....................    25
 Preliminary Valuation Analyses Performed By Beacon ........................    30
 Plans for the Company After the Merger ....................................    31
 Interests of Certain Persons in the Merger ................................    31
 Perspective of Trace and Merger Sub on the Merger .........................    33
 Perspective of Marshall S. Cogan on the Merger ............................    33
 Certain Effects of the Merger .............................................    33
 Material Federal Income Tax Consequences ..................................    33
 Risk of Fraudulent Conveyance .............................................    33
 Anticipated Accounting Treatment ..........................................    35
 Regulatory Approvals ......................................................    35
 Sources of Funds; Fees and Expenses .......................................    35
THE SPECIAL MEETING ........................................................    38
 Matters to Be Considered at the Special Meeting ...........................    38
 Record Date and Voting ....................................................    38
 Vote Required; Revocability of Proxies ....................................    39
 Appraisal Rights ..........................................................    39
 Solicitation of Proxies ...................................................    41
THE MERGER AGREEMENT .......................................................    42
 General ...................................................................    42
 Representations and Warranties ............................................    44
 Conduct of the Business Pending the Merger ................................    44
 No Solicitation ...........................................................    45
 Conditions to the Merger ..................................................    46
 Termination ...............................................................    46
 Fees and Expenses .........................................................    47
 Indemnification of Directors and Officers .................................    48
 Access to Information .....................................................    48
 Legal Compliance ..........................................................    48
 Amendment .................................................................    48
CERTAIN PROJECTED FINANCIAL DATA ...........................................    48
SELECTED HISTORICAL FINANCIAL DATA .........................................    51
UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED STATEMENTS OF
OPERATIONS FINANCIAL INFORMATION ...........................................    52
CERTAIN TRANSACTIONS .......................................................    55
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS .............    58
PAYMENTS RELATING TO THE IPO ...............................................    60
 Directors and Executive Officers of the Company, Trace and Merger Sub .....    60
MARKET PRICE AND DIVIDEND INFORMATION ......................................    61
CERTAIN TRANSACTIONS IN THE COMMON STOCK ...................................    62
STOCKHOLDER LITIGATION .....................................................    62

                                                                             Page
                                                                             -----
INDEPENDENT PUBLIC ACCOUNTANTS ...........................................    63
STOCKHOLDER PROPOSALS ....................................................    63
ADDITIONAL INFORMATION ...................................................    63
AVAILABLE INFORMATION ....................................................    63
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................    65
APPENDIX A -- THE MERGER AGREEMENT .......................................    A-1
APPENDIX B -- FAIRNESS OPINION OF BEACON GROUP CAPITAL SERVICES, LLC .....    B-1
APPENDIX C -- SECTION 262 OF THE DGCL ....................................    C-1
APPENDIX D -- CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE
    OFFICERS OF TRACE, MERGER SUB AND THE COMPANY ........................    D-1
APPENDIX E -- STIPULATION OF SETTLEMENT ..................................    E-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is qualified in its entirety by reference to the more detailed information contained in or incorporated by reference in this Proxy Statement or in the documents attached as Appendices hereto. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

                              The Special Meeting

Matters to Be Considered at
 the Special Meeting..........   The Special Meeting is scheduled to be held
                                 at 10:00 a.m. on            , 1998 at 1000
                                 Columbia Avenue, Linwood, Pennsylvania 19061.
                                 At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting. See "The Special
                                 Meeting--Matters to Be Considered at the Special Meeting."

Record Date and Voting........   The Record Date for the Special Meeting is
                                 the close of business on August 21, 1998. At the close of business on the Record Date, there were 25,014,823 shares of Common Stock outstanding and entitled to vote, held by approximately 146 Stockholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special
                                 Meeting. See "The Special Meeting--Record Date and Voting."


Vote Required; Revocability
 of Proxies....................  Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, and is not conditioned upon the approval of a majority vote of unaffiliated Stockholders. As of the Record Date, (i) the Trace Stockholders beneficially owned, in the aggregate, 11,475,000 shares of Common Stock, representing approximately 45.8% of such shares outstanding,
                                 (ii) the directors and executive officers of Trace and Merger Sub beneficially owned an additional 427,612 shares of Common Stock, representing approximately 1.7% of such shares outstanding and (iii) the directors and executive officers of the Company (excluding such persons who are also directors or officers of Trace) beneficially owned an additional 117,500 shares of Common Stock, representing less than one percent of such shares outstanding. Trace has agreed to vote, or cause to be voted, all of the Shares then owned by the Trace Stockholders in favor of the approval of the Merger and the authorization and adoption of the Merger Agreement to the extent permitted pursuant to the terms of certain agreements discussed herein under "The Special Meeting--Vote Required; Revocability of Proxies." To the knowledge of the Company, Trace, Merger Sub and Marshall S. Cogan, the directors and executive officers of the Company, Trace and Merger Sub intend to vote their shares in favor of the approval and adoption of the Merger Agreement. Accordingly, assuming that all such persons vote in favor of the Merger, the affirmative vote of only approximately 4% of the Public Shares (as defined) will be required to approve and adopt the Merger Agreement. To the knowledge of the Company, Trace, Merger Sub and Marshall
                                 S. Cogan, except as set forth in this Proxy
                                 Statement, no executive officer, director or affiliate of the Company, Trace or Merger Sub has made a recommendation in support of or opposed to the Merger.

                                 The required vote of the Stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as a vote against the Merger Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. See "The Special Meeting--Vote Required; Revocability of Proxies."

                                 A Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Philip N. Smith, Jr., Corporate Secretary, Foamex International Inc., 1000 Columbia Avenue, Linwood, Pennsylvania 19061, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy. If no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" approval and adoption of the Merger Agreement.


                                Special Factors


Background of the Merger......   For a description of the events leading to
                                 the approval and adoption of the Merger
                                 Agreement by the Company's Board of Directors, see "Special Factors--Background of the
                                 Merger."


Purpose and Structure of
 the Merger....................  Trace's purpose for the Merger is to acquire all the remaining equity interests in the Company not currently owned by the Trace Stockholders for the reasons described in "Special Factors--Purpose and Structure of the Merger." The acquisition of those equity interests, represented by the shares of Common Stock outstanding as of the Effective Time (as hereinafter defined) and not currently owned by the Trace Stockholders (the "Public Shares") from the holders of such shares (the "Public Stockholders"), is structured as a cash merger in order to transfer ownership of those equity interests to Trace in a single transaction and in order to facilitate financing and provides the Public Stockholders with prompt payment in cash in exchange for the Public Shares. See "Special Factors-- Purpose and Structure of the Merger."

Recommendation of the Special
 Committee; Fairness of
 the Merger....................  A special committee (the "Special Committee")
                                 of two directors of the Company who, except in their capacity as directors of the Company, are not directors, officers or employees of Trace or any other affiliate of Trace (the "Trace Group") concluded, and based in part on such conclusion the Board of Directors concluded, that the terms of the Merger are fair to the Public Stockholders. The conclusion of the Special Committee was conditioned on the Board of Directors as a whole determining (the "Solvency Determination") that consummation of the transactions contemplated by the Merger Agreement (including any financing transactions contemplated therein) would not cause the Company to become insolvent, would not result in the assets, property or capital of the Company being unreasonably small in relation to the ongoing business of the Company and would not result in the inability of the Company to pay its debts as such debts became due or matured, which determination was made by the unanimous vote of all directors present at the meeting (Mr. Davignon was absent from the meeting). For a discussion of the factors considered by the Special Committee in making its recommendation, see "Special Factors-- Recommendation of the Special Committee; Fairness of the Merger."

Recommendation of Board
 of Directors..................  On June 25, 1998, by unanimous vote of all directors present and voting (Mr. Davignon was absent from the meeting), based in part on the recommendation and approval of the Special Committee, the Company's Board of Directors (i) determined that the Merger and the transactions contemplated by the Merger Agreement are fair, equitable and in the best interests of the Company and the Public Stockholders, (ii) approved and adopted the Merger Agreement and
                                 (iii) resolved to recommend that the Public
                                 Stockholders vote in favor of the Merger.
                                 Accordingly, the Board of Directors recommends a vote FOR approval and adoption of the Merger Agreement. See "Special Factors-- Recommendation of the Board of Directors." In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests that may be in addition to, or different from, the interests of the Public Stockholders. See "Special Factors-- Interests of Certain Persons in the Merger".

Opinion of Financial Advisor to
 the Special Committee........   On June 25, 1998, The Beacon Group Capital
                                 Services, LLC ("Special Financial Advisor" or
                                 "Beacon") delivered its written opinion to the Special Committee that as of such date the consideration to be received by the Public
                                 Stockholders in the Merger is fair to the Public Stockholders from a financial point of view. The full text of the written opinion of the Special Financial Advisor, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Holders of Public Shares are urged to, and should, read such opinion in its entirety. See "Special Factors--Opinion of
                                 Financial Advisor to the Special Committee."

Interest of Certain Persons in
 the Merger...................   In considering the recommendation of the
                                 Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors have certain interests that present actual or potential conflicts of interest in connection with the Merger. For a more detailed discussion of such interests, see "Special Factors--Interests of
                                 Certain Persons in the Merger." The Board of
                                 Directors was aware of potential or actual conflicts of interest and considered them along with other matters described under "Special
                                 Factors--Recommendation of the Special
                                 Committee; Fairness of the Merger." As of June
                                 25, 1998, (i) the Trace Stockholders
                                 beneficially owned, in the aggregate,
                                 11,475,000 shares of Common Stock, representing approximately 45.8% of such shares outstanding,
                                 (ii) the directors and executive officers of Trace and Merger Sub beneficially owned an additional 427,612 shares of Common Stock, representing approximately 1.7% of such shares outstanding and (iii) the directors and executive officers of the Company (excluding such persons who are also directors or officers of Trace) beneficially owned an additional
                                 117,500 shares of Common Stock, representing less than one percent of such shares outstanding.

                                 For a description of current relationships and certain transactions between Trace and the Company, see "Special Factors--Interests of Certain Persons in the Merger." For a discussion of certain agreements by Trace with respect to indemnification of directors and officers of the Company, see "The Merger Agreement--Indemnification of Directors and Officers."

Certain Effects of
 the Merger....................  Upon consummation of the Merger, each Public
                                 Share, other than Dissenting Shares held by Stockholders who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL") will be converted into the right to receive $18.75 in cash. The Public Stockholders will cease to have any ownership interest in the Company or rights as stockholders. The Public Stockholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company.

                                 Following the Merger, Trace, which currently owns, together with the other Trace Stockholders, approximately 45.8% of the outstanding shares of Common Stock, will own all of the Surviving Corporation's outstanding shares of common stock. Trace will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, Trace will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

                                 As a result of the Merger, the Company will be privately held and there will be no public market for the Common Stock. Upon consummation of the Merger, the Common Stock will cease to be listed on the Nasdaq Stock Market ("Nasdaq") and the registration of the Common Stock under the Exchange Act will be terminated. Moreover, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and 10% shareholders will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, less information will be required to be made publicly available than presently is the case. See "Special Factors--Certain Effects of the Merger."


Stockholder Litigation........   On or about March 17, 1998, various
                                 litigation was commenced against the Company by Stockholders of the Company in Delaware state court. These actions, purportedly brought as class actions on behalf of all Public
                                 Stockholders, varyingly named the Company, certain of its directors, certain of its officers and Trace as defendants. In these actions, plaintiffs alleged that the defendants breached their fiduciary duties to plaintiffs and the Company's other Public Stockholders in connection with the original proposal of Trace to acquire the Public Shares for $17.00 per share.

                                 The parties to these actions entered into a Stipulation of Settlement on September 9, 1998, providing for the settlement of such actions upon terms and conditions described herein under "Stockholder Litigation." This Stipulation of Settlement is subject to court approval following notice to the Public Stockholders. The court has set a hearing to consider whether the settlement should be approved for October 27, 1998. A copy of the Stipulation of Settlement is included as Appendix E to this Proxy Statement. In connection with the proposed settlement, the plaintiffs intend to apply for an award of attorneys' fees and litigation expenses in an amount not to exceed $925,000, and the defendants have agreed not to oppose this application. Additionally, the Company has agreed to pay the cost of sending notice of the settlement, if any, to the Public Stockholders.

                                 The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to the plaintiffs or the purported class. The defendants have agreed to the proposed settlement because, among other reasons, such settlement would eliminate the burden and expense of further litigation and would facilitate the consummation of a transaction that they believe to be in the best interests of the Company and the Public Stockholders. See "Stockholder Litigation."

Material U.S. Federal Income

 Tax Consequences.............   The receipt of cash in exchange for Common
                                 Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Stockholders should consult their own tax advisors regarding the U.S.
                                 federal income tax consequences of the Merger, as well as any tax consequences under the laws of any state or other jurisdiction. See
                                 "Special Factors--Material Federal Income Tax
                                 Consequences."

Risk of
 Fraudulent Conveyance.........  If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, or by the Surviving Corporation, were to find that the Merger, the Merger Consideration and the financing thereof constituted fraudulent transfers or conveyances, such court could void the distribution of the Merger Consideration to the Public Stockholders and require that the Public Stockholders return the same to the Surviving Corporation or a fund for the benefit of its creditors. The voiding of the Merger Consideration as described above could result in the Public Stockholders losing the entire value of their equity investment in the Company and the Merger Consideration. See "Special Factors--Background of the Merger" and "Special Factors--Risk of Fraudulent Conveyance."

                                  The Merger

General.......................   Upon consummation of the Merger, Merger Sub
                                 will be merged with and into the Company and the Company will be the Surviving Corporation.
                                 The Surviving Corporation will succeed to all the rights and obligations of the Company and Merger Sub.

Treatment of Shares in
 the Merger....................  Subject to the provisions of the Merger
                                 Agreement, at the Effective Time (i) each share of Common Stock outstanding immediately prior to the Effective Time, except for (A) Common Stock then owned by the Trace Stockholders, (B) Common Stock then owned by the Company and (C) Dissenting Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (subject to any applicable withholding tax) $18.75 in cash, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Common Stock; (ii) each share of Common Stock outstanding immediately prior to the Effective Time which is then owned by the Trace Stockholders shall remain outstanding and from and after the Effective Time shall constitute shares of the Surviving Corporation; (iii) each share of Common Stock outstanding immediately prior to the Effective Time which is then owned by the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof; and (iv) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be canceled without any consideration payable therefor. See "The Merger

Stock Options and Warrants....   At the Effective Time, (i) each holder of a
                                 then outstanding option (each, a "Company
                                 Option") to purchase shares of Common Stock will, in settlement thereof, receive from the Company for each share of Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the amount, if any, by which the Merger
                                 Consideration exceeds the per share exercise price of the option (the "Option
                                 Consideration") and (ii) each holder of a then outstanding warrant (each, a "Company Warrant") to purchase shares of Common Stock will, in settlement thereof, receive from the Company for each share of Common Stock subject to such warrant an amount (subject to any applicable withholding tax) in cash equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of the warrant (the "Warrant Consideration"). See
                                 "The Merger Agreement--General."

Effective Time................   Pursuant to the Merger Agreement, the
                                 "Effective Time" of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed to between Trace and the Company and provided in the Certificate of Merger. See "The Merger
                                 Agreement--General."

Exchange of
 Share Certificates............  As soon as reasonably practicable after the
                                 Effective Time, Trace shall cause The Bank of Nova Scotia, or another bank or trust company reasonably acceptable to the Special Committee, as paying agent (the "Paying Agent"), to mail to each holder of record as of the Effective Time (other than the Company and the Trace Stockholders) an outstanding certificate or certificates for shares of Common Stock, a letter of transmittal and instructions for use in effecting the surrender of such certificate for payment in accordance with the Merger Agreement. Upon surrender to the Paying Agent of a certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of shares of Common Stock represented by such certificate and the Merger Consideration in cash, without interest thereon, less any applicable withholding tax, and such certificate shall then be canceled.

                                 Until surrendered pursuant to the procedures described above, each certificate (other than certificates representing shares of Common Stock owned by the Company or the Trace Stockholders and certificates representing Dissenting Shares), shall represent for all purposes solely the right to receive the Merger Consideration multiplied by the number of shares of Common Stock evidenced by such certificate, without any interest thereon, subject to any applicable withholding obligation. See "The Merger Agreement-- General." STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS.

Conditions to the Merger......   Consummation of the Merger is subject to
                                 various conditions, including, among others:
                                 (i) the approval and adoption of the Merger
                                 Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common
                                 Stock entitled to vote thereon, (ii) the absence of any injunction preventing consummation of the Merger and (iii) Trace shall have obtained financing for the transactions contemplated by the Merger
                                 Agreement on terms and conditions and in amounts reasonably satisfactory to it. See "The
                                 Merger Agreement--Conditions to the Merger."

No Solicitation...............   Pursuant to the Merger Agreement, the Company
                                 has agreed to, and to cause its subsidiaries, officers, directors, employees, counsel, investment bankers, financial advisers, accountants, other representatives and agents
                                 (collectively, the "Company Representatives") to, terminate any ongoing discussions or negotiations with respect to a Takeover
                                 Proposal (as defined below). The Company has agreed that it will not and will not authorize or permit any Company Representative to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any
                                 Takeover Proposal (other than to respond to an inquiry by informing the inquiring party of certain restrictions imposed by the Merger
                                 Agreement) or (iii) enter into any agreement with respect to any Takeover Proposal, except under certain circumstances to the extent required in order that the Board of Directors or the Special Committee may, in its good faith judgment, comply with its fiduciary duties to Stockholders. For purposes of the Merger
                                 Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (w) merger, consolidation or similar transaction involving the Company, (x) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (y) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of the Company or (z) transaction in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership of 25% or more of the outstanding Common Stock, in each case, other than the transactions with Trace contemplated by the Merger Agreement. See "The
                                 Merger Agreement--No Solicitation."

Termination...................   The Merger Agreement may be terminated at any
                                 time prior to the Effective Time, whether before or after approval by the Stockholders, as follows: (i) by the mutual written consent of the Company (with the concurrence of the Special Committee) and Trace; (ii) by either the Company (with the concurrence of the Special Committee) or Trace if the Merger
                                 Agreement shall have been voted on by the stockholders of the Company at the Special
                                 Meeting and the vote shall not have been sufficient to approve the Merger; (iii) by either the Company or Trace if any governmental entity has issued an order, decree or ruling prohibiting the Merger and such ruling has become final and non-appealable; (iv) by either the Company (with the concurrence of the Special Committee) or Trace in the event the Merger is not consummated by December 31, 1998;
                                 (v) by either the Company (with the concurrence of the Special Committee) or Trace if any of the respective conditions described above under "The Merger Agreement--Conditions to the
                                 Merger" that (A) are required to occur prior to the Effective Time shall have become incapable of occurring, or (B) are not permitted to occur prior to the Effective Time, shall have occurred prior to such time and are incapable of being cured or reversed, and, in either case, shall not have been, on or before the date of such termination, permanently waived by such party; (vi) by Trace if the Company's Board of Directors or the Special
                                 Committee has withdrawn, modified or amended its recommendation of the Merger Agreement or the Merger; (vii) by the Special Committee on behalf of the Company if the Special Committee has withdrawn its recommendation of the Merger
                                 Agreement or the Merger or (viii) by the Company (or the Special Committee on behalf of the Company) or Trace under certain circumstances in connection with a Takeover
                                 Proposal. If the Merger Agreement is
                                 terminated prior to the Effective Time, under certain circumstances, the Company will be required to pay Trace $30 million. See "The
                                 Merger Agreement--Termination."

Sources of Funds; Fees
 and Expenses..................  It is currently expected that approximately
                                 $253.9 million will be required to pay the Merger Consideration to the Public Stockholders (assuming no such holder exercises appraisal rights), approximately $25.2 million will be required to pay the Option Consideration and the Warrant Consideration to the holders of Company Options and Company Warrants and approximately $73.1 million will be required to pay the expenses of the Company, Trace and Merger Sub in connection with the Merger and the related financings. It is currently anticipated that such funds will be furnished from the proceeds of new debt financing by Foamex L.P. and Foamex Carpet Cushion, Inc. ("Foamex Carpet"). See "Special Factors--Sources of Funds; Fees and Expenses."



Anticipated Accounting
 Treatment.....................  Trace will account for the purchase of the approximately 54% of the common stock of the Company not owned by Trace, using purchase accounting. Presentation of the separate financial statements of the Company after the Merger will be on a push down basis of accounting in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin 5.J.


                               Appraisal Rights


     Under the DGCL, Stockholders who properly demand appraisal prior to the Stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of DGCL Section 262 will be entitled to statutory appraisal rights. Any deviation from the requirements of Section 262 may result in a forfeiture of statutory appraisal rights. See "The Special Meeting--Appraisal Rights" and DGCL Section 262, a copy of which is attached hereto as Appendix C.


                            Solicitation of Proxies


     The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. See "The Special Meeting--Solicitation of Proxies."


                                  The Parties

The Company...................   The Company, a Delaware corporation, is a
                                 holding company which does not conduct any business of its own. The Company's executive offices are located at 1000 Columbia
                                 Avenue, Linwood, Pennsylvania 19061 and its telephone number is (610) 859-3000.

Trace.........................   Trace, a Delaware corporation, is a holding
                                 company which does not conduct any business of its own. Trace's executive offices are located at 375 Park Avenue, 11th Floor, New York, New
                                 York 10152 and its telephone number is (212)
                                 230-0400.

Merger Sub....................   Merger Sub is a Delaware corporation recently
                                 organized by Trace for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. The sole stockholder of Merger Sub is Trace. Merger
                                 Sub's address is c/o Trace International
                                 Holdings, Inc., 375 Park Avenue, 11th Floor,
                                 New York, New York 10152 and its telephone number is (212) 230-0400.

                     Market Price and Dividend Information


     The Common Stock is listed on Nasdaq under the symbol "FMXI." On March 13, 1998, the last trading day before the public announcement of Trace's proposal to acquire all the shares of Common Stock held by the Public Stockholders, the reported closing price per share of the Common Stock was $137/8. On June 24, 1998, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of the Common
Stock was $163/16. On         , 1998, the last full trading day prior to the
date of this Proxy Statement, the reported closing sale price per share of the
Common Stock was $     . For additional information concerning historical
market prices of the Common Stock and the dividends paid thereon, see "Market Price and Dividend Information."


                      Selected Historical Financial Data


     Certain selected historical financial data of the Company are set forth under "Selected Historical Financial Data." That data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

                                SPECIAL FACTORS

Background of the Merger

     Trace from time to time has considered the possibility of (i) acquiring all of the Public Shares in order to, among other reasons, realize increased value for the shares of Common Stock owned by the Trace Stockholders (the "Trace Shares") or (ii) realizing value for the Trace Shares by obtaining margin loans or selling the Trace Shares, either alone or in connection with a sale of all of the equity in the Company. See "--Purpose and Structure of the Merger." In 1995, Trace introduced to the Company, and the Company entered into talks with, two separate companies regarding a potential acquisition of all of the equity in the Company. The first potential acquiror broke off negotiations, and the offer of the second potential acquiror was rejected, in part, because the parties were unable to agree on price.

     In 1995, Foamex L.P. announced an operational plan designed to improve profitability. In conjunction with the such plan, the Company made the decision to sell its non-polyurethane foam businesses. The Company sold its home comfort products business in August 1996, its automotive and specialty industrial textiles business in December 1996 and its needlepunch carpet and synthetic yarn business in October 1997.

     In August 1997, officers of Trace had several meetings with representatives from J.P. Morgan & Co., Inc. to discuss the possible sale of the Trace Shares to a third party as part of the sale of all of the equity in the Company. During these meetings, the possible form, structure and process for such a transaction were investigated. These investigations, however, were postponed pending the acquisition by the Company of Crain Holdings Corp. ("Crain Holdings").

     On December 23, 1997, the Company acquired Crain Holdings (the "Crain Acquisition"), the parent company of Crain Industries, Inc., a producer of flexible polyurethane foam and foam products ("Crain Industries"), for aggregate consideration of approximately $213.7 million. The acquisition was made pursuant to the terms of an Agreement and Plan of Merger, dated December 8, 1997, among the Company, Merger Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, Crain Holdings and certain other parties signatory thereto (the "Crain Merger Agreement"). Pursuant to the terms of the Crain Merger Agreement, on December 23, 1997, Merger Acquisition Corp. was merged with and into Crain Holdings, and as a result, Crain Holdings became a wholly owned subsidiary of the Company.

     In the first full week of January 1998, the Company and certain of its affiliates (including Trace) commenced working on a series of transactions designed to simplify the Company's corporate structure and to provide future operational flexibility; these transactions (referred to herein, collectively, as the "GFI Transaction") were consummated on February 27, 1998. See "Certain Transactions."

     In early January 1998, after failing to identify a likely buyer, Trace decided to cease its investigation of the sale of the Trace Shares as part of the sale of all of the equity in the Company; instead, Trace chose to investigate the possibility of acquiring all of the Public Shares (the "Proposed Transaction") in the belief that it could realize value from managing the Company as a private company for the reasons discussed herein under "--Purpose and Structure of the Merger." During the first full week of January 1998, members of Trace's senior management met with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), J.P. Morgan Securities Inc. ("JP Morgan") and one other investment bank regarding the Proposed Transaction. On January 5, 1998, Trace entered into a letter agreement with JP Morgan pursuant to which J.P. Morgan agreed to act as a financial advisor to Trace in connection with the Proposed Transaction. On January 13, 1998, Trace received a letter from DLJ expressing interest in assisting Trace in the Proposed Transaction. During January and February 1998, members of Trace's senior management investigated the possible form, structure and timing of a possible Proposed Transaction with Trace's counsel, Willkie Farr & Gallagher ("Willkie Farr").

     On February 11, 1998, Mr. John H. Gutfreund was appointed to the Company's Board of Directors pursuant to a unanimous written consent of the Board of Directors.

     On March 2, 1998, members of Trace's senior management met with The Bank of Nova Scotia ("ScotiaBank") and DLJ regarding the Proposed Transaction.


     On March 4, 1998, Trace delivered a letter to the Board of Directors of the Company regarding Trace's intention to evaluate the Company in connection with possible purchase or sale of additional shares of Common Stock. In connection with this evaluation, Trace requested that the Company provide ScotiaBank, DLJ and Trace with reasonable access to information (the "Company Information") relating to the business operations of the Company which was either non-public, confidential or proprietary in nature. Although Trace previously had access to such Company Information pursuant to the terms of the Management Agreement with Foamex L.P. (see "Certain Transactions--Management Agreement"), Trace submitted the letter to authorize its use of the Company Information for purposes other than fulfilling its obligation under the Management Agreement.

     On this same date, the Executive Committee of the Company's Board of Directors met to discuss Trace's letter. At this meeting, the Executive Committee authorized the Company to grant Trace and its advisors reasonable access to the Company Information, subject to the confidentiality provisions in Trace's March 4, 1998 letter.

     From March 4, 1998 to March 16, 1998, ScotiaBank and DLJ reviewed certain public and non-public information with respect to the Company which had previously been provided to Trace and also discussed with certain members of the Company's management the business and financial condition and prospects of the Company.

     On March 9, 1998, Trace's Board of Directors adopted resolutions by unanimous written consent authorizing the executive officers of Trace (i) to undertake an investigation of the Company and certain economic and market factors in order to determine whether the Proposed Transaction was in the best interest of Trace and (ii) based on their investigation of the Company and certain market and economic factors, to make a proposal to the Company in order to effect the Proposed Transaction.

     After discussions with representatives from ScotiaBank, DLJ, Willkie Farr and certain senior officers of Trace during the first two weeks of March 1998 relating to the possible form, structure, timing and price of the Proposed Transaction, Trace's senior management determined to offer to acquire all the Public Shares in a cash merger. Trace's senior management determined that a cash merger was the most efficient structure as it would ensure that Trace acquired all the Public Shares in a single step.

     After discussing these matters, Trace's senior management approved the making of a proposal to acquire all the Public Shares at $17.00 per share. Trace selected the $17.00 per share price based principally on historical trading prices for the Common Stock.

     On March 16, 1998, Trace received, in connection with financing of the Proposed Transaction, (i) a commitment letter (the "Commitment Letter") from ScotiaBank, DLJ Capital Funding, Inc. and DLJ to provide $850 million of loans and (ii) a highly confident letter (the "Highly Confident Letter") from DLJ and Scotia Capital Markets (U.S.A.) Inc. ("SCM") to raise $410 million of debt financing and from DLJ to raise an additional $75 million of debt financing. Pursuant to an engagement letter dated March 16, 1998, Trace retained DLJ to act as a financial advisor to Trace in connection with the Proposed Transaction.

     On March 16, 1998, Trace delivered a letter to the Company's Board of Directors setting forth its proposal to purchase the Public Shares for $17.00 per share, along with copies of the Commitment Letter and the Highly Confident Letter and, after the close of business, issued a press release announcing the Proposed Transaction.

     On March 16, 1998, the Company's Board of Directors met to discuss Trace's offer. At this meeting, Marshall S. Cogan, a director of the Company and Chairman of the Board and CEO of Trace, discussed the Proposed Transaction with the Board of Directors. In order to address actual and perceived conflicts of interest, the Board of Directors appointed two independent directors, Messrs. John H. Gutfreund (who was attending his first Board of Directors meeting) and Robert J. Hay, as the Special Committee. Mr. Hay has been Chairman Emeritus and a director of the Company since September 1993, was Chairman and Chief Executive Officer of Foamex L.P. from January 1993 to January 1994 and was President of Foamex L.P. and its predecessor from 1972 through 1992. The Special Committee was directed to determine the advisability and fairness to the stockholders of the Company of the Proposed Transaction and authorized to retain such financial and legal advisors as the Special Committee deemed appropriate, to negotiate with Trace and its representatives on behalf of the Company with respect to the Proposed Transaction, to obtain such information regarding the Company and assistance from the officers, employees and agents of the Company and to take such other actions to carry out its responsibilities as the Special Committee deemed appropriate. The Board of Directors appointed Mr. Gutfreund as Chairman of the Special Committee. The Board of Directors also authorized the Company to pay the members of the Special Committee a fee of $20,000 per month for serving on such committee, and to pay all expenses incurred by the Special Committee, including the fees and expenses of its financial and legal advisors.

     Beginning on or about March 17, 1998, six lawsuits (the "Stockholder Litigation") were commenced variously naming the Company, certain of its directors, certain of its officers and Trace, as defendants. Those actions, purportedly brought by several Public Stockholders (the "Plaintiffs") as class actions on behalf of all Public Stockholders, alleged that the defendants had breached their fiduciary duties to the Plaintiffs and the other Public Stockholders in connection with the Proposed Transaction. See "Stockholder Litigation."

     On March 17, 1998, the Special Committee held its initial meeting by teleconference. At that meeting, the Special Committee resolved that it would begin interviewing law firms and investment banks for the purpose of retaining independent legal and financial advisors to the Special Committee.

     Over the following week, the Special Committee interviewed representatives of three law firms with regard to their experience with transactions similar to the Proposed Transaction, potential conflicts of interest, proposed fees in connection with the assignment and other relevant matters. Following such interviews, the Special Committee retained Cleary, Gottlieb, Steen & Hamilton ("Cleary, Gottlieb") to serve as legal advisor to the Special Committee. Following the retention of Cleary, Gottlieb, representatives of that firm discussed with the Special Committee the role and duties of the Special Committee under applicable law and the resolution of the Board of Directors pursuant to which the Special Committee was constituted. The members of the Special Committee also discussed with representatives of Cleary, Gottlieb the process of selecting a financial advisor to the Special Committee.

     On March 31, April 1, and April 3, 1998, the Special Committee, along with a representative of Cleary, Gottlieb, interviewed and received and reviewed written presentations from six investment banks with regard to their experience with transactions similar to the Proposed Transaction, potential conflicts of interest, knowledge of the foam industry and related businesses, the personnel that would be involved in assisting the Special Committee, proposed fees in connection with the assignment and other relevant matters. For a summary of certain matters discussed by Beacon at certain meetings of the Special Committee (including the meeting held son April 3, 1998), see "--Preliminary Valuation Analyses Performed By Beacon" below. On April 6, 1998, Mr. Gutfreund, after consultation with Mr. Hay, retained Beacon to act as financial advisor to the Special Committee, and on behalf of the Special Committee, Mr. Gutfreund, with Cleary, Gottlieb's assistance, negotiated and entered into a written agreement with Beacon with respect to Beacon's engagement. Beacon was selected by the Special Committee because of its expertise and reputation in the areas of mergers and acquisitions, "going private" transactions and special committee procedures, Beacon's proposed fee in connection with the assignment and the commitment of senior personnel of that firm to work on the assignment. For a description of the terms of Beacon's engagement see "--Opinion of Financial Advisor to the Special Committee." Shortly after their retention by the Special Committee, each of Beacon and Cleary, Gottlieb commenced a due diligence review of the Company and the Proposed Transaction.

     At a meeting held on April 21, 1998, the Special Committee unanimously ratified the retention of Beacon and Cleary, Gottlieb to serve as advisors to the Special Committee. At the meeting, Beacon reported on the progress of its due diligence investigation. Beacon's report included a summary of Beacon's tours of certain of the Company's facilities and meetings held with Mr. Farace, members of the Company's executive operating committee, and representatives of the consulting firm that assisted the Company in connection with the Crain Acquisition and the subsequent integration process. Beacon also reviewed information it had received concerning, among other things, the background and history of the Company, certain operating results, budgets and projections for the Company obtained from management of the Company, the reorganization of the Company's business units effected after the Crain Acquisition, the Company's management information systems and accounting and control policies, the Company's relationship with its primary suppliers of raw materials, various fees paid by the Company to Trace and its affiliates, issues arising in connection with certain past acquisitions and dispositions of businesses by the Company, potential synergies and costs resulting from the Crain Acquisition, and the Company's reported progress with respect to the integration of the Crain businesses with those of the Company. Representatives of Beacon also reported that in order to conduct the analyses necessary to determine the fairness from a financial point of view of the Proposed Transaction, an updated financial forecast for the Company would be necessary, and the Special Committee authorized Beacon to request such forecast from management of the Company. Cleary, Gottlieb then reported on the progress of its legal due diligence review and certain legal and structuring issues raised by the draft of the Merger Agreement that had been provided to Cleary, Gottlieb by Willkie Farr. The Special Committee, Cleary, Gottlieb and Beacon also discussed the conduct of further legal and financial due diligence.

     On April 21, 1998, each member of the Special Committee, based in part on advice received from Cleary, Gottlieb, entered into an indemnification agreement with the Company, pursuant to which the Company agreed to indemnify and hold such member harmless with respect to certain acts and omissions taken by such member as a director of the Company or member of the Special Committee.


     On May 11, 1998, Trace retained Rhone Group LLC ("Rhone") to act, together with DLJ and JP Morgan, as its financial advisor in connection with the Proposed Transaction.

     On May 4, May 11, May 14 and May 18, 1998, representatives of Beacon met with various representatives of Trace, including Mr. Cogan, and representatives of Willkie Farr and Rhone, to review a variety of matters related to the Proposed Transaction and Beacon's financial due diligence review, including the structure of the Proposed Transaction and the related financing, the history of the Company, Trace's exploration of a possible sale of the Trace Shares in 1995 discussed above and Trace's forecast for the Surviving Corporation. During this period, Mr. Cogan expressed his confidence that the financing for the Proposed Transaction on the terms set forth in the Commitment Letter and the Highly Confident Letter would be completed. Mr. Cogan also reiterated that Trace's interest in the Company was not for sale.

     On May 13, 1998, representatives of Beacon met with Mr. Farace, during which meeting Mr. Farace provided and explained the five-year forecast requested by Beacon following the April 21, 1998 meeting of the Special Committee.

     On May 21, 1998, the members of the Special Committee, along with representatives of Beacon and Cleary, Gottlieb, met with representatives of Willkie Farr and financial officers of Trace to further review the structure of the Proposed Transaction, including the proposed financing thereof.

     On May 27, 1998, representatives of Beacon and Cleary, Gottlieb along with representatives of Trace and Willkie Farr, met with representatives of DLJ, ScotiaBank and SCM to discuss the structure and feasibility of the financing described in the Commitment Letter and the Highly Confident Letter. At such meeting representatives of each of DLJ, ScotiaBank and SCM expressed confidence that the financing would be completed on the terms set forth in the Commitment Letter and the Highly Confident Letter.


     At a May 29, 1998 meeting of the Special Committee attended by representatives of Beacon and Cleary, Gottlieb, representatives of Beacon reported to the Special Committee on the status of Beacon's financial due diligence investigation to date. Representatives of Beacon also mentioned as a factor considered in Beacon's continuing analyses, the Company's history of failing to meet forecasts and budgets prepared by management. In particular, Beacon noted that the Company failed to meet its forecasts for net sales, gross profit and earnings by substantial margins in each of fiscal 1995 and 1997 and failed to meet its forecasts for gross profits and earnings in fiscal 1996. See "--Recommendation of the Special Committee; Fairness of the Merger." In addition, Beacon cited the Trace Stockholders' ownership of 45.8% of the Company's common stock, Mr. Cogan's control of Trace and his expressed unwillingness to sell his interest as factors which serve to inhibit third party interest in an acquisition of the Company. Beacon noted that as a result of these factors, and with the Special Committee's approval, it had not contacted third parties to ascertain their interest in a combination with the Company. Representatives of Beacon then reviewed the preliminary results of certain valuation analyses conducted to date including analyses based on Trace's forecasts (the "Trace Forecasts") for the Company. The Special Committee discussed the Trace Forecasts with Beacon, and noted in particular that such forecasts were prepared by Trace for the purpose of arranging financing for the Merger and although based on information provided by the Company, were not prepared with any direct involvement by the Company. See "--Preliminary Valuation Analyses Performed by Beacon." Beacon indicated that although they were not yet prepared to render a formal opinion regarding the Proposed Transaction, and that additional analyses were required before they would be in a position to do so, they had reached a preliminary conclusion, based on the valuation analyses performed to date, that Trace's offer to pay $17.00 per Public Share was not fair to the Public Stockholders from a financial point of view. Beacon reported to the Special Committee that it would perform additional analyses over the next few days and shortly thereafter would be in a position to make a definitive report to the Special Committee. Beacon did not indicate a minimum price per Public Share at which it would be prepared to opine that an offer from Trace would be fair from a financial point of view to the Public Stockholders. Following the report by Beacon, Cleary, Gottlieb reported on the progress of its due diligence investigation and certain legal and structuring issues raised by the draft Merger Agreement were discussed. The Special Committee decided not to begin negotiations with respect to the draft Merger Agreement until further progress was made with respect to the financial terms of the Proposed Transaction.


     On June 2, 1998, the members of the Special Committee conferred by telephone with representatives of Beacon and Cleary, Gottlieb, and the Special Committee decided to inform Trace that, if the Special Committee were to request an opinion, Beacon would opine that Trace's offer was not fair to the Public Stockholders from a financial point of view.

     On June 3, 1998, the Special Committee met with Mr. Cogan and informed him of that determination. Also on June 3, 1998, representatives of Beacon and Cleary, Gottlieb met with Karl Winters, Vice President--Finance of Trace, Robert Agostinelli of Rhone, and representatives of Willkie Farr, during which meeting Beacon reported its position that Trace's offer was not fair to the Public Stockholders. Without indicating a minimum price per Public Share that would be acceptable to the Special Committee or at which Beacon would be prepared to opine that an offer from Trace would be fair from a financial point of view to the Public Stockholders, Beacon presented certain of its valuation analyses and indicated that, based on such analyses and certain other factors, the Special Committee would consider favorably an offer significantly in excess of $20.00 per Public Share. Mr. Agostinelli indicated that he believed that a price in excess of $17.00 per Public Share was not justified, noting, among other things, that no third party buyer for the Company had come forward since the Proposed Transaction was publicly announced on March 16, Trace's exploration of a possible sale of the Trace Shares in 1995 discussed above did not result in a successful transaction, no third party would be willing to purchase the Public Shares so long as Trace held 45.8% of the Common Stock, the Common Stock currently was trading at a level below the offer price and the proposed offer price constituted a substantial premium over the pre-offer trading price of the Common Stock.

     Later on June 3, 1998, Mr. Agostinelli contacted representatives of Beacon and suggested that if the Special Committee believed the Company was worth significantly in excess of $20.00 per share of Common Stock, Trace may be willing to suspend the negotiation process for two weeks in order to allow the Special Committee, acting through Beacon, to attempt to locate a buyer willing to pay that price for all outstanding shares of Common Stock. Following such conversation, the members of the Special Committee conferred with representatives of Beacon and Cleary, Gottlieb, and representatives of Cleary, Gottlieb discussed the matter with representatives of Willkie Farr. After consultation with Beacon and Cleary, Gottlieb, the Special Committee rejected the proposal because in the judgment of the Special Committee two weeks was too short a period to locate and negotiate with potential buyers and because Trace indicated to the Special Committee that although it would suspend negotiations with respect to the Proposed Transaction it was unwilling to commit in advance to a sale of the Trace Shares, and as a result, in the judgment of the Special Committee, potential buyers would be unwilling to incur the expense necessary to make a bona fide offer to purchase the Common Stock.

     On June 4, 1998, representatives of Beacon contacted Mr. Agostinelli by telephone and requested to meet the following day to further discuss the valuation issues raised at the meeting held on June 3. On June 5, 1998, Mr. Agostinelli contacted representatives of Beacon by telephone, deferred the meeting scheduled for that day, and suggested that instead representatives of Cleary, Gottlieb and Willkie Farr meet to discuss the terms of the draft of the Merger Agreement previously provided to the Special Committee during which time Rhone would conduct additional valuation analyses. Later that day, representatives of Cleary, Gottlieb conferred with Mr. Gutfreund and representatives of Beacon by telephone regarding certain issues raised by the draft Merger Agreement.

     On June 6, and June 7, 1998, representatives of Cleary, Gottlieb and Willkie Farr commenced negotiations with respect to the terms of the draft Merger Agreement. Substantial changes were made to the draft Merger Agreement as a result of such negotiations, including the elimination of certain representations and warranties of the Company and the elimination of certain conditions to Trace's obligation to consummate the Merger. On behalf of the Special Committee, Cleary, Gottlieb requested, among other things, to (i) condition consummation of the Merger on the affirmative vote of holders of a majority of the Public Shares, (ii) condition consummation of the Merger on the receipt by the Board of Directors of an opinion (the "Solvency Opinion"), rendered by a firm experienced in such matters, substantially to the effect that the Surviving Corporation would be solvent following consummation of the Merger, would have sufficient capital to conduct its ongoing business and would be able to pay its debts as they came due, (iii) eliminate provisions in the draft providing for a $45 million termination fee to be paid by the Company to Trace under certain circumstances in the event that the Merger is not consummated, and (iv) provide that Trace bear the expenses of the Company in the event the Merger is not consummated. On behalf of Trace, Willkie Farr refused these requests.

     On June 11, 1998, representatives of Beacon met with Mr. Agostinelli and Mr. Winters. After further discussions regarding the appropriate valuation of the Company, Mr. Agostinelli stated that Trace would consider making two alternative offers. Under the first alternative: (i) Trace would pay $17.00 per Public Share, (ii) consummation of the Merger would be conditioned on the affirmative vote of holders of a majority of the Public Shares, and (iii) the Merger Agreement would provide for a $15 million termination fee payable to Trace under certain circumstances in the event the Merger is not consummated. Under the second alternative: (i) Trace would pay $17.50 per Public Share, (ii) consummation of the transaction would not be conditioned on the affirmative vote of holders of a majority of the Public Shares, and (iii) the Merger Agreement would provide for a $30 million termination fee payable to Trace under certain circumstances in the event the Merger is not consummated. In either case, in the event the Merger is not consummated, Trace would be responsible for all of its and the Company's expenses, unless the Company materially breached the Merger Agreement or a material adverse effect on the Company had occurred, in which case, the Company would be responsible for all such expenses. Following the meeting, Beacon conferred with Mr. Gutfreund and representatives of Cleary, Gottlieb regarding its conversation with Messrs. Agostinelli and Winters, and Mr. Gutfreund conferred with Mr. Hay.

     On June 12, 1998, a representative of Trace contacted Mr. Gutfreund and indicated that Trace was under timing pressure with respect to the proposed financing for the Merger and unless an agreement was reached with respect to a transaction shortly, Trace would be forced to withdraw its offer. Such representative also indicated that Trace might be willing to pay up to $17.75 per Public Share.

     On June 16, 1998, representatives of Beacon contacted Mr. Farace by telephone for the purpose of updating their financial due diligence investigation. During such conversation, Mr. Farace discussed the Company's recent performance and reaffirmed his confidence in the forecast previously provided to Beacon by the Company.

     At a June 16, 1998 meeting of the Special Committee, attended by representatives of Beacon and Cleary, Gottlieb, representatives of Beacon reported on the telephone conversation earlier that day with Mr. Farace and further reported that Beacon had updated its analyses to take into account Mr. Farace's report and the recent stock price performance of certain companies comparable to the Company and the impact that performance had on such companies' valuation multiples. Representatives of Beacon indicated that, based on their updated analyses, if asked by the Special Committee, Beacon would opine that an offer to pay the Public Stockholders $17.75 per Public Share, if made, would not be fair to the Public Stockholders from a financial point of view. Beacon did not indicate a minimum price per Public Share at which it would be prepared to opine that an offer from Trace would be fair from a financial point of view to the Public Stockholders. Representatives of Beacon then discussed various alternatives that the Special Committee might consider proposing to Trace. Representatives of Beacon suggested that Trace could increase the value of its offer without having to raise additional funds by including zero-coupon debt securities in the package of consideration offered to the Public Stockholders. The Special Committee decided that Beacon should study that alternative and report back to the Special Committee within the next two days.

     On June 18, 1998, the Special Committee held a meeting by teleconference, in which representatives of Cleary, Gottlieb and Beacon participated. Beacon explained a structure pursuant to which Trace would use zero-coupon debt securities to increase the consideration offered to the Public Stockholders. Later that day, at the request of the Special Committee, representatives of Beacon discussed that possibility with Mr. Agostinelli.

     On June 19, 1998, representatives of Willkie Farr advised the Special Committee that the use of zero-coupon debt securities would be unacceptable to Trace. Such representatives further indicated that Trace was considering increasing its offer to $18.00 per Public Share; however, they also indicated that such offer would not be so increased unless all the open Merger Agreement issues, including the termination fee, were resolved in favor of Trace. Willkie Farr requested that the Special Committee advise Trace with respect to its views on such potential increase in Trace's offer by noon on Monday, June 22, 1998, and that after that time, Mr. Cogan intended to call a special meeting of the Board of Directors. The Special Committee then conferred with representatives of Cleary, Gottlieb and Beacon, and it was decided that Beacon would conduct further discussions with Mr. Agostinelli and Trace in an attempt to reach an agreement with respect to the offer price and the open Merger Agreement issues.

     On June 20 and June 21, 1998, representatives of Beacon and Mr. Agostinelli had several conversations regarding the valuation of the Company. During those conversations representatives of Beacon communicated the position of the Special Committee that an offer of $18.00, if made, would not be recommended by the Special Committee in light of Beacon's and the Special Committee's views regarding the Company. Beacon did not indicate a minimum price per Public Share that would be acceptable to the Special Committee or at which Beacon would be prepared to opine that an offer from Trace would be fair from a financial point of view to the Public Stockholders.



     On June 22, 1998, a representative of Willkie Farr informed Cleary, Gottlieb that the noon deadline previously set by Trace would be extended for an indefinite period of time to permit further negotiation. That same day, Richards, Layton & Finger and Willkie Farr, as counsel for certain of the defendants in the Stockholder Litigation, spoke to counsel for the Plaintiffs in the Stockholder Litigation (see "Summary--Special Factors--Stockholder Litigation" and "Stockholder Litigation") to determine if the Stockholder Litigation could be resolved. In conjunction with such settlement negotiations, Plaintiffs' counsel requested and were provided with and reviewed extensive documents relating to the Company and the Proposed Transaction that had previously been provided to the Special Committee, which documents consisted primarily of closing documents relating to the GFI Transaction and the Crain Acquisition. The following day a meeting was held concerning the Company and the Proposed Transaction, at which meeting a representative from Trace discussed the Company's forecasts and the Trace Forecasts for the Company with Plaintiff's counsel and their expert. See "--Preliminary Valuation Analyses Performed By Beacon" and "Certain Projected Financial Data." In conjunction with this meeting, Plaintiffs' counsel and their expert also made a presentation to the representatives of the defendants who were present concerning their view of the Company and the Proposed Transaction. Plaintiffs' counsel also made certain proposals relating to the possible settlement of the Stockholder Litigation, including the demand that the price to be paid by Trace per Public Share of the Company's common stock should be increased to $18.75. Later that day, settlement negotiations among representatives of Willkie Farr and Plaintiffs' counsel followed which resulted in an agreement in principle to settle the Stockholder Litigation in accordance with certain terms and conditions which were thereafter memorialized in a written Memorandum of Understanding, dated June 25, 1998. See "Stockholder Litigation" for further discussion.

     On June 22, 1998, Mr. Winters informed representatives of Beacon and Cleary, Gottlieb that Trace would consider making an offer of $18.50 per Public Share if all the open issues discussed above with respect to the Merger Agreement, including the termination fee, were resolved in favor of Trace. Subsequently, a meeting of the Special Committee was held at the offices of Beacon during which Mr. Winters' proposal was considered. It was decided that the Special Committee, through Beacon, would indicate that an offer of at least $18.75 per Public Share would be acceptable to the Special Committee, but that with respect to the open Merger Agreement issues, any termination fee provision would have to be limited to $30 million and structured so that the circumstances under which such fee would be paid to Trace would be limited to circumstances under which it is likely that the Public Stockholders would receive payments (other than from Trace) in respect of the Public Shares. That proposal subsequently was communicated to Mr. Agostinelli by representatives of Beacon. Later that same day, Mr. Winters reported to Beacon that Trace would be prepared to make an offer of $18.75 per Public Share and would be prepared to agree to certain of the Special Committee's requests with respect to the open Merger Agreement issues, including circumstances under which the termination fee would be payable. Mr. Winters also reported that Trace's willingness to pay the increased consideration took into account the expectation that the Stockholder Litigation would be resolved satisfactorily.

     Further discussions were held between Cleary, Gottlieb and Willkie Farr regarding the Merger Agreement on June 23, 1998.

     At a June 24, 1998 meeting of the Special Committee, attended by representatives of Beacon and Cleary, Gottlieb, the potential offer of $18.75 per Public Share was discussed. Representatives of Beacon indicated that based on the negotiations to date and certain other factors, they believed it was unlikely that Trace would agree to pay more than $18.75 per Public Share, and that subject to the updating of certain of its analyses, Beacon explained that it would be prepared to deliver an opinion to the effect that an offer of $18.75 per Public Share was fair to the Public Stockholders from a financial point of view. Following the meeting, at the request of the Special Committee, a representative of Cleary, Gottlieb advised Willkie Farr that, subject to the resolution of the other aspects of the Merger Agreement, the Special Committee planned to hold a meeting the next day to consider recommending adoption of the Merger Agreement and the Merger based on Mr. Winters' last proposal, but that given Trace's position that consummation of the Merger would not be conditioned on delivery of a Solvency Opinion, the Special Committee would not address issues relating to the solvency of the Surviving Corporation and would condition the effectiveness of any recommendation of the Special Committee on the Board of Directors making the Solvency Determination.

     On June 24, 1998, representatives of Cleary, Gottlieb and Willkie Farr conducted further negotiations with respect to, and resolved, the remaining open Merger Agreement issues.

     On June 25, 1998, the Special Committee held a meeting attended by representatives of Beacon and Cleary, Gottlieb. Beacon presented its analyses which were updated to take into account the latest proposal made by Trace and the completion of its financial due diligence investigation of the Company. Beacon then rendered its written opinion to the effect that a price of $18.75 per Public Share to be received by the Public Stockholders in the proposed Merger was fair to the Public Stockholders from a financial point of view. See "--Opinion of Financial Advisor to the Special Committee." Cleary, Gottlieb reviewed the principal terms and conditions of the proposed Merger Agreement and reported to the Special Committee that a tentative settlement of the Stockholder Litigation had been reached on the assumption that the Merger Agreement would provide for the payment of $18.75 per Public Share. After a full discussion, the Special Committee unanimously determined that the Merger as set forth in the Merger Agreement is fair to the Public Stockholders, and unanimously resolved to recommend that the Board of Directors approve the Merger Agreement and the Merger; however, such determination and recommendation was made subject to and was conditioned upon the Solvency Determination being made by the Board of Directors.

     At a meeting of the Board of Directors held later in the afternoon of June 25, a representative of Beacon presented a summary of Beacon's analyses, and a representative of Cleary, Gottlieb reviewed the principal terms and conditions of the proposed Merger Agreement. Mr. Gutfreund then presented the determination and recommendation of the Special Committee. Presentations followed by Mr. Farace, regarding the recent financial and operating performance of the Company, and Mr. Cogan, regarding the Merger and the projected financial position of the Surviving Corporation following consummation of the Merger. After a full discussion, those members of the Board of Directors present at the meeting (Mr. Davignon being absent), including the members of the Special Committee, unanimously made the requisite Solvency Determination, and the determination and recommendation of the Special Committee with respect to the Merger and the Merger Agreement thereby became effective. Following further discussion, those members of the Board of Directors present at the meeting unanimously determined that the Merger was fair to, and in the best interests of, the Company and the Public Stockholders, and adopted resolutions to approve the Merger and approve and adopt the Merger Agreement and to recommend that the holders of Common Stock vote to approve the Merger and approve and adopt the Merger Agreement. The Merger Agreement was then executed and delivered by authorized representatives of the Company, Trace and Merger Sub.

     Later on June 25, 1998, following the close of trading of the Common Stock on Nasdaq, the Company and Trace issued separate press releases disclosing that the Company and Trace had executed the definitive Merger Agreement pursuant to which Trace would acquire all the Public Shares at price of $18.75 per Public Share in cash.

Purpose and Structure of the Merger

     Trace's purpose for the Merger is to acquire all the equity interests of the Company represented by the Public Shares for the reasons described below. Trace has advised the Company that, in connection with its proposal of the Merger, Trace did not consider any alternatives that would have allowed the Public Stockholders to maintain an equity interest in the Company. In the Merger, each Public Share will be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest. In determining to acquire the Public Shares at this time, Trace focused on a number of factors, including that the transaction would (i) create a deeper, more diverse management group with a more efficient capital structure; (ii) provide for a simpler management reporting process; (iii) allow Trace to capture all of the Company's earnings and cash flow; (iv) reduce public equity compliance costs and (v) yield potential overhead savings.

     The Company's purpose for the Merger is to provide to the Company's Public Stockholders the opportunity to sell all of their Common Stock at a price which represents a substantial premium over trading prices in effect immediately prior to the announcement of the Merger.

     The acquisition of the Public Shares has been structured as a cash merger in order to provide a prompt and orderly transfer to Trace of ownership of the equity interests represented by the Public Shares and in order to facilitate financing of the Merger and the transactions contemplated thereby. The structure of the Merger also (i) ensures the acquisition by Trace and its affiliates of all the outstanding Public Shares and (ii) provides a cash payment at a premium price to all holders of outstanding Public Shares.

     Following the Merger, it is anticipated that the Common Stock will be delisted from Nasdaq and the registration of such securities under the Exchange Act will be terminated, thereby allowing the Company to eliminate certain overhead costs (including the time devoted by its employees and the fees and expenses of various professional advisors and service providers of the Company) which relate exclusively to the Company being a public company. See "--Plans for the Company after the Merger" and "--Certain Effects of the Merger."

Recommendation of the Special Committee; Fairness of the Merger

     At a meeting duly called and held on June 25, 1998, the Special Committee unanimously determined that the Merger as set forth in the Merger Agreement is fair to the Public Stockholders and recommended that the Board of Directors approve the Merger Agreement and the Merger. In reporting to the Board of Directors, however, the Special Committee noted specifically that in its consideration of the Merger Agreement and the Merger, the Special Committee and the opinion of the Special Financial Advisor did not address certain issues related to the solvency and financial viability of the Surviving Corporation following the consummation of the transactions contemplated by the Merger Agreement (including any related financing transactions). See "--Background of the Merger." Accordingly, the determination and recommendation of the Special Committee with respect to the Merger and the Merger Agreement was made by the Special Committee subject to and was conditioned on the Solvency Determination being made by the Board of Directors.

     At the meeting of the Board of Directors held on June 25, 1998, presentations were made by Andrea Farace, the Chairman and Chief Executive Officer of the Company, regarding the recent financial and operating performance of the Company, and Marshall S. Cogan, the Chairman and Chief Executive Officer of Trace, regarding the Merger and the projected financial position of the Surviving Corporation after consummation of the Merger. Following such presentations, the Board of Directors, including the members of the Special Committee, made the Solvency Determination, and as a result, the determination and recommendation of the Special Committee with respect to the Merger and the Merger Agreement became effective. See "--Background of the Merger."

     In making its determination and in recommending that the Board of Directors approve the Merger Agreement and the Merger, the Special Committee considered the following material factors:

     (i) The Special Committee considered the historical results of operations of the Company for the period from January 1, 1993 through April 30, 1998 (including pro forma results for the Crain Acquisition for fiscal

   1997 and the first quarter of 1998). In considering these results, the Special Committee placed particular emphasis on the volatility of the Company's results of operations over such period, the decline in annual operating earnings as compared to those of the previous year experienced in each of 1995 and 1997, and the Company's failure to meet the net income expectations of securities analysts during the past several years. The Special Committee concluded that these factors supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (ii) The Special Committee noted that the five-year forecast with respect to the Company's operating and financial performance delivered to the Special Committee and its financial advisor by management of the Company, the opportunities and potential synergies presented by the Crain Acquisition, and the recent restructuring of the Company's business units may have supported a higher value per Public Share than that offered by Trace and therefore may have been a negative factor in connection with its consideration of the Merger Agreement and the Merger. The Special Committee, however, considered the Company's prospects in light of the execution risks involved in the integration of the businesses acquired in the Crain Acquisition with the existing businesses of the Company and the Company's substantial under-performance relative to the budgets and forecasts prepared by management (although the Special Committee noted that there had been subsequent changes in management as discussed in paragraph
   (viii) below) in two of the three preceding fiscal years. In particular, with respect to forecasts, the Special Committee noted that (i) Net Sales were 9.8% and 8.0% below the amount forecasted by management in fiscal 1995 and 1997, respectively, (ii) the Company's Gross Profit was 52.7% , 1.3% and 78.6% below the amount forecasted by management in fiscal 1995, 1996 and 1997, respectively, (iii) EBITDA was 109.1% , 0.8% and 38.2% below the amount forecasted by management in fiscal 1995, 1996 and 1997, respectively, and (iv) EBIT was 195.1% , 0.7% and 46.7% below the amount forecasted by management in each of fiscal 1995, 1996 and 1997, respectively. As a result, the Special Committee concluded, after balancing the potential opportunities and risks faced by the Company as well as the Company's past performance relative to its forecasts, that the Company's prospects supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (iii) The opinion of Beacon (attached as Appendix B hereto), the financial advisor to the Special Committee, to the effect that, as of the date of such opinion, a price of $18.75 per Public Share was fair to the Public Stockholders from a financial point of view, and certain financial analyses which Beacon presented to the Special Committee, supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger. See "--Opinion of Financial Advisor to the Special Committee" for a detailed description of certain of the analyses performed by Beacon, as well as a description of the opinion and the terms of Beacon's engagement.

     (iv) The Special Committee considered the fact that, in the letter to the Board of Directors making its initial offer to purchase the Public Shares on March 16, 1998, Trace expressly stated its unwillingness to sell the Trace Shares to a third party, thereby effectively precluding a sale of control of the Company. In the judgment of the Special Committee and Beacon, it was highly unlikely that any third party would offer to purchase all of the Public Shares at a price comparable to, or in excess of, the Merger Consideration or attempt to enter into any other alternative transaction with the Company or the Public Stockholders, so long as Trace and its affiliates continued to hold an effective control stake in the Company. The Special Committee concluded that this factor supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (v) The Special Committee considered the fact that since Trace's offer was first made on March 16, 1998, no third party approached the Special Committee or its advisors with respect to a potential acquisition of the Company or the Public Shares. The Special Committee concluded that this factor supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (vi) The Special Committee considered the fact that Trace's exploration of a possible sale of the Trace Shares in 1995 did not result in any transaction. The Special Committee concluded that this factor supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (vii) The Special Committee considered the trading history of the Common Stock since the Company's initial public offering in December 1993, with particular emphasis on (a) the fact that the Merger Consideration represents a 35.1% premium over the closing price of the Common Stock on Nasdaq on March 13, 1998, the last trading day prior to Trace's initial offer, and a 37.9% premium over the average closing price of the Common Stock on Nasdaq over the thirty trading day period ending on March 13, 1998, (b) the high volatility of the market price for the Common Stock since the Company's initial public offering, (c) the Common Stock's consistent under-performance relative to the stock market as a whole as well as certain indices composed of companies deemed comparable to the Company by Beacon, (d) the relatively low trading volume in the Common Stock, and (e) the possibility that the price of the Common Stock was adversely affected by Trace's ownership of the Trace Shares. The Special Committee concluded that these factors supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (viii) The Special Committee considered the recent turnover in the senior management of the Company, including the appointment of a new Chairman and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during the past year, and the lack of foam industry experience of certain new senior managers, including the Chairman and Chief Executive Officer, in light of the near-term and strategic challenges facing the Company, including the integration process in connection with the Crain Acquisition and the Company's recent restructuring of its business units. The Special Committee concluded that these factors supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (ix) The Special Committee considered the history of negotiations between Trace and the Special Committee with respect to the Merger and the Merger Agreement that, among other things, resulted in an increase in Trace's offer from $17.00 to $18.75 per Public Share. The Special Committee concluded, based on such negotiations, that Trace would not pay more than $18.75 per Public Share, which in the Special Committee's judgment supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger. See "--Background of the Merger."

     (x) The Special Committee considered the terms of the Merger Agreement (in addition to the amount of Merger Consideration), and on balance, the Special Committee concluded that the terms of the Merger Agreement (other than the Merger Consideration), on their own, did not support a recommendation that the Board of Directors approve the Merger Agreement and the Merger. The Special Committee noted that while certain of such terms of the Merger Agreement had been improved during the course of the negotiation process, there were certain other significant terms that it unsuccessfully sought to change in the Merger Agreement. For instance, as discussed in more detail below, the Special Committee unsuccessfully sought to eliminate the termination fee and sought to include as a condition to consummation of the Merger that the Merger be approved by the affirmative vote of holders of a majority of the Public Shares. However, the Special Committee concluded, based on the negotiations, that Trace was not willing to change those terms and, therefore, that in the absence of those terms the Public Stockholders would not be able to receive the Merger Consideration of $18.75 per Public Share in cash.

     (xi) The Special Committee considered the historical cyclicality of the automotive and home furnishings sectors, the two primary markets for the Company's products, and the effect such cyclicality might have on the Public Stockholders in the future in the absence of the Merger. Given the mitigating factor that a high percentage of the Company's costs are variable costs and the fact that the Special Committee could not predict the timing or extent of future business cycles, the Special Committee concluded that, on balance, this was a substantially neutral factor with respect to its consideration of the Merger Agreement and the Merger.

     (xii) The Special Committee considered the highly competitive nature of the foam market and the inelastic nature of demand for the Company's products, in light of recent pricing pressure exerted by customers in the automotive sector. The Special Committee concluded that this factor supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (xiii) The Special Committee considered the fact that the Company is highly-leveraged, with particular emphasis on the resulting limitations on the financial and operating flexibility of the Company and the resulting risks to the holders of Public Shares in the event of a decrease in the Company's cash flows. The Special Committee concluded that this factor supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (xiv) The Special Committee concluded that the Company's history of acquisitions and divestitures and the resulting complex corporate structure and potential contingent liabilities supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (xv) The Special Committee considered the fees paid by the Company to Trace and its affiliates under inter-company service agreements and other arrangements. The Special Committee noted on the one hand that the provision of these services by Trace created certain efficiencies for the Company and on the other hand that it was likely that the Company could have obtained certain of these services at fees less expensive than those paid to Trace. The Special Committee concluded that, on balance, this was a substantially neutral factor with respect to its consideration of the Merger Agreement and the Merger.

     (xvi) The Special Committee considered the uncertainty regarding the prices of key raw materials used in the manufacture of the Company's products. Given recent supply/demand dynamics which appear to favor chemical consumers, the Special Committee concluded that, on balance, this was a substantially neutral factor with respect to its consideration of the Merger Agreement and the Merger.

     (xvii) The Special Committee considered the fact that following negotiations between plaintiffs' counsel and Trace a tentative settlement was reached with respect to the Stockholder Litigation on the assumption that the Merger Agreement would provide for the payment of $18.75 per Public Share. The Special Committee concluded that this factor supported a recommendation that the Board of Directors approve the Merger Agreement and the Merger.

     (xviii) As discussed more fully below, the Special Committee considered the fact that Trace's obligation to consummate the Merger is contingent on its ability to obtain adequate financing. The Special Committee concluded that, on balance, the related financing risk was a negative factor with respect to its consideration of the Merger Agreement and the Merger.

     (xix) The Special Committee considered several recent events impacting the Company's business, including the fire at the Company's Orlando, Florida facility and the General Motors Corporation strike which was ongoing at the time the Special Committee made its determination. As certain of these events would result in opportunities for the Company and others would result in decreased sales and/or increased costs, the Special Committee concluded that, on balance, this was a substantially neutral factor with respect to its consideration of the Merger Agreement and the Merger.

     In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Agreement, the Special Committee did not find it practicable to quantify or assign relative weights to the factors considered in its assessment of the Merger and the Merger Agreement, and accordingly, the Special Committee did not do so.

     As mentioned above, the Special Committee considered as an important element of its assessment of the Merger and the Merger Agreement, among the other factors described in this section, the analyses and opinion of its financial advisor as to the fairness of the Merger Consideration. See "--Opinion of Financial Advisor to the Special Committee." The Special Committee placed emphasis on the analyses performed by Beacon with respect to the Company's results of operations for the twelve months ended March 31, 1998 computed on a pro forma basis to include the businesses acquired in the Crain Acquisition. The Special Committee noted the fact that the Merger Consideration exceeds the upper limit of each valuation range computed by Beacon based on such pro forma results. In evaluating the analyses performed by Beacon based on the forecasts provided by management, the Special Committee noted that, depending on the analysis performed, the Merger Consideration was either within, above or below the valuation range. In particular, the Special Committee noted that the Merger Consideration was above the valuation range based on management forecasts in the following cases: (i) the application of multiples for certain publicly-traded automotive interior components companies selected by Beacon for comparison (defined below as the "Automotive Comparable Companies") to forecasted 1998 EBITDA, and (ii) Beacon's leveraged buyout analysis. The Special Committee noted that the Merger Consideration was within the valuation range based on management forecasts in the following cases: (i) the application of multiples for certain publicly traded home furnishings companies selected by Beacon for comparison (defined below as the "Home Furnishings Comparable Companies") to forecasted 1998 EBITDA, (ii) the application of multiples for certain merger and acquisition transactions involving companies in the home furnishings industry selected by Beacon for comparison (defined below as the "Home Furnishings Comparable Transactions") to forecasted 1998 EBITDA, (iii) the application of multiples for such Home Furnishings Comparable Transactions to forecasted 1998 EBIT, (iv) Beacon's future equity value methodology and (v) Beacon's discounted cash flow analysis. The Special Committee noted that the Merger Consideration was below the valuation range based on management forecasts in the following cases: (i) the application of multiples for the Automotive Comparable Companies to forecasted 1998 EBIT, (ii) the application of multiples for the Home Furnishings Comparable Companies to forecasted 1998 EBIT, (iii) the application of multiples for the Automotive Comparable Companies to forecasted 1998 Net Income, (iv) the application of multiples for the Home Furnishings Comparable Companies to forecasted 1998 Net Income, (v) the application of multiples for the Automotive Comparable Companies to forecasted 1998 Net Income, including an average premium for going private transactions, (vi) the application of multiples for the Home Furnishings Comparable Companies to forecasted 1998 Net Income, including an average premium for going private transactions, (vii) the application of multiples for the Automotive Comparable Companies to forecasted 1999 Net Income, (viii) the application of multiples for Home Furnishings Comparable Companies to forecasted 1999 Net Income, (ix) the application of multiples for Automotive Comparable Companies to forecasted 1999 Net Income, including an average premium for going private transactions, (x) the application of multiples for Home Furnishings Comparable Companies to forecasted 1999 Net Income, including an average premium for going private transactions, and (xi) the application of multiples for certain merger and acquisition transactions involving companies in the automotive interior components industry (defined below as the "Automotive Comparable Transactions") to 1998 forecasted EBITDA and to 1998 forecasted EBIT.

     In considering these various analyses, including those analyses which led to valuation ranges above the Merger Consideration, the Special Committee noted that fairness analysis is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis, the application of those methods to particular circumstances and the synthesis of those methods into a conclusion concerning fairness. The Special Committee noted that Beacon, its independent financial advisor, had concluded based on its complete analysis, as to which the foregoing analyses were only part, that the Merger Consideration is fair to the Public Stockholders from a financial point of view. In addition, the Special Committee noted that all the primary analyses performed by Beacon that resulted in valuation ranges above the Merger Consideration were based on management forecasts. The Special Committee evaluated such analyses in light of all other analyses presented by Beacon as well as a variety of other factors including the execution risks involved in the integration of the businesses acquired in the Crain Acquisition with the existing businesses of the Company, the Company's substantial underperformance relative to the budgets and forecasts prepared by management in two of the three preceding fiscal years, and the recent turnover in senior management of the Company. Based on these considerations taken together, the Special Committee concluded that the Merger is fair to the Public Stockholders from a financial point of view. See "--Background of the Merger."

     As noted above, in its assessment of the Merger Agreement and the Merger, the Special Committee considered the terms and conditions set forth in the Merger Agreement (in addition to the amount of Merger Consideration provided for in the Merger Agreement). The Special Committee noted that the extensive negotiation by the Special Committee and its advisors with Trace and its advisors resulted in substantial changes to the Merger Agreement originally proposed by Trace, and the Special Committee believed, following such negotiations, that Trace was unwilling to make further material changes in the Merger Agreement. See "--Background of the Merger." Changes to the Merger Agreement resulting from the negotiations include elimination of certain representations and warranties of the Company and the elimination of certain conditions to Trace's obligation to consummate the Merger. Among other things, in evaluating the terms and conditions of the Merger Agreement (other than the amount of the Merger Consideration), the Special Committee considered the advice of its financial and legal advisors that the termination fee provision set forth in the Merger Agreement is not a typical provision in transactions whereby a controlling shareholder agrees to acquire the publicly-held shares of a company, and that such provision may result in a substantial payment to Trace under certain circumstances if the Merger is not completed. See "The Merger Agreement." As a result, the Special Committee considered the termination fee a negative factor in connection with its analysis of the Merger Agreement and the Merger. However, there were certain factors that reduced the significance of the termination fee in the Special Committee's analysis. In considering the potential effect of the termination fee, the Special Committee noted that Trace had expressly stated its unwillingness to sell the Trace Shares and that no third party had expressed interest in an acquisition of the Company or the Public Shares since Trace made its initial offer to acquire the Public Shares through a merger on March 16, 1998. As a result, the Special Committee considered it highly unlikely that any third party would make an offer to purchase the Public Shares or participate in any other alternative transaction with the Company or the Public Stockholders following execution of the Merger Agreement, regardless of whether the Merger Agreement included a termination fee. The Special Committee also took into account the fact that representatives of Trace had stated that a termination fee was a condition of Trace's willingness to proceed with the Merger, and therefore the Public Stockholders would have been denied the opportunity to receive the Merger Consideration if the Special Committee refused to agree to include a termination fee in the Merger Agreement. The Special Committee also considered the fact that as a result of the negotiation process, the amount of such fee was reduced from $45 million to $30 million (although such reduced amount was still a higher percentage of the aggregate acquisition price than the Special Committee believes is customary in acquisitions generally) and the circumstances under which such fee would be paid were limited to circumstances under which it is likely that the Public Stockholders would be participating in a sale of their Public Shares to a third party as part of an acquisition at a price in excess of the Merger Consideration. See "The Merger Agreement" and "--Background of the Merger."

     In evaluating the terms and conditions of the Merger Agreement (other than the amount of the Merger Consideration), the Special Committee also considered the fact that, under the terms of the Merger Agreement, adoption of the Merger Agreement and approval of the Merger do not require an affirmative vote of holders of a majority of the Public Shares, and that such adoption and approval require only the affirmative vote of a majority of all the outstanding shares of Common Stock. In the course of its negotiations with Trace, the Special Committee unsuccessfully sought to include, as a condition to consummation of the Merger, a requirement that the Merger Agreement and Merger be approved by the affirmative vote of holders of a majority of the Public Shares. The Special Committee concluded that the absence of such requirement was a negative factor in connection with its consideration of the Merger Agreement and the Merger. In that regard, the Special Committee noted that, as of June 25, 1998, the Trace Stockholders beneficially owned, in the aggregate, approximately 45.8% of the outstanding shares of Common Stock and have agreed pursuant to the Merger Agreement to vote in favor of adoption of the Merger Agreement and approval of the Merger, and the directors and officers of Parent and the Company beneficially owned, in the aggregate, approximately 2.2% of the outstanding shares of Common Stock and, to the knowledge of the Company, each such director and officer intends to vote his or her shares in favor of adoption of the Merger Agreement and approval of the Merger. As a result, the Merger Agreement presumably will be adopted and the Merger approved at the Special Meeting even if holders of only approximately 4% of the Public Shares (other than the officers and directors referred to above) vote in favor of such adoption and approval. Nevertheless, the Special Committee believed that, with the assistance of its financial and legal advisors, it adequately represented the interests of the Public Stockholders and did not believe it was necessary to appoint an unaffiliated representative to act on behalf of the Public Stockholders in negotiating the terms of the Merger Agreement. Similarly, in view of the engagement of Beacon by the Special Committee, the Special Committee did not believe it was necessary to appoint any other unaffiliated representative to prepare a report regarding the fairness of the Merger Agreement and the Merger. In making these determinations, the Special Committee considered the extensive due diligence and negotiations conducted over three months by the Special Committee and its advisors that led to an increase in Trace's offer from $17.00 to $18.75 per Public Share. In addition, neither member of the Special Committee is employed or affiliated with the Company or Trace except as a director of the Company, and the Special Committee was advised and assisted by reputable, independent legal and financial advisors with whom the Special Committee consulted frequently and who played an active role in the consideration and negotiation of the Merger and the Merger Agreement by the Special Committee. See "--Background of the Merger."

     As noted above, the Special Committee considered the fact that Trace's obligation to consummate the Merger is contingent on Trace's ability to obtain adequate financing. In that regard, the Special Committee considered the fact that the Commitment Letter is subject to certain conditions (including satisfactory completion of due diligence and no material adverse change in the condition of the Company) and was scheduled to expire as of August 15, 1998 (Trace has subsequently obtained a new Commitment Letter scheduled to expire on October 15, 1998) and considered that the Highly Confident Letter is based on a number of assumptions (including that the Merger will be consummated on the terms originally proposed by Trace on March 16, 1998 and that favorable market conditions will exist at the time of the Merger) and is subject to certain conditions (including satisfactory completion of due diligence and no material adverse change in the condition of the Company). The Special Committee also considered the fact that as set forth in the Merger Agreement consummation of the Merger is conditioned on the ability of Trace to obtain adequate financing, and therefore consummation of the Merger is subject to the risk that such financing will not be obtained. However, the Special Committee considered several factors that tend to mitigate the financing risk to an extent. The Special Committee's financial and legal advisors met with representatives of Trace (including Mr. Cogan), the Company, ScotiaBank, DLJ and SCM at which meetings the representatives of each institution (including Mr. Cogan) indicated that such institution was confident that the financing will be completed as contemplated by the Commitment Letter and the Highly Confident Letter, and following negotiation of a price of $18.75 per Public Share to be paid in connection with the Merger, representatives of Trace subsequently reiterated their confidence that the financing will be completed as proposed. The members of the Special Committee and its legal and financial advisors also met with financial officers of Trace and Trace's counsel to discuss the structure and feasibility of such financing. See "--Background of the Merger." In addition, the members of the Special Committee and their independent financial advisor believe DLJ, ScotiaBank and SCM to be reputable financial institutions. Further, the Special Committee took into account the fact that the Merger Agreement obligates Trace to use its reasonable best efforts to obtain adequate financing to complete the Merger, so long as such financing is on terms and conditions and in amounts not materially less favorable to Trace than those set forth in the Commitment Letter and the Highly Confident Letter. See "The Merger Agreement."

     As described above, the Special Committee concluded that Trace's stated unwillingness to sell the Trace Shares to a third party effectively precluded a sale of control of the Company and made it highly unlikely that any third party would offer to purchase all of the Public Shares at a price comparable to the Merger Consideration. In that regard the Special Committee considered the statement made by a representative of Trace at one point during the course of the negotiations to the effect that if the Special Committee believed the Company was worth significantly in excess of $20.00 per share of Common Stock, Trace may have been willing to suspend the negotiation process for two weeks in order to allow the Special Committee , acting through Beacon, to attempt to locate a buyer willing to pay that price for all outstanding shares of Common Stock. See "--Background of the Merger." After consultation with its advisors, the Special Committee rejected the proposal because in the judgment of the Special Committee two weeks was too short a period to locate and negotiate with potential buyers and because Trace indicated to the Special Committee that although it would suspend negotiations with respect to the Proposed Transaction it was unwilling to commit in advance to a sale of the Trace Shares, and as a result, in the judgment of the Special Committee, potential buyers would be unwilling to incur the expense necessary to make a bona fide offer to purchase the Common Stock.

     The Special Committee took into consideration the fact that the Public Stockholders will not have the opportunity to participate in any future growth of the Company following consummation of the Merger, including any future growth resulting from the effects of the Crain Acquisition. The Special Committee noted, however, that because the Merger Consideration is to be paid in cash, following consummation of the Merger, the Public Stockholders will no longer be exposed to the risk that equity securities of the Surviving Corporation may decline in value.

     The Special Committee also was aware that the Trace Stockholders will be entitled to benefit from any increase in the value of the Company following the Merger by virtue of their equity interest in the Surviving Corporation and that certain representatives of Trace and certain members of the Company's management and Board of Directors will receive cash payments for the cancellation of stock options and the conversion of shares of Common Stock in connection with the Merger. See "--Interests of Certain Persons in the Merger." The Special Committee noted that in addition to Trace Shares held through Parent, Mr. Cogan personally beneficially owns 400,000 shares of Common Stock and options to purchase 500,000 shares of Common Stock, in respect of which he will personally be entitled to receive (after deducting the exercise price in respect of the options) $12,711,460 in the event the Merger is consummated. As a result of such interest in the Merger, the Special Committee recognized that such persons have existing or potential conflicts of interest with respect to the Merger. Accordingly, the Special Committee considered such conflicts in evaluating information received from such persons in connection with the Special Committee's analysis of the Merger and the Merger Agreement.

     In the course of its analyses, the Special Committee did not place substantial emphasis on the liquidation value of the Company or the net book value of the Company (which was $(109,993) at March 29, 1998) because it believed that those measures of net asset value had limited relevance in the determination of the value of a going concern such as the Company, and because there was no intention to liquidate or break up the Company. The Special Committee focused on the going concern value of the Company as reflected in, among other things, the analyses presented by Beacon.

     The Special Committee was created by resolution of the Board of Directors on March 16, 1998 for the sole purpose of determining the fairness and advisability of the Merger to the Public Stockholders. Pursuant to such resolution, the members of the Special Committee are entitled to a fee from the Company of $20,000 per month for serving on the Special Committee. Robert J. Hay, one of the two members of the Special Committee, beneficially owns 9,944 shares of Common Stock which will be exchanged for the Merger Consideration if the Merger is consummated.

Recommendation of the Board of Directors

     On June 25, 1998, by unanimous vote of all directors present and voting (Mr. Davignon was absent from the meeting), the Company's Board of Directors
(i) determined that the Merger and the transactions contemplated by the Merger Agreement are fair, equitable and in the best interests of the Company and the Public Stockholders, (ii) approved and adopted the Merger Agreement and (iii) recommended that the Public Stockholders vote in favor of the Merger. Each director of the Company who is not otherwise an employee or affiliate of the Company or Trace and who attended the July 25, 1998 meeting of the Board of Directors--Messrs. Gutfreund, Hay and Hershon--voted in favor of the Merger Agreement and the Merger. Mr. Davignon, who is not an employee of the Company or Trace but is an affiliate of a Trace creditor, did not attend the July 25 meeting and did not vote and has not subsequently been requested to vote with respect to the Merger Agreement and the Merger.

     In reaching these conclusions, the Board of Directors noted that (i) it appointed a Special Committee and directed such Special Committee, in part, to determine the advisability and fairness to the Public Stockholders of the Proposed Transaction, (ii) the Special Committee retained its own legal counsel and financial advisor and negotiated an over ten percent increase in the price to be paid by Trace per Public Share from $17.00 per share to $18.75 per share and (iii) upon Trace agreeing to pay $18.75 per Public Share, Plaintiffs' counsel agreed in principle to settle the Stockholder Litigation pursuant to a written Memorandum of Understanding, dated June 25,

1998. Thus, the Board of Directors based its conclusions listed above primarily
(x) on the recommendation and approval of the Special Committee (as discussed above) and (y) on the opinion delivered by Beacon to the Special Committee that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration was fair from a financial point of view to the Public Stockholders (as discussed below). In addition, in reaching these conclusions the Board of Directors also considered the settlement of the Stockholder Litigation at $18.75 per Public Share and presentations by the Company's management and legal counsel. The Board of Directors did not attach specific weights to such factors in reaching its conclusions. In considering the recommendation of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company and Trace have interests in the Merger which may present them with certain potential conflicts of interest in connection with the Merger. See "--Interests of Certain Persons in the Merger".

Opinion of Financial Advisor to the Special Committee

     Beacon has acted as financial advisor to the Special Committee in connection with the Merger. Beacon was selected by the Special Committee because of its expertise and reputation of its senior professionals in the areas of mergers and acquisitions, "going private" transactions and special committee procedures, Beacon's proposed fee in connection with the assignment and the commitment of senior personnel of the firm to work on the assignment. Beacon, as part of its strategic advisory business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate or other purposes.

     On June 25, 1998, Beacon delivered to the Special Committee an oral and written opinion that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration was fair from a financial point of view to the Public Stockholders.

     THE FULL TEXT OF THE BEACON OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEACON, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. PUBLIC STOCKHOLDERS ARE URGED TO READ THE BEACON OPINION IN ITS ENTIRETY. THE BEACON OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE PUBLIC STOCKHOLDERS AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE SUMMARY OF THE BEACON OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF.

     In arriving at its opinion, Beacon informed itself of aspects of the Company's business, operations, financial condition, prospects and management which it deemed appropriate and material. Beacon reviewed, among other things, the Merger Agreement; the Prospectus issued by the Company in connection with the initial public offering of its common stock in December 1993; Annual Reports to shareholders and Annual Reports on Form 10-K of the Company for each of the four fiscal years ended December 28, 1997; certain interim reports to shareholders and Quarterly Reports on Form 10-Q; various other communications from the Company to its shareholders; and certain internal financial analyses and financial forecasts for the Company prepared by its management, including those relating to the Company's December 1997 acquisition of Crain, the integration of Crain into the Company and the reorganization of the Company in 1998 following the acquisition of Crain. Beacon discussed the Company's business and prospects with the Company's senior management and with others it deemed appropriate, including senior management and other representatives of Trace. Beacon also discussed with such individuals the relationship of the Company and Trace, as well as inter-company transactions between the Company and Trace, including certain transactions in connection with the financing of the Merger pursuant to which it is anticipated that Trace would receive payments (in the form of loans, fees and advances) of approximately $120 million, of which $60 million would be an advance against future payments under tax sharing agreements. Beacon reviewed in outline form the proposed terms, conditions and structure of the financing for the proposed purchase of the Public Shares and had discussions with representatives of the principal sources of financing concerning their confidence in completing that financing. In addition, Beacon reviewed the reported price and trading activity for the Company's common stock; compared financial and stock market information for the Company with similar information for selected other companies whose securities are publicly traded and which Beacon deemed to be comparable to the Company in certain material respects; reviewed the financial terms of certain recent business combinations in industries and markets in which the Company participates; and performed such other studies and analyses as Beacon considered appropriate. Since Trace has informed the Company that the Trace Shares were not for sale, Beacon, with the approval of the Special Committee, did not contact third parties to ascertain their interest in a combination with the Company or in making a proposal which is competitive with the Merger.

     Beacon assumed and relied without independent verification on the accuracy and completeness of all of the financial and other information reviewed by it for purposes of the opinion. With respect to the Projections (as hereinafter defined) furnished to Beacon by the Company, Beacon assumed that they had been reasonably prepared on a basis which reflects the best current estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and relevant economic conditions. With respect to its analyses that utilized forecast 1998 financial results for the Company, Beacon used a range for earnings before interest and tax ("EBIT"), earnings before interest, tax, depreciation and amortization ("EBITDA") and Net Income based on the Projections provided by the Company and guidance provided by management of the Company. The relevant ranges of 1998 forecast financial results utilized by Beacon were: (i) for EBITDA, $180 million to $190.1 million; (ii) for EBIT, $145.2 million to $155.3 million; and (iii) for Net Income, $44.0 million to $50.3 million (in each case, the "1998 Projection Range"). Beacon did not make an independent evaluation or appraisal of the assets and liabilities of the Company or of any of its subsidiaries, and Beacon has not been furnished with any such evaluation or appraisal. The Beacon opinion does not constitute an opinion with respect to, and does not address, the effect which consummation of the Merger or the financing thereof would have on the solvency of the Company or any of its affiliates, including Trace.

     In preparing its opinion, Beacon performed a variety of financial and comparative analyses. The summary of Beacon's analyses set forth below does not purport to be a complete description of the analyses underlying the Beacon opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Beacon made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Beacon believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create a misleading or incomplete view of the processes underlying such analyses and the Beacon opinion. In performing its analyses, Beacon made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction, or business used in such analyses as a comparison is identical to the Company or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions being analyzed. The estimates contained in such analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     In connection with delivering its opinion, Beacon made a written and oral presentation with respect to its analyses to the Special Committee and, at the Special Committee's request, to the Board of Directors (A copy of the written presentation has been filed as an exhibit to the Schedule 13E-3 filed with the SEC and can be inspected and obtained from the SEC as set forth below under "Available Information."). The following is a summary of the analyses performed by Beacon in connection with the preparation of the Beacon opinion.

     Comparative Stock Price Performance Analysis. Beacon reviewed the per share daily closing prices of the Company's Common Stock over the period since its public offering on December 7, 1993 through June 24, 1998 compared with the performance of the Standard & Poor's MidCap Industrials Index as well as indices comprised of stocks of publicly traded automotive interior components companies and publicly traded home furnishings companies deemed by Beacon to be similar to the Company in material respects. These companies serve similar customers and markets as the Company, in many instances sell products complementary to those of the Company and have operating and financial characteristics similar to the comparable business segment of the Company. Also, companies in these industries tend to experience similar supply/demand dynamics and macroeconomic forces as the Company as a result of serving similar markets and customers. The automotive interior components companies reviewed by Beacon were Collins & Aikman Corporation, Johnson Controls, Inc., Lear Corporation and Magna International Inc. (collectively, the "Automotive Comparable Companies"); and the home furnishings companies reviewed by Beacon were Armstrong World Industries Inc., Culp, Inc., Mohawk Industries, Inc. and Synthetic Industries, Inc. (collectively, the "Home Furnishings Comparable Companies"). Beacon noted that since its initial public offering the Company's stock has under-performed the Standard & Poor's MidCap Industrials Index and the indices based on the Automotive Comparable Companies and the Home Furnishings Comparable Companies.

     Comparable Companies Analysis. To provide contextual data and comparative market information, Beacon analyzed the operating performance of the Company relative to the Automotive Comparable Companies and the Home Furnishings Comparable Companies.

     For the Automotive Comparable Companies, Beacon compared, among other things, current stock prices as multiples of fiscal year 1998 and 1999 earnings per share based on equity analyst research, and adjusted market values (equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents) as multiples of latest twelve months reported EBIT and EBITDA adjusted to exclude certain non-recurring items. Beacon determined that the relevant ranges between the mean and median multiples for the Automotive Comparable Companies were: (i) with respect to EBIT, 9.6x to 9.7x;
(ii) with respect to EBITDA, 6.5x; (iii) with respect to 1998 fiscal year estimated earnings per share, 13.3x to 13.5x; and (iv) with respect to 1999 fiscal year estimated earnings per share, 11.3x to 11.4x. Beacon then calculated imputed enterprise and equity values of the Company by applying latest available twelve-month EBIT and EBITDA multiples derived from its analysis of the Automotive Comparable Companies to the Company's latest twelve month financial results through March 29, 1998, pro forma effected for the inclusion of a full year's results of Crain and exclusion of Dalton, a business sold by the Company in 1997 ("LTM Results"). This analysis generated the following ranges of implied equity value per share of Common Stock: (i) with respect to LTM Results for EBIT, $5.21 to $5.65; and (ii) with respect to LTM Results for EBITDA, $2.65 to $3.26. Beacon also applied the Automotive Comparable Companies' latest twelve months EBIT and EBITDA multiples, as well as the 1998 fiscal year estimated earnings per share multiple, to the Company's EBIT, EBITDA and earnings per share based on the 1998 Projection Range. This analysis generated the following ranges of implied equity value per share of Common Stock: (i) with respect to projected 1998 EBIT, $23.10 to $27.28; (ii) with respect to projected 1998 EBITDA, $15.03 to $17.65; and (iii) with respect to 1998 estimated earnings per share, $21.88 to $25.21. Beacon also applied the Automotive Comparable Companies price as a multiple of 1999 estimated earnings per share to the estimated earnings per share of the Company based on the Projections for 1999. This analysis generated a range of implied equity value per share of Common Stock of $24.17 to $24.41.

     For the Home Furnishings Comparable Companies, Beacon compared, among other things, current stock prices as multiples of fiscal year 1998 and 1999 earnings per share based on equity analyst research, and adjusted market values (equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents) as multiples of latest twelve months reported EBIT and EBITDA adjusted to exclude certain non-recurring items. Beacon determined that the relevant ranges between the mean and median multiples for the Home Furnishings Comparable Companies were: (i) with respect to EBIT, 9.6x to 10.0x; (ii) with respect to EBITDA, 6.1x to 7.1x; (iii) with respect to 1998 fiscal year estimated earnings per share, 12.0x to 12.2x; and (iv) with respect to 1999 fiscal year estimated earnings per share, 11.1x to 11.5x. Beacon then calculated imputed enterprise and equity values of the Company by applying latest available twelve-month EBIT and EBITDA multiples derived from its analysis of the Home Furnishings Comparable Companies to the Company's LTM Results. This analysis generated the following ranges of implied equity value per share of Common Stock: (i) with respect to LTM Results for EBIT, $9.19 to $9.75; and (ii) with respect to LTM Results for EBITDA, $8.52 to $8.67. Beacon also applied the Home Furnishings Comparable Companies' latest twelve months EBIT and EBITDA multiples, as well as the 1998 fiscal year estimated earnings per share multiple, to the Company's EBIT, EBITDA and earnings per share based on the 1998 Projection Range. This analysis generated the following ranges of implied equity value per share of the Common Stock: (i) with respect to projected 1998 EBIT, $23.08 to $28.63; (ii) with respect to projected 1998 EBITDA, $16.66 to $21.44; and (iii) with respect to 1998 estimated earnings per share, $19.80 to $22.85. Beacon also applied the Home Furnishings Comparable Companies price as a multiple of 1999 estimated earnings per share to the estimated earnings per share of the Company based on the Projections for 1999. This analysis generated a range of implied equity value per share of Common Stock of $23.90 to $24.68. Beacon noted that the implied equity valuations per share of Common Stock were less than the Merger Consideration for both the Automotive Comparable Companies and the Home Furnishings Comparable Companies in all of Beacon's analyses using the LTM Results. For analyses using the 1998 Projection Range or 1999 forecasted earnings per share, the Merger Consideration was in the range of or below the implied equity valuations per share of Common Stock. Beacon considered the results of the Comparable Companies Analysis in light of the previously described failure of the Company to meet budgets and the difficulty of identifying companies which in all material respects are comparable to the Company and determined that the Merger Consideration was in the range of fairness based on this analysis.

     Comparable Transactions Analysis. In conducting its analysis of the Company, Beacon analyzed, among other things, the implied transaction multiples paid in selected merger and acquisition transactions involving companies in the automotive interior components and home furnishings industries.

     For automotive interior components companies, these transactions included: the acquisition of Bostrom Seating Inc. by Johnstown America Industries, Inc., the acquisition of Automotive Industries by Lear Corporation, the acquisition of Larizza Industries, Inc. by Collins & Aikman Corporation, the acquisition of Masland Corporation by Lear Corporation, the acquisition of Prince Automotive by Johnson Controls, Inc., the acquisition of the Company's wholly-owned subsidiary JPS Automotive L.P. by Collins & Aikman Corporation, the acquisition of Douglas & Lomason Company by Magna International Inc., the acquisition of Keiper Car Seating Gmbh & Co. by Lear Corporation, the acquisition of the Collins & Aikman Corporation's wholly-owned subsidiary JPS Automotive L.P. by Safety Components International, Inc., the acquisition of AlliedSignal Inc.'s Safety Restraint Systems Division by BREED Technologies, Inc. and the acquisition of the Becker Group Limited by Johnson Controls, Inc. (collectively, the "Automotive Comparable Transactions").

     For home furnishings companies, these transactions included: the acquisition of Horizon Industries, Inc. by Mohawk Industries, Inc., the acquisition of General Felt Industries, Inc. by the Company, the acquisition of Vintage Yarns, Inc. by Unifi, Inc., the acquisition of Great Western Foam Products Corporation by the Company, the acquisition of the Carpet Division of Fieldcrest Cannon, Inc. by Mohawk Industries, Inc., the acquisition of the Hanes Holding Company by Leggett & Platt, Incorporated, the acquisition of Perfect Fit Industries, Inc. by the Company, the acquisition of Aladdin Mills, Inc. by Mohawk Industries, Inc., the acquisition of the Raytex Division of Golding Industries, Inc. by Cone Mills Corporation, the acquisition of Galaxy Carpet Mills, Inc. by Mohawk Industries, Inc., the acquisition of England/Corsair, Inc. by La-Z-Boy Chair Company, the acquisition of Syroco Inc. by Marley PLC, the acquisition of Thomasville Furniture Industries, Inc. by INTERCO Incorporated, the acquisition of Graniteville Company by Avondale Mills, Inc., the acquisition of Masco Corporation's Home Furnishings Group by Furnishings International Inc., the acquisition of Collins & Aikman Corporation's Floorcoverings Division by an investor group, the acquisition of the Mastercraft Group of Collins & Aikman Corporation by Joan Fabrics Corporation, and the acquisition of Crain by the Company (collectively, the "Home Furnishings Comparable Transactions").

     Beacon compared transaction values in Automotive Comparable Transactions as multiples of EBIT and EBITDA, adjusted to exclude certain non-recurring items, of each acquired company or business for the latest available twelve-month period immediately preceding the announcement of the acquisition of such company or business. Beacon determined that the relevant ranges between the mean and median multiples for the acquired companies and businesses were:
(i) with respect to EBIT, 11.0x to 11.5x; and (ii) with respect to EBITDA, 7.5x to 7.9x. Beacon then calculated imputed enterprise and equity values of the Company by applying the multiples derived from its analysis of the Automotive Comparable Transactions to the Company's LTM Results. This analysis generated ranges of implied equity value per share of Common Stock of: (i) with respect to LTM Results for EBIT, $9.61 to $11.07; and (ii) with respect to LTM Results for EBITDA, $7.56 to $9.05. Beacon also applied the multiples derived from its analysis of the Automotive Comparable Transactions to the Company's EBIT and EBITDA based on the 1998 Projection Range. This analysis generated ranges of implied equity value per share of Common Stock of: (i) with respect to projected 1998 EBIT, $30.64 to $36.93; and (ii) with respect to projected 1998 EBITDA, $21.90 to $26.71.

     Beacon also compared transaction values in Home Furnishings Comparable Transactions as multiples of EBIT and EBITDA, adjusted to exclude certain non-recurring items, of each acquired company or business for the latest available twelve-month period immediately preceding the announcement of the acquisition of such company or business. Beacon determined that the relevant ranges between the mean and median multiples for the acquired companies and businesses were: (i) with respect to EBIT, 8.7x to 10.0x; and (ii) with respect to EBITDA, 7.0x to 7.4x. Beacon then calculated imputed enterprise and equity values of the Company by applying the multiples derived from its analysis of the Home Furnishings Comparable Transactions to the Company's LTM Results. This analysis generated ranges of implied equity value per share of Common Stock of:
(i) with respect to LTM Results for EBIT, $1.10 to $5.83; and (ii) with respect to LTM Results for EBITDA, $4.64 to $6.68. Beacon also applied the multiples derived from its analysis of the Home Furnishings Comparable Transactions to the Company's EBIT and EBITDA based on the 1998 Projection Range. This analysis generated ranges of implied equity value per share of Common Stock of: (i) with respect to projected 1998 EBIT, $18.54 to $28.71; and (ii) with respect to projected 1998 EBITDA, $18.24 to $23.41.

     Beacon noted that the implied equity valuations per share of Common Stock were less than the Merger Consideration for both the Automotive Comparable Transactions and the Home Furnishings Comparable Transactions in all of Beacon's analyses using the LTM Results. For analyses using the 1998 Projection Range, the Merger Consideration was in the range of or below the implied equity valuations per share of Common Stock. Beacon considered the results of the Comparable Transactions Analysis in light of the previously described failure of the Company to meet budgets and the difficulty of identifying companies which in all material respects are comparable to the Company and determined that the Merger Consideration was in the range of fairness based on this analysis.

     Discounted Cash Flow Analysis. Beacon performed a discounted cash flow analysis for fiscal years 1998 through 2002 for the Company to estimate the present value of the stand-alone, unlevered free cash flows of the Company based upon the Projections. For purposes of this analysis, unlevered free cash flows were defined as after-tax operating earnings plus depreciation and amortization and other non-cash items, less projected capital expenditures and investment in working capital. Beacon calculated terminal values by applying a range of estimated EBITDA multiples of 6.5x to 7.5x to the projected EBITDA of the Company in fiscal year 2002. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 10.0% to 12.0% , representing an estimated range of the weighted average cost of capital of the Company. From the derived present value of the unlevered free cash flows, Beacon then subtracted the value of the Company's net debt (defined as total debt less cash at March 29, 1998) to obtain the implied equity value. Based on this analysis, the Projections generated an implied equity value range of $17.28 to $25.88 per share of Common Stock.

     Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

     Leveraged Buyout Analysis. Based on the Projections, Beacon performed analysis of the equity internal rates of return that could be achieved by a third party leveraged buyout of the Company. Leveraged Buyout Analysis determines a range of per share equity valuations that would yield the third party investor an equity rate of return of between 25% and 30%, generally considered to be the minimum rate of return acceptable to such investors. These returns are calculated from a forecast of equity cash flows, including a terminal value calculation based upon a range of multiples of EBITDA. Beacon made a number of assumptions regarding the amount, terms and structure of financing that would be available to third party equity investors. This analysis generated an implied equity value range of $14.80 to $18.60 per share of Common Stock.

     Discounted Future Equity Value Analysis. Beacon also conducted an evaluation of the future per share equity valuations resulting from applying a range of EBIT and EBITDA multiples to the 1998 Projection Range and 1999 EBIT and EBITDA as of the beginning of years 1999 and 2000, respectively, deducting the estimated net debt of the Company at that time, and discounting the resulting per share equity valuations to the present by applying a 14% discount rate, which Beacon deemed to be representative of the Company's cost of equity capital. This analysis generated an implied equity value range of $15.32 to $24.50 per share of Common Stock.


     Analysis of Premiums Paid. Beacon reviewed the acquisition premiums paid in public transactions after January 1, 1994 ranging in total equity value between $200 million and $1.5 billion in which the acquiror had previously owned a significant, but not majority, stake in the company. The premiums paid were measured based on the offer price, in case of stock consideration measured using exchange rates applied to day prior to the announcement closing prices, and the prices of the acquired company one week and one month prior to announcement. This group consisted of 18 transactions, for which the mean and median premiums paid in the transaction as compared to one week prior to the announcement of the transaction were 36.0% and 33.9%, respectively, as compared to a premium of approximately 37.6% to be paid in the Merger and, therefore, was supportive of Beacon's opinion.


     Beacon applied the mean premium to the stock price of the Company resulting from applying the mean and median multiples of the Automotive Comparable Companies based on 1998 and 1999 estimated earnings per share to the Company's 1998 Projection Range and 1999 Projections. This analysis generated a range of equity value per share of Common Stock of: (i) with respect to 1998 estimated earnings per share, $29.75 to $34.28; and (ii) with respect to 1999 estimated earnings per share, $32.87 to $33.19.


     Beacon also applied the mean premium to the stock price of the Company resulting from applying the mean and median multiples of the Home Furnishings Comparable Companies based on 1998 and 1999 estimated earnings per share to the Company's 1998 Projection Range and 1999 Projections. This analysis generated a range of equity value per share of the Common Stock of: (i) with respect to 1998 estimated earnings per share, $26.93 to $31.07; and (ii) with respect to 1999 estimated earnings per share, $32.50 to $33.56.

     Beacon noted that in the latter two cases the Merger Consideration was less than the implied equity valuations per share of Common Stock based on the Analysis of Premiums Paid and, therefore, was not supportive of Beacon's opinion.


     Miscellaneous. Pursuant to a letter agreement dated April 6, 1998 between the Company and Beacon, the Company agreed to pay Beacon $750,000 upon Beacon's rendering an opinion to the Special Committee, and additional compensation in the event a transaction occurs in an amount equal to the sum of (i) $250,000 and (ii) 5% of the consideration in excess of $17.75 per Public Share received by the Public Stockholders in the Merger or in certain other transactions should the Merger not be consummated. Based on the number of the Company's shares, options and warrants reported as being outstanding in the Company's Report on Form 10-Q for the quarter ended March 31, 1998, and assuming consummation of the Merger at $18.75 per Public Share, Beacon would receive total compensation pursuant to terms of the letter agreement of approximately $1.84 million. The Company also agreed to reimburse Beacon for all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel and any other advisor retained by Beacon, resulting from or arising out of the engagement. The Company further agreed to indemnify Beacon and certain related persons and entities for certain losses, claims, damages or liabilities (including actions or proceedings in respect thereof) related to or arising out of, among other things, its engagement as financial advisor.

Preliminary Valuation Analyses Performed By Beacon

     In connection with its retention as the Special Committee's financial advisor and throughout the period of its work for the Special Committee, including during the negotiating process with Trace, Beacon advised the Special Committee concerning the valuation methodologies that it was utilizing, the information that it was gathering and developing and the progress it was making in reaching an opinion as to fairness that properly reflected those methodologies and that information. A summary of certain preliminary analyses of Beacon follows. Beacon's definitive opinion concerning the fairness from a financial point of view to the holders of the Public Shares of the Merger Consideration is attached as Exhibit B and is based only on Beacon's final analyses presented to the Special Committee on June 25, 1998.


     On April 3, 1998, Beacon representatives presented to the Special Committee preliminary valuation analyses of the Company in connection with its overall presentation of how it would execute its assignment as the Special Committee's advisor. Those preliminary analyses included only Beacon's initial Comparable Companies Analysis, Comparable Transactions Analysis and Analysis of Premiums Paid because at that time Beacon had conducted no due diligence concerning the Company other than examining publicly available information. That publicly available information included filings by the Company with the SEC and equity research analysts' consensus earnings estimates for the Company. Beacon did not, however, have the Company's forecasts, the 1998 Projection Range or information required to construct the LTM Results, including the impact of the Company's acquisitions, divestitures and restructuring programs on the LTM Results. Consequently, the initial preliminary analyses did not include Discounted Cash Flow Analysis, Leveraged Buyout Analysis or Discounted Future Equity Value Analysis or reflect the LTM Results. Moreover, certain companies used for the initial preliminary Comparable Companies Analysis were later excluded because of Beacon's greater understanding of the Company after conducting due diligence and its resulting determination that they were not comparable to the Company. In addition, certain transactions described in the Comparable Transactions Analysis segment under the heading "--Opinion of the Financial Advisor to the Special Committee" were not included in the initial preliminary Comparable Transactions Analysis because at that time Beacon had not determined them to be comparable or information relating to those transactions was not available. Beacon did not derive implied equity values per share of Common Stock from these limited and preliminary analyses.

     On May 29, 1998, Beacon representatives delivered to the Special Committee materials supporting Beacon's preliminary view that $17.00 per Public Share was not fair to the Public Stockholders from a financial point of view. These materials included Comparable Companies Analysis, Comparable Transactions Analysis, Discounted Cash Flow Analysis, Leveraged Buyout Analysis, Discounted Future Equity Analysis and Analysis of Premiums Paid. These analyses were based on the Company forecasts available at that time, which did not include the 1998 Projection Range. Projected EBITDA for 1998 at that time was $190.1 million compared to the 1998 Projection Range of $180 million to $190.1 million, projected EBIT at that time was $155.3 million compared to the 1998 Projection Range of $145.2 million to $155.3 million, and projected Net Income for 1998 and 1999 at that time were $50.3 million and $57.7 million, respectively. These analyses were based on forecasted results for 1998 and, therefore, differed from the results of the analyses described under the heading "--Opinion of the Financial Advisor to the Special Committee," which reflected Beacon's assessment of the impact of the 1998 Projection Range on its views concerning value. In addition, for purposes of the analyses presented on May 29, 1998, Beacon also analyzed the implied equity valuations per share of Common Stock based on the Trace Forecasts of projected EBITDA for 1998 of $202.3 million and projected EBIT for 1998 of $159.5 million. Based on Beacon's analyses of the Trace Forecasts, the implied equity value per share of Common Stock ranged from $21.24 to $52.27. Because the Trace Forecasts are more optimistic regarding the future financial performance of the Company than the Company's forecasts and the 1998 Projection Range, the implied equity valuations per share of Common Stock based on the Trace Forecasts were higher in every analysis prepared by Beacon than the results of the same analyses based on the Company's forecasts and the 1998 Projection Range. Beacon concluded that the Trace Forecasts should not be in its final analyses because, according to representatives of Trace, the Trace Forecasts had been prepared by Trace for the purpose of arranging financing for the Merger and, although based on information provided by the Company, were not prepared with any direct involvement by the Company. Based on the foregoing preliminary analyses, the implied equity value per share of Common Stock ranged from $14.80 to $46.47.


     On June 16, 1998, Beacon presented to the Special Committee valuation analysis materials updated to reflect the 1998 Projection Range. Based on the foregoing preliminary analyses, the implied equity value per share of Common Stock ranged from $14.80 to $34.85.


     On June 24 and 25, 1998, Beacon presented its final analyses to the Special Committee, which are described above under the heading "--Opinion of Financial Advisor to the Special Committee."

     On each occasion that Beacon presented Comparable Companies Analysis to the Special Committee, the stock prices and earnings estimates of the Comparable Companies were updated to reflect current market conditions and information.

Plans for the Company After the Merger

     Except as indicated in this Proxy Statement, neither Trace, Merger Sub or Marshall S. Cogan has any present plans or proposals which relate to, or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any other material changes in the Company's corporate structure or business or the composition of the Board of Directors or management of the Company.


     Upon consummation of the Merger, Trace intends to retain the Company as a wholly owned subsidiary of Trace. However, Trace anticipates that an approximately 10% economic interest in the Company's subsidiaries will be issued to one of Trace's creditors in satisfaction of certain of Trace's debt obligations and that up to a 9.9% interest in the Company's subsidiaries will be issued to certain financing sources in connection with the financing of the Merger and the related transactions. Trace anticipates that the assets, business and operations of the Company will be continued substantially as they are currently being conducted. Management of Trace may, however, cause the Company to make such changes as are deemed appropriate and intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. In addition, Trace intends to continue to review the business of the Company and identify synergies and potential cost savings.


Interests of Certain Persons in the Merger

     In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests summarized below that may be in addition to, or different from, the interests of the Public Stockholders. The Special Committee and the Board of Directors were aware of these interests and considered them along with other matters described under "--Recommendation of the Special Committee; Fairness of the Merger."

     Common Stock, Option and Warrant Ownership. As of June 25, 1998, the executive officers and directors of the Company beneficially owned an aggregate of 1,524,024 shares of Common Stock (excluding the Trace Shares which may be deemed to be beneficially owned by Marshall S. Cogan, constituting approximately 45.8% of the total number of shares of Common Stock then outstanding). If the Merger is consummated, such persons will receive, in the aggregate, approximately $18,910,024 for their shares of Common Stock and Company Options. See "Security Ownership of Management and Certain Beneficial Owners."

     Ownership of Common Stock of Trace and Other Trace Relationships. The following directors and executive officers either own equity securities in, or otherwise have engaged in transactions with, Trace:

     Marshall S. Cogan - Mr. Cogan beneficially owns in excess of 50% of the common equity of Trace and controls in excess of 75% of the voting power in Trace. Mr. Cogan is also Chairman and Chief Executive Officer of Trace.

     Andrea Farace - From April 1991 until December 1997, Mr. Farace served in a variety of capacities with Trace, most recently as President. Effective December, 1997, Mr. Farace resigned from all positions with Trace.

     John Tunney - Mr. Tunney provides consulting services to both Trace and the Company. In 1997, Mr. Tunney received fees and expense reimbursement of approximately $167,717 from Trace and fees of approximately $56,667 from the Company.

     Etienne Davignon - Mr. Davignon is the Chairman of Societe Generale de Belgique, to which Trace owes, either directly or indirectly through a subsidiary, approximately $58,000,000 principal amount of promissory notes, which are due in the years 2005 through 2007.


     Stuart Hershon - Dr. Hershon's wife is employed as an Assistant General Counsel of Trace. Dr. Hershon owns 25 shares of Trace's Class A Common Stock.


     Philip N. Smith, Jr. and Barry Zimmerman are the only executive officers or directors of the Company (excluding Mr. Cogan and Dr. Hershon) to own common stock of Trace. Mr. Smith owns 25 shares of Class A Common Stock of Trace and Mr. Zimmerman owns 101 shares of Class A Common Stock of Trace; each of such amounts represent less than one percent of the outstanding Class A Common Stock of Trace.

     Directors and Officers. The Merger Agreement provides that after the Merger, the officers and directors of Merger Sub will become the officers and directors of the Surviving Corporation.

     Indemnification of Officers and Directors. Trace has agreed in the Merger Agreement, subject to certain limitations, that all rights to indemnification with respect to matters occurring through the Effective Time, existing in favor of directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. The Company's Certificate of Incorporation and By-Laws provided for indemnification of the Company's directors and officers under certain circumstances for actions taken on behalf of the Company.


     On April 21, 1998, the Company entered into an indemnification agreement with each member of the Special Committee pursuant to which the Company agreed to indemnify and hold such member harmless with respect to certain acts and omissions taken by such member as a director of the Company or member of the Special Committee.

     Transaction Fee. Trace anticipates that upon consummation of the Merger, it will be paid a transaction fee of $17.5 million. This fee represents compensation to Trace for structuring the financing plan in connection with the Merger that will fund the payment of the Merger Consideration, and constitutes less than 1.5% of the amount being financed. The transaction fee will be paid by Foamex Holdings, Inc. ("Foamex Holdings") after consummation of the Merger, at which point in time Trace will have an approximately 90% beneficial ownership interest in Foamex Holdings. Hence, the transaction fee, in substance, will be a payment from a subsidiary of Trace to Trace itself, and thus simply constitutes a change in the nature of Trace's ownership in Foamex Holding from owning a 90% interest in an entity whose assets include $17.5 million in cash to having $17.5 million in cash and a 90% interest in an entity with that much less cash. Such fee has been negotiated with the lenders under the new Credit Facility, the initial purchasers of the Foamex Corp. Senior Notes and Senior Subordinated Notes and Foamex Holdings Senior Discount Debentures and with the proposed 10% minority shareholder in Foamex Holdings (collectively, the "Capital Sources"). See "--Sources of Funds; Fees and Expenses." It is anticipated that the transaction fee will be funded with the proceeds of certain of the indebtedness incurred in connection with the Merger. See "Certain Transactions."

     Loan. Trace anticipates that upon consummation of the Merger, Foamex Holdings will purchase for $47.5 million, a $47.5 million principal amount promissory note of Trace (the "Trace-Holdings Note"). The Trace- Holdings Note will be purchased by Foamex Holdings after consummation of the Merger, at which point in time Trace will have an approximately 90% beneficial ownership interest in Foamex Holdings. Hence, the Trace-Holdings Note, in substance, will be a loan from a subsidiary of Trace to Trace itself, and thus simply constitutes a change in the nature of Trace's ownership in Foamex Holdings from owning a 90% interest in an entity whose assets include $47.5 million in cash to having $47.5 million in cash, owing $47.5 million to Foamex Holdings and owning a 90% beneficial interest in an entity with that much less cash, but with the Trace-Holdings Note. Trace anticipates that Foamex Holdings will distribute to the Company the Trace-Holdings Note, together with the $9.9 million principal amount Old Trace Notes, and the $16 million principal amount Trace Stub Note. See notes (a) and (h) under "--Sources of Funds; Fees and Expenses." Trace expects that the Company will then restructure such notes into a single zero coupon note with a maturity beyond the maturity date of the Foamex Holdings Junior Discount Debentures; however, such distribution, and the terms of such consolidated note are subject to negotiation with the Capital Sources. See "--Sources of Funds; Fees and Expenses" and "Certain Transactions."


     Special Committee. Robert J. Hay, one of the two members of the Special Committee, beneficially owns 9,944 shares of Common Stock which will be exchanged for the Merger Consideration if the Merger is consummated.

Mr. Hay has been Chairman Emeritus and a director of the Company since September 1993, was Chairman and Chief Executive Officer of Foamex L.P. from January 1993 to January 1994 and was President of Foamex L.P. and its predecessor from 1972 through 1992. Pursuant to the resolution creating the Special Committee, each member of the Special Committee is entitled to a fee of $20,000 per month for serving on the Special Committee.

     See "Certain Transactions" for disclosure of other transactions occurring in connection with the Merger and other relationships considered by the Board of Directors.

Perspective of Trace and Merger Sub on the Merger


     Trace and Merger Sub note that (i) the Company's Board of Directors appointed a Special Committee and directed such committee, in part, to determine the advisability and fairness to the Public Stockholders of the Proposed Transaction, (ii) the Special Committee retained its own legal counsel and financial advisor and negotiated an over ten percent increase in the price to be paid by Trace per Public Share from $17.00 per share to $18.75 per share and (iii) upon Trace agreeing to pay $18.75 per Public Share, Plaintiffs' counsel agreed in principle to settle the Stockholder Litigation pursuant to a written Memorandum of Understanding, dated June 25, 1998. Based upon the opinion of Beacon, the financial advisor to the Special Committee of the Board of Directors, as to the fairness of the Merger Consideration to the Public Stockholders from a financial point of view and the determination by the Special Committee and the Board of Directors that the Merger is fair to, and in the best interests of the Public Stockholders, each of Trace and Merger Sub believe that the Merger Consideration is fair to the Public Stockholders from a financial point of view and adopt the conclusions of Beacon contained in its opinion. Neither Trace nor Merger Sub attached specific weights to any factors in reaching its belief as to fairness.


Perspective of Marshall S. Cogan on the Merger

     Marshall S. Cogan is Vice Chairman of the Board of Directors and, as such, voted in favor of (i) determining that the Merger and the transactions contemplated by the Merger Agreement are fair, equitable and in the best interests of the Company and the Public Stockholders, (ii) approving and adopting the Merger Agreement and (iii) recommending that the Public Stockholders vote in favor of the Merger. Due to Mr. Cogan's position as both the principal stockholder of Trace and a director of the Company, Mr. Cogan relied on the analysis of the Special Committee in reaching such conclusions as to the fairness of the Merger to the Public Stockholders and adopted the Special Committee's analysis as his own. See "--Recommendation of the Board of Directors".

Certain Effects of the Merger

     As a result of the Merger, the entire equity interest of the Surviving Corporation will be owned directly by Trace. Therefore, following the Merger, the Public Stockholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. In addition, following the Merger, the interest of Trace in the Company's net book value and net income will increase to 100% from a current level of approximately 45.8%.

     Following the Merger, Trace will benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company.

     The Public Stockholders will have no continuing interest in the Company following the Merger. As a result, the shares of Common Stock will no longer meet the requirements of Nasdaq for continued listing and will, therefore, be delisted from Nasdaq.

     The Common Stock is currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application of the Company to the SEC if such securities are not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of such securities. Termination of registration of the Common Stock under the Exchange Act would mean certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement to file periodic reports, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, would no longer be applicable to the Company. If registration of the shares of Common Stock under the Exchange Act is terminated, the Common Stock would no longer be eligible for Nasdaq listing. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company might as a result be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. It is the present intention of Trace to seek to cause the Company to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as practicable after the Effective Time of the Merger.

Material Federal Income Tax Consequences

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the consideration received by such Stockholder in the Merger. Such gain or loss will be calculated separately for each block of Common Stock exchanged by a Stockholder. Such gain or loss shall be treated as long-term capital gain or loss if, at the Effective Time, the Common Stock was held for more than one year. In the case of individuals, such gain or loss will be subject to U.S. federal income tax at a maximum rate of 20% if a block of Common Stock has been held, at the Effective Time, for more than one year.

     The aggregate amount of Merger Consideration paid for a Stockholder's Common Stock will be reported to the Internal Revenue Service (the "IRS"). A "backup" withholding at a rate of 31% will apply to payments made to a Stockholder (other than corporations and certain other exempt Stockholders) unless the Stockholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

     Any amounts withheld from a Stockholder under the "backup" withholding rules will be allowed as a refund or credit against such Stockholder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     The foregoing discussion may not apply to Stockholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

Risk of Fraudulent Conveyance

     If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, or by the Surviving Corporation, as debtor in possession, were to find that at the Effective Time or at the time the Surviving Corporation distributed the Merger Consideration to the Public Stockholders, the Surviving Corporation (a) made such payment with fraudulent intent, or (b) received less than a reasonably equivalent value or consideration in exchange for the Merger Consideration, and the Surviving Corporation (i) was insolvent, (ii) had unreasonably small assets, property or capital in relation to its ongoing business, or (iii) would be unable to pay its debts as they came due or matured, such court could (A) find that the Merger, the Merger Consideration and the financing thereof constituted fraudulent transfers or conveyances, (B) void the Merger and require that the assets of the Surviving Corporation be placed in a fund for the benefit of the Company's creditors, (C) void the distribution of the Merger Consideration to the Public Stockholders and require that the Public Stockholders return the same to the Surviving Corporation or a fund for the benefit of its creditors, and/or (D) void or modify the rights and obligations with respect to the financing of the Merger.

     The measure of insolvency for the purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Surviving Corporation would be considered insolvent if the sum of the Surviving Corporation's assets is less than the amount that it will be required to pay its probable liability on its debts as they become due. No assurance can be given as to the method a court would use to determine whether the Surviving Corporation was insolvent at the Effective Time or at the time the Surviving Corporation distributed the Merger Consideration, nor can assurance be given that a court would not find that the Surviving Corporation was insolvent at the Effective Time. The voiding of the Merger Consideration as described above could result in the Public Stockholders losing the entire value of their equity investment in the Company and the Merger Consideration.

     Management of the Company believes that the payments to be made in connection with the Merger will be made for proper purposes and in good faith, and that, based on present forecasts and other financial information, the Company is, and the Surviving Corporation will be, solvent, and will have sufficient assets, property and capital to conduct its ongoing business and pay its debts as they come due and mature. In addition, as required by the Special Committee with respect to its recommendation that the Board of Directors approve the Merger and the Merger Agreement, the Board of Directors in approving and recommending the Merger and the Merger Agreement made the Solvency Determination after hearing presentations from the management of the Company and Trace with respect to the solvency of the Company and the Surviving Corporation. However, no investigation was conducted by, or opinion received from, any independent third party, with respect to the solvency of the Company or the Surviving Corporation. See "--Background of the Merger."


Anticipated Accounting Treatment

     Trace will account for the purchase of the approximately 54% of the common stock of the Company not owned by Trace, using purchase accounting. Presentation of the separate financial statements of the Company after the Merger will be on a push down basis of accounting in accordance with SEC Staff Accounting Bulletin 5.J.


Regulatory Approvals


     No federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the filing by the Company and Trace of a Premerger Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which has been filed, and the waiting period with respect thereto has been terminated, (ii) the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger and (iii) the requirements of federal securities laws.


Sources of Funds; Fees and Expenses


     Trace intends to fund the payment of the Merger Consideration principally with the proceeds of additional indebtedness incurred by the Company and its subsidiaries in connection with the Merger. The following discussion summarizes Trace's current proposed plan for the financing of the payment of the consideration to the Public Stockholders in the Merger and for certain related transactions. The initial commitment from the proposed lenders under the Credit Facility (as defined below) expired on August 15, 1998, and Trace has obtained an extension until October 15, 1998. There can be no assurance that if this extended commitment expires Trace will be able to obtain any further extension from the proposed lenders. In addition, due, in part, to the recent volatility in the financial markets, there can be no assurance that the financing described below can be obtained. In the event such financing is not obtained Trace intends, and is required pursuant to the terms of the Merger Agreement, to seek alternative financing, which may have terms that are different from those described below. The following table summarizes the currently contemplated sources and uses of funds in connection with the Merger by the Company and its subsidiaries, assuming that all of Foamex L.P.'s outstanding 97/8% Senior Subordinated Notes due 2007 and 131/2% Senior Subordinated Notes due 2005 are tendered in the proposed tender offer, and as if the transaction occurred on June 28, 1998:



Sources of Funds                                                         $'s in 1,000's
----------------                                                         --------------
       Cash on hand of the Company and its subsidiaries ................   $   13,690
       Foamex Holdings Senior Discount Debentures(a)(b) ................      125,000
       Foamex L.P., Foamex Carpet and Foamex Funding Credit Facility(c)       717,189
       Foamex Corp. Senior Notes(d)(e) .................................      150,000
       Foamex Corp. Senior Subordinated Notes(d)(f) ....................      300,000
                                                                           ----------
         Total .........................................................   $1,305,879
                                                                           ==========
Uses of Funds
-------------
       Merger Consideration ............................................    $  253,872
       Option Consideration ............................................        12,983
       Warrant Consideration ...........................................        12,242
       Pay-Off of Existing Credit Agreement ............................       406,189
       Repurchase of Senior Subordinated Notes .........................       248,000
       Prepayment penalties and premiums on Existing Credit Facility
        and Notes(g) ...................................................        45,527
       Purchase of indebtedness of Foam Funding LLC(c) .................       104,200
       Loan to Trace(h) ................................................        47,500
       Transaction fee to Trace ........................................        17,500
       Advance against future tax sharing payments(i) ..................        75,000
       Transaction fees and expenses(j) ................................        73,112
       Accrued interest and other ......................................         9,754
                                                                            ----------
         Total .........................................................    $1,305,879
                                                                            ==========

   (a) Foamex Holdings is a wholly owned subsidiary of the Company, to which the Company will contribute all of its direct and indirect equity in Foamex L.P. and Foamex Carpet in exchange for all of the outstanding capital stock . Immediately after its capitalization, Foamex Holdings will distribute to the Company: (i) an amount in cash sufficient to fund the payment of the merger consideration and the repayment of promissory notes and accrued interest thereon owed by the Company to Foamex L.P., which amount is estimated to be approximately $296.2 million (the "Special Distribution"), (ii) a $16 million promissory note of Foamex Holdings (the "New Holdings Note"), (iii) $40 million initial accreted value of a new issue of Junior Discount Debentures ("Junior Debentures") of Foamex Holdings, (iv) $9.9 million principal amount of pre-existing promissory notes of Trace payable to Foamex L.P., (the "Old Trace Notes"), and (v) the promissory note evidencing the new $47.5 million loan from Foamex Holdings to Trace (the "Trace-Holdings Note") (see note
       (h) below). It is anticipated that ScotiaBank will contribute a $16 million obligation of Trace (the "Trace Stub Note") to Foamex Holdings in exchange for a 10% interest in Foamex Holdings. Foamex Holdings will deliver the Trace Stub Note to the Company in satisfaction of the New Holdings Note.

   (b) Represents the gross proceeds to Foamex Holdings from the sale of a new issue of Senior Discount Debentures (the "Senior Debentures") and warrants for Foamex Holdings common stock (the "Warrants"). The term, the interest rate, the security (if any) and other material terms of the Senior Debentures and the term of the Warrants have not yet been determined.

   (c) At the Effective Time, Foamex L.P., Foamex Carpet, and Foamex Funding, Inc., a wholly owned subsidiary of the Company ("Foamex Funding"), will enter into a new Credit Agreement (the "New Credit Facility") with The Bank of Nova Scotia, DLJ Funding, Inc., and the Institutions from time to time party thereto as Lenders and Issuing Banks. It is anticipated that the New Credit Facility will consist of (i) a $150.0 million revolving credit facility and (ii) a $700.0 million term facility, and the New Credit Facility will be secured by substantially all of the assets of Foamex L.P., Foamex Carpet and Foamex Funding. The term, the interest rate and other material terms of the New Credit Facility have not yet been determined. At the Effective Time, Foamex Funding will borrow $104.2 million in term loans which it will use to purchase from The Bank of Nova Scotia and Citicorp USA, Inc. $104.2 million aggregate principal amount of indebtedness of Foam Funding LLC. Foamex Funding will not be able to make any additional borrowings, and Foamex Carpet will be limited to $20.0 million of revolving credit borrowings.

   (d) Foamex Corporation ("Foamex Corp.") is a wholly owned subsidiary of Foamex Holdings, to which Foamex Holdings will contribute all of its direct and indirect equity in Foamex L.P. and Foamex Carpet in exchange for all of the outstanding capital stock. Immediately after such transaction, Foamex Corp. will distribute to Foamex Holdings: (i) an amount in cash equal to the Special Distribution, and (ii) the Old Trace Notes.


   (e) Represents the gross proceeds to Foamex Corp. from the sale of a new issue of Senior Notes. The term, the interest rate, the security (if any) and other material terms of the of the Senior Notes have not yet been determined.

   (f) Represents the gross proceeds to Foamex Corp. from the sale of a new issue of Senior Subordinated Notes. It is anticipated that the Senior Subordinated Notes will be unsecured obligations of Foamex Corp. The term, the interest rate, the security (if any) and other material terms of the of the Senior Subordinated Notes have not yet been determined.

   (g) Represents prepayment penalties to repay the Existing Credit Facility and consent fees and tender premiums to repurchase all outstanding 97/8% Senior Subordinated Notes due 2007 and all outstanding 131/2% Senior Subordinated Notes due 2005.

   (h) Represents a loan by Foamex Holdings to Trace in the amount of $47.5 million The term, the interest rate and other material terms of the loan have not yet been determined.

   (i) Trace,the Company and certain of their respective subsidiaries will enter into a tax sharing agreement pursuant to which such entities will agree to pay to Trace the amount which they would be obligated to pay were they not included in Trace's consolidated return. Immediately after the Merger, Foamex Corp., FMXI, Inc. ("FMXI") and Foamex Carpet will make an aggregate advance to Trace of $75.0 million against future payment obligations under the tax sharing agreement. Any tax payments to Trace that are attributable to partnership interests in Foamex L.P. will be funded by pro rata distributions from Foamex L.P. to its partners in proportion to their respective partnership interests.

   (j) Estimated fees and expenses incurred or to be incurred by Trace, the Company and their affiliates in connection with the Merger are underwriting and investment banking fees and expenses of $63.3 million, legal and accounting fees and expenses of $4.6 million and miscellaneous fees and expenses of $5.2 million.

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring the expense; provided, however, that if the Merger Agreement is terminated prior to the Effective Time, under certain circumstances, the Company will be required to pay Trace $30 million. See "The Merger Agreement--Fees and Expenses."

     Neither Trace nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than Rhone, DLJ, and the Paying Agent) for soliciting Public Shares pursuant to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

                              THE SPECIAL MEETING

Matters to Be Considered at the Special Meeting


     Each copy of this Proxy Statement mailed to Stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is
scheduled to be held at 10:00 a.m., on          1998, at 1000 Columbia Avenue,
Linwood, Pennsylvania 19061. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.


     The Board of Directors, based upon the unanimous recommendation of the Special Committee with respect to the fairness of the Merger and the Merger Agreement, has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its Public Stockholders and has approved the Merger and the Merger Agreement by unanimous vote of all directors present at the relevant meeting (Mr. Davignon was absent from the meeting). ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "Special Factors--Background of the Merger," "--Purpose and Structure of the Merger" and "--Recommendations of the Special Committee; Fairness of the Merger." In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests that may be in addition to, or different from, the interests of the Public Stockholders. See "Special Factors--Interests of Certain Persons in the Merger". Trace has agreed to vote, or cause to be voted, all of the Shares then owned by the Trace Stockholders in favor of the approval of the Merger and the authorization and adoption of the Merger Agreement to the extent permitted pursuant to the terms of the agreements filed as exhibits to Trace's Schedule 13D with respect to the Company. To the knowledge of the Company, the directors and executive officers of Trace and Merger Sub intend to vote their shares in favor of the approval and adoption of the Merger Agreement.

     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

Record Date and Voting

     The Board of Directors has fixed the close of business on August 21, 1998, as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to receive notice of, or to vote at, the Special Meeting. At the close of business on the Record Date, there were 25,014,823 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 146 stockholders of record.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions (including broker non-votes) will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

     If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Properly executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

     The Board of Directors is not aware of any matters other than that set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the meeting for the purpose of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement. See "--Vote Required; Revocability of Proxies."

     STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD

BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY THE PAYING AGENT, PROMPTLY AFTER THE EFFECTIVE TIME.

Vote Required; Revocability of Proxies

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement, but the approval of the Merger Agreement is not conditioned upon the approval of a majority vote of unaffiliated Stockholders. As of the Record Date, (i) the Trace Stockholders owned, in the aggregate, 11,475,000 shares of Common Stock, representing approximately 45.8% of such shares outstanding, (ii) the directors and executive officers of Trace and Merger Sub beneficially owned an additional 427,612 shares of Common Stock, representing approximately 1.7% of such shares outstanding and (iii) the directors and executive officers of the Company (excluding such persons who are also directors or officers of Trace) beneficially owned an additional 117,500 shares of Common Stock, representing less than one percent of such shares outstanding. Trace has agreed to vote, or cause to be voted, all of the Shares then owned by the Trace Stockholders in favor of the approval of the Merger and the authorization and adoption of the Merger Agreement ; provided, however, that
(x) the right of Trace to vote 2,684,903 shares of Common Stock is limited by the Pledge Agreement, dated as of December 14, 1993 (the "RFC Pledge Agreement"), made by Trace in favor of Recticel Foam Corporation, (y) the right of Trace to vote 1,592,671 shares of Common Stock is limited by the Pledge Agreement, dated as of December 14, 1993 (together with the RFC Pledge Agreement, the "RFC/GB Pledge Agreements"), made by Trace in favor of Generale Bank and (z) the right of Trace to vote 175,100 shares of Common Stock is limited by the pledge agreement, dated as of August 15, 1997 (the "ScotiaBank Pledge Agreement"), made by Trace in favor of The Bank of Nova Scotia. Pursuant to the RFC/GB Pledge Agreements, Trace may not exercise any voting rights with respect to the pledged shares after an event of default or if such action would have a material adverse effect on the value of the pledged collateral. Pursuant to the ScotiaBank Pledge Agreement, Trace may not exercise any voting rights with respect to the pledged shares after an event of default or if such action would impair any pledged collateral.

     To the knowledge of the Company, Trace, Merger Sub and Marshall S. Cogan, the directors and executive officers of the Company, Trace and Merger Sub intend to vote their shares in favor of the approval and adoption of the Merger Agreement. Accordingly, assuming that all such persons vote in favor of the Merger, the affirmative vote of only approximately 4% of the Public Shares will be required to approve and adopt the Merger Agreement. To the knowledge of the Company, Trace, Merger Sub and Marshall S. Cogan, except as set forth in this Proxy Statement, no executive officer, director or affiliate of the Company, Trace or Merger Sub has made a recommendation in support of or opposed to the Merger.

     Because the required vote of the Stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder will have the same effect as a vote against approval and adoption of the Merger Agreement. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

     A Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Philip N. Smith, Jr., Corporate Secretary, Foamex International Inc., 1000 Columbia Avenue, Linwood, Pennsylvania 19061, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy.

     If for any reason the Special Meeting is adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

     The obligations of the Company and Trace to consummate the Merger are subject, among other things, to the condition that the Stockholders approve and adopt the Merger Agreement. See "The Merger Agreement--Conditions to the Merger."

Appraisal Rights

     Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix C.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any Stockholder wishing to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to Philip N. Smith, Jr., Corporate Secretary, Foamex International Inc., 1000 Columbia Avenue, Linwood, Pennsylvania 19061, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

     If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker holding Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

     Within 10 calendar days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, the Company, or any Stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such Stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 calendar days after the Effective Time, any Stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of the shares of

Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal.

     The Court may require Stockholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any Stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such Stockholder.

     Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

     If any Stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest. A Stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A Stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any Stockholder without the approval of the Court.

Solicitation of Proxies

     The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                             THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.


General

     The Merger. The Merger Agreement provides for the merger of Merger Sub with and into the Company. The Company will be the Surviving Corporation and it will continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate corporate existence of Merger Sub shall cease. The Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises of Merger Sub and the Surviving Corporation shall assume and become liable for all liabilities, obligations and penalties of the Company and Merger Sub. Notwithstanding the foregoing, Trace, at its sole election, may substitute any direct or indirect wholly owned subsidiary of Trace for Merger Sub.

     Effective Time of Merger. The Effective Time will occur upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such time thereafter as is agreed to between Trace and the Company and provided in the Certificate of Merger. See "--Conditions to the Merger."

     Treatment of Shares in the Merger. At the Effective Time: (a) each share of Common Stock outstanding immediately prior to the Effective Time, except for
(i) Common Stock then owned by the Trace Stockholders, (ii) Common Stock then owned by the Company and (iii) Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $18.75 in cash, without interest, upon surrender of the certificate representing such Common Stock; (b) each share of Common Stock outstanding immediately prior to the Effective Time which is then owned by the Trace Stockholders shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding and from and after the Effective Time shall constitute shares of the Surviving Corporation; and (c) each share of Common Stock outstanding immediately prior to the Effective Time which is then owned by the Company or any subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

     Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. See "The Special Meeting--Appraisal Rights."

     Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

     Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of the Company in effect at the Effective Time shall be Certificate of Incorporation and By-Laws of the Surviving Corporation until amended in accordance with applicable law.

     Cancellation of Options. As of the Effective Time, the Company shall use its reasonable best efforts to take such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is outstanding immediately before the Effective Time, whether or not then-exercisable, shall be canceled and, in consideration of such cancellation, each holder of a Company Option shall receive at the Effective Time an amount (subject to any applicable withholding tax) equal to the product of: (A) the number of shares of Common Stock subject thereto and
(B) the Option Consideration. The Option Consideration equals the amount, if any, by which the Merger Consideration exceeds the per share exercise price of the particular Option. The Option Consideration shall be paid without interest after (a) verification by the Paying Agent of the ownership and terms of the particular Company Option by reference to the Company's records or such other evidence reasonably acceptable to the Surviving Corporation as the holder may provide, and (b) delivery of a written instrument duly executed by the owner of the applicable Company Options, in a form provided by the Paying Agent and setting forth (i) the aggregate number of Company Options owned by that person,
(ii) a representation by the person that such person is the owner of all Company Options described pursuant to clause (i), and that none of those Company Options has expired or ceased to be exercisable; and (iii) a confirmation of and consent to the cancellation of all of the Company Options described pursuant to clause (i).

     Cancellation of Warrants. As of the Effective Time, the Company shall use its reasonable best efforts to take such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each Company Warrant that is outstanding immediately before the Effective Time, whether or not then exercisable, shall be canceled and, in consideration of such cancellation, each holder of a Company Warrant shall receive at the Effective Time an amount (subject to any applicable withholding tax) equal to the product of: (A) the number of shares of Common Stock subject thereto and
(B) the Warrant Consideration. The Warrant Consideration equals the amount, if any, by which the Merger Consideration exceeds the per share exercise price of the particular Warrant. The Warrant Consideration shall be paid without interest after (a) verification by the Paying Agent of the ownership and terms of the particular Company Warrant by reference to the Company's records or such other evidence reasonably acceptable to the Surviving Corporation as the holder may provide, and (b) delivery of a written instrument duly executed by the owner of the applicable Company Warrants, in a form provided by the Paying Agent and setting forth (i) the aggregate number of Company Warrants owned by that person, (ii) a representation by the person that such person is the owner of all Company Warrants described pursuant to clause (i), and that none of those Company Warrants has expired or ceased to be exercisable; and (iii) a confirmation of and consent to the cancellation of all of the Company Warrants described pursuant to clause (i).

     Surrender of Stock Certificates. Trace will designate ScotiaBank or another bank or trust company reasonably acceptable to the Special Committee to act as the Paying Agent under the Merger Agreement. Prior to the Effective Time, Trace shall deposit with the Paying Agent cash in an aggregate amount equal to the sum of (i) the product of: (A) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than Common Stock owned by the Trace Stockholders or the Company or Dissenting Shares) (the "Total Shares"); and (B) the Merger Consideration, (ii) the product of (X) the number of shares of Common Stock subject to Company Options and (Y) the Option Consideration and (iii) the product of (E) the number of shares of Common Stock subject to Company Warrants and (F) the Warrant Consideration (such aggregate amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for under the Merger Agreement out of the Exchange Fund.

     As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record as of the Effective Time (other than the Company and the Trace Stockholders) of an outstanding certificate or certificates for Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of such certificates for payment in accordance with the Merger Agreement. Upon the surrender to the Paying Agent of a Certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of shares of Common Stock represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall then be canceled.

     Until surrendered pursuant to the procedures described above, each Certificate (other than Certificates representing Common Stock owned by the Company or the Trace Stockholders and Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of shares of Common Stock evidenced by such Certificate, without any interest thereon, subject to any applicable withholding obligation.

     After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for an amount in cash equal to the Merger Consideration multiplied by the number of shares of Common Stock evidenced by such Certificate, without any interest thereon, subject to any withholding obligation.

     Any portion of the Exchange Fund which remains unclaimed by the shareholders of the Company or holders of options or warrants for one year after the Effective Time (including any interest received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any stockholders or holders of options or warrants of the Company who have not theretofore complied with the procedures set forth above shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration per share of Common Stock, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement shall be liable to any holder of certificates formerly representing Common Stock for any amount to be paid to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of the Company to Trace and Merger Sub, including with respect to the following matters: (i) the due organization and valid existence of the Company and its subsidiaries and similar corporate matters; (ii) the capitalization of the Company and its subsidiaries; (iii) the due authorization, execution and delivery of the Merger Agreement, its binding effect on the Company, and the Board of Directors' recommendation of the Merger to the Public Stockholders;
(iv) regulatory filings and approvals, and the lack of conflicts between the Merger Agreement and the transactions contemplated thereby with the Company's Certificate of Incorporation or By-Laws or any contract to which it or its subsidiaries are parties; (v) the accuracy of the Company's SEC filings, its financial statements and the absence of undisclosed liabilities; (vi) the absence of certain changes; (vii) the absence of undisclosed liabilities;
(viii) the absence of undisclosed pending or threatened litigation; (ix) the absence of defaults or violations of the Company's Certificate of Incorporation or By-Laws or certain agreements; and (x) various other matters. Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications, including without limitation, those exceptions that are disclosed to Trace in the written disclosure schedule delivered by the Company to Trace pursuant to the Merger Agreement (the "Company Disclosure Schedule"). In many instances the representations and warranties given by the Company are subject to the qualification that the applicable representation or warranty would not fail to be true and correct unless it would have a Material Adverse Effect. For purposes of the Merger Agreement, "Material Adverse Effect" means any material adverse effect on the business, operations, properties (including intangible properties) or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

     The Merger Agreement also includes certain representations and warranties by Trace and Merger Sub, including representations and warranties regarding: the due organization, good standing and authority to conduct business and own, lease and operate the properties of Trace and Merger Sub; the authority to enter into the Merger Agreement; the absence of conflict between the transactions contemplated by the Merger Agreement with other agreements and documents; consents and approvals; and the conduct of business by Merger Sub.

Conduct of the Business Pending the Merger

     The Company has agreed that, except as expressly contemplated in the Merger Agreement, as set forth in the Company Disclosure Schedule, or as agreed to by Trace, during the period from the date of the Merger Agreement and continuing until the earlier of termination of the Merger Agreement or the Effective Time, the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and in all material respects in compliance with all applicable legal requirements, and to the extent consistent therewith, each of the Company and its subsidiaries will use its commercially reasonable efforts to preserve its business organization intact and maintain its existing relationships with customers, suppliers, employees, creditors, and business partners and to maintain customary levels of insurance coverage with respect to its assets and operations. The Company has further agreed that during such period, and subject to the same exceptions, the Company will not, and will not permit its subsidiaries to, among other things: (i) amend its or its subsidiaries' certificate of incorporation or bylaws or similar organizational documents; (ii) declare, set aside, or pay any dividend or other distribution in respect of any of its capital stock or that of its subsidiaries, other than those dividends or other distributions payable solely to the Company or one of its wholly-owned subsidiaries; (iii) redeem, purchase or otherwise acquire any shares of capital stock (or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock) of the Company or its subsidiaries; (iv) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries (other than the issuance of Common Stock upon the exercise of outstanding Company stock options or warrants); (v) split, combine, or reclassify the outstanding capital stock of the Company or its subsidiaries;
(vi) acquire or agree to acquire, transfer, lease, license, sell, mortgage, pledge, encumber, dispose of or agree to dispose of any material assets either by purchase, merger, consolidation, sale of shares in its subsidiaries or otherwise, subject to certain exceptions; (vii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any intellectual property, subject to certain exceptions; (viii) grant any increase in the compensation payable by the Company or its subsidiaries to any of its executive officers or directors (other than regularly scheduled pay increases of not more than 10% per annum) or to any of its key employees other than in the ordinary course of business consistent with past practice; (ix) adopt, amend, increase or accelerate the payment or vesting of the amounts payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, except as expressly contemplated by the Merger Agreement or as required by any obligation existing as of the date hereof to do so or any applicable legal requirement, subject to certain exceptions; (x) enter into or modify or amend any employment agreement or arrangement with any officer or director of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, or enter into or modify or amend any severance agreement or arrangement with, or grant any severance or termination pay to, any officer or director of the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice or as required by any applicable legal requirement or any contracts, agreements or other instruments to which the Company or any of its subsidiaries is bound and which was in effect on the date of the Merger Agreement, or enter into any collective bargaining agreement; (xi) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, other than in the ordinary course of business consistent with past practice; (xii) incur or assume any indebtedness other than for working capital in amounts consistent with past practice or enter into capital leases other than in the ordinary course of business, or materially modify any material indebtedness; (xiii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person (other than a subsidiary of the Company or subject to certain other exceptions); (xiv) make any loans, advances or capital contributions to, or investments in, any other person (other than to a subsidiary of the Company or pursuant to the terms of the Merger Agreement (provided the ownership structure of any such subsidiary has not changed since the date of the Merger Agreement) or customary advances to employees); (xv) enter into any material contract or transaction other than in the ordinary course of business consistent with past practice; (xvi) materially change any of the accounting methods used by it unless required by GAAP; (xvii) make any material tax election (unless required by law) or settle or compromise any material income tax liability; (xviii) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any actions, suits, proceedings or claims, other than the payment, discharge or satisfaction, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims that do not result in, individually or in the aggregate, a Material Adverse Effect; (xix) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party, except as contemplated by the Merger Agreement; (xx) commence a lawsuit except as provided for in the Merger Agreement; (xxi) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation

     Pursuant to the Merger Agreement, the Company has agreed to, and to cause the Company Representatives to, terminate any ongoing discussions or negotiations with respect to a Takeover Proposal (as defined). The Company has agreed that it will not and will not authorize or permit any Company Representative to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal (other than to respond to an inquiry by informing the inquiring party of certain restrictions imposed by the Merger Agreement) or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, if at any time prior to the Effective Time, the Board of Directors of the Company or the Special Committee determines in good faith, based on the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company or the Special Committee may, in response to a Takeover Proposal, and subject to compliance with the Merger Agreement, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (ii) participate in negotiations regarding such Takeover Proposal.

     The Company has agreed that neither the Board of Directors of the Company nor the Special Committee shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Trace, the approval or recommendation by such Board of Directors or such Special Committee of the Merger Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (c) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company or the Special Committee determines in good faith, based on the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors or the Special Committee may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend any Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the first business day following Trace's receipt of written notice advising Trace that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making the Superior Proposal. In addition, if the Company enters into an agreement with respect to any Superior Proposal, it shall concurrently with entering into such an agreement pay, or cause to be paid, to Trace the Termination Fee.

For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide Takeover Proposal which the Special Committee or the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

     Pursuant to the Merger Agreement, Trace and Merger Sub will together prepare and file the Schedule 13E-3 under the Exchange Act. The Company, Trace and Merger Sub will each furnish all information concerning it, its affiliates and certain other persons required to be included in the Proxy Statement and the Schedule 13E-3.

Conditions to the Merger

     All Parties. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company (provided the Special Committee consents to such waiver), Trace or Merger Sub, as the case may be, to the extent permitted by law: (i) the adoption and approval of the Merger Agreement by the requisite vote of the shareholders of the Company if required by applicable law or the Certificate of Incorporation of the Company, in order to consummate the Merger; (ii) no statute, rule, order, decree, regulation, or other legal requirement has been enacted or promulgated by any governmental entity which prohibits the consummation of the Merger or the transactions contemplated hereby; and (iii) no order or injunction of a court or other governmental authority of competent jurisdiction has precluded, restrained, enjoined or prohibited the consummation of the Merger.

     Trace and Merger Sub. Pursuant to the Merger Agreement, the obligations of Trace and Merger Sub to effect the Merger are also subject to the following conditions: (i) the representations and warranties of the Company, without regard to any Material Adverse Effect qualification or any other materiality qualification contained in any such representation and warranty, shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (ii) the Company has performed or complied in all material respects with all agreements, conditions and covenants required by the Agreement to be performed or complied with by it on or before the Effective Time; (iii) the Company has obtained financing for the transactions contemplated in the Merger Agreement on terms, conditions and in amounts reasonably satisfactory to Trace; and (iv) since March 29, 1998, no event or events has occurred which have resulted in or would reasonably be expected to result in a Material Adverse Effect.

     The Company. Pursuant to the Merger Agreement, the obligation of the Company to effect the Merger is also subject to the fulfillment of the following conditions: (i) the representations and warranties of Trace and Merger Sub, without regard to any material adverse effect or any other materiality qualification contained in any such representation or warranty, shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Trace and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger; and (ii) Trace and Merger Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Merger Agreement to be performed or complied with by them on or before the Effective Time.

Termination

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder approval of the terms of the Merger
Agreement: (i) by mutual written consent of the Boards of Directors of Trace and the Company, with the concurrence of the Special Committee in the case of the Company; (ii) by either Trace or the Company (with the concurrence of the Special Committee if by the Company), if the Merger Agreement shall have been voted on by the Stockholders at the Special Meeting and the vote shall not have been sufficient to satisfy the conditions set forth above under the caption "Conditions to the Merger"; (iii) by either Trace or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Public Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (iv) by either Trace or the Company (with the concurrence of the Special Committee, if by the Company), if the Merger shall not have been consummated by December 31, 1998; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (v) by Trace or Merger Sub, if the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice to the Company; (vi) by the Company (with the concurrence of the Special Committee), if Trace or Merger Sub shall have breached any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice to Trace or Merger Sub, as applicable; (vii) by Trace or Merger Sub, if the Company's Board of Directors or the Special Committee (A) has withdrawn or modified or amended in any respect its recommendation of the Merger Agreement or the Merger, (B) has caused the Company to enter into an agreement with a third party with respect to any Takeover Proposal, or (C) the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions;
(viii) by the Company with the concurrence of the Special Committee, (x) if the Company's Board of Directors or the Special Committee shall have withdrawn its recommendation of the Merger Agreement or the Merger or shall have approved or recommended a Takeover Proposal, (y) in connection with entering into an agreement with a third party with respect to any Takeover Proposal, or (z) if the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions, provided that in any case the Company, the Board of Directors of the Company and the Special Committee shall have complied with certain obligations provided in the Merger Agreement, including making simultaneous payment of Trace's expenses and the Termination Fee; or (ix) by the Special Committee on behalf of the Company, if the Special Committee shall have withdrawn its recommendation of the Merger Agreement or the Merger or shall have approved or recommended a Takeover Proposal, or if the Special Committee shall have resolved to take any of the foregoing actions, provided that in any case the Special Committee shall have complied with certain obligations provided in the Merger Agreement, including making simultaneous payment of Trace's expenses and the Termination Fee or (x) by Trace, Merger Sub or the Company if any of the respective conditions described above under "--Conditions to the Merger" that (A) are required to occur prior to the Effective Time shall have become incapable of occurring, or (B) are not permitted to occur prior to the Effective Time, shall have occurred prior to such time and are incapable of being cured or reserved, and, in either case, shall not have been, on or before the date of such termination, permanently waived by such party. The Merger Agreement provides that in the event of its termination, no party thereto will have any liability or further obligation to any other party to the Merger Agreement, provided that certain obligations under the Merger Agreement shall survive any termination, including the obligation to pay the Termination Fee as described under "--Fees and Expenses."

Fees and Expenses

     The Merger Agreement provides that, except as provided in the following paragraph, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     If a Triggering Transaction (as defined below) is consummated within twelve months of the termination of the Merger Agreement and the Merger Agreement was terminated by (i) Trace or Merger Sub as a result of (A) actions described under clause (v) under "--Termination" above; (B) actions described under clause (vii) under "--Termination" above; or (C) at the time of the termination of the Merger Agreement Trace or Merger Sub had the right to terminate the Merger Agreement under such provisions, (ii) the Company terminated the Merger Agreement as a result of actions described in clause
(viii) under "--Termination" above; (iii) the Special Committee terminated the Merger Agreement as a result of actions described in clause (ix) under "--Termination" above; or (4) prior to any termination of the Merger Agreement, the Company had materially breached the provisions of the Merger Agreement described in "--No Solicitation" above; then the Company shall pay, or cause to be paid, to Trace $30 million (the "Termination Fee"). The Termination Fee shall be paid in same day funds at the time of the first receipt by a holder of shares of Common Stock (other than the Trace Stockholders) of any consideration arising out of the Triggering Transaction.

     For purposes of the Merger Agreement, a "Triggering Transaction" means any of the transactions described in clauses (w), (x) (in the event the transaction involves all or substantially all of the consolidated assets of the Company and its subsidiaries), or (z) (in the event the 25% threshold is reached without including in the shares of Common Stock of which beneficial ownership was acquired those shares that immediately prior to the transaction were owned by the Trace Stockholders) of the definition of "Takeover Proposal" set forth in "Summary--The Merger--No Solicitation" with any person other than Trace or any of its "affiliates" (as such term is used in the Exchange Act), other than the Company and its subsidiaries, which either (i) provides that each share of Common Stock (excluding the shares of Common Stock owned by the Trace Stockholders) that is purchased or otherwise acquired or exchanged in connection with such transaction will receive consideration having a value at the time of the consummation of such transaction equal to or greater than the Merger Consideration or (ii) was proposed to the Company, or publicly disclosed, prior to the termination of the Merger Agreement.

Indemnification of Directors and Officers

     Trace has agreed in the Merger Agreement, subject to certain limitations, that all rights to indemnification with respect to matters occurring through the Effective Time, existing in favor of directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation, By-Laws or certain existing indemnification agreements between the Company and such parties, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. In furtherance of such, the Company will purchase and pay all premiums with respect to a six-year extension of the current policies of such directors and officers' liability insurance maintained by the Company with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement. The Company's Certificate of Incorporation, Bylaws and such existing indemnification agreements provide for indemnification of the Company's directors and officers under certain circumstances for actions taken on behalf of the Company.

Access to Information

     The Company has agreed to afford Trace and its representatives, upon reasonable advance notice, access during normal business hours prior to the Effective Time to the properties, books, contracts, insurance policies, commitments and records of the Company and its subsidiaries, and during such period promptly to furnish Trace with such other information concerning its business, properties and personnel as Trace may reasonably request.

Legal Compliance

     Subject to the terms and conditions in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, each of the Company, Trace and Merger Sub has agreed to use its reasonable best efforts to comply promptly with all legal requirements that may be imposed on it with respect to the Merger Agreement and the transactions contemplated thereby and to cooperate with, and furnish information to, each other in connection with any such requirements imposed upon any of them or any of the subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby.

Amendment

     The Merger Agreement provides that it may be amended, modified and supplemented in any and all respects, whether before or after any approval of the Merger Agreement by the Stockholders of the Company, by written agreement of the Company, Trace and Merger Sub, at any time prior to the Effective Time; provided, however, that the Company shall only agree to any material modification, amendment, supplement or waiver with the consent of the Special Committee; and provided, further, that after the approval of the Merger Agreement by the Stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration without further approval by the holders of such number of shares of Common Stock that are required to approve the Merger Agreement pursuant to the DGCL.

                       CERTAIN PROJECTED FINANCIAL DATA

     The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the evaluation of the Company by the Special Committee and the Special Financial Advisor and the Special Financial Advisor's assessment of the fairness, from a financial point of view, of the Merger Consideration, the Company in May 1998 furnished the Special Committee and the Special Financial Advisor with certain projections (the "Projections") prepared by the Company's management and, therefore, the Projections are included herein. The following summary of the Projections is included in this Proxy Statement solely because such was made available to such parties. The Projections do not reflect any of the effects of the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Accordingly, the Projections do not reflect the Company's or management's view of the Company's expected results following the Merger. The Company has not updated the Projections to reflect changes that have occurred since their preparation.


     The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, some (but not all) of which are set forth below and many of which are beyond the control of the Company and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

     The Company has also made certain forward-looking statements in this Proxy Statement and the documents incorporated by reference herein. These statements are based on the Company's management's beliefs and assumptions, based on information available to it at the time such statements were prepared. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUES OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

     Stockholders should understand that the following important factors, in addition to those discussed elsewhere in the Proxy Statement and in the documents which are incorporated by reference into this Proxy Statement, could affect the future results of the Company and could cause results to differ materially from those expressed in such forward-looking statements and the
Projections: (i) the effect of general economic conditions, both domestic and international; (ii) the Company's outstanding indebtedness and leverage; (iii) restrictions imposed by the terms of the Company's indebtedness; (iv) the impact of raw material costs; (v) future capital requirements; (vi) the impact of competition, including its impact on market share and prospects in each of the Company's business units; (vii) the loss of key employees; (viii) the impact of litigation; (ix) the impact of current or pending legislation and regulations, and (x) other factors that may be described from time to time in filings of the Company with the SEC. It is likely that there will be differences between the Projections and actual results because events and circumstances frequently do not occur as expected, and such differences may be material. Internal financial forecasts were prepared in connection with the acquisition of the Company's automotive and specialty industrial textile business in 1994 and certain other material transactions since 1994. The Company failed to achieve the results forecasted therein. Operating management of the Company has changed since the date of such forecasts.

     THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT THE COMPANY'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

          FOAMEX INTERNATIONAL INC. (in millions except percentages)

                                                               Projected For Fiscal Years
                                      -----------------------------------------------------------------------------
                                           1998            1999            2000            2001            2002
                                      -------------   -------------   -------------   -------------   -------------
   Net Sales ......................    $ 1,353.1       $ 1,487.6       $ 1,554.5       $ 1,625.3       $ 1,698.3
    Growth Rate ...................           7.7%            9.9%            4.5%            4.5%            4.5%
   Cost of Sales ..................      1,113.8         1,234.1         1,289.0         1,348.2         1,409.0
                                       ----------      ----------      ----------      ----------      ----------
    Gross Profit ..................        239.3           253.5           265.5           277.1           289.2
    Gross Margin ..................          17.7%           17.0%           17.1%           17.1%           17.0%
   SG&A Expense ...................         84.0            89.7            94.1            98.8           103.7
                                       ----------      ----------      ----------      ----------      ----------
    Operating income ..............        155.3           163.8           171.4           178.3           185.6
   Interest Expense (net) .........         73.2            69.7            66.8            62.6            58.1
                                       ----------      ----------      ----------      ----------      ----------
    Pre-tax Income ................         82.1            94.1           104.6           115.8           127.4
   Income Tax Expense .............         32.8            37.7            41.8            46.3            51.0
                                       ----------      ----------      ----------      ----------      ----------
   Net Income .....................    $    49.2       $    56.5       $    62.7       $    69.5       $    76.5
                                       ==========      ==========      ==========      ==========      ==========

                     (figures may not add due to rounding)

     The Projections included herein have been prepared by the Company based upon management's estimates of the total market for polyurethane foam products and the Company's own performance through 2002, as well as cost reductions of in excess of $20 million in 1998 and $35 million in 1999 reflected in Cost of Sales and SG&A Expense related to the integration of the Crain Acquisition. The projected results for fiscal 1998 were based upon actual results through March 1998 and management forecasts for the remainder of the year. In the projections, (i) the increase in net sales for 1998 over pro forma 1997 of approximately 7.7% , reflects new business captured by the Company in all of its business areas, (ii) the increase in net sales for 1999 of approximately 9.9% reflects new business captured by the Company, particularly in automotive lamination, (iii) the increase in net sales in each of 2000, 2001, 2002 of approximately 4.5% per annum reflects reduced general economic growth, partially offset by increased growth of the Company's international divisions in Mexico and Asia, (iv) gross margins in 1998 are forecasted to be 17.7% and to decrease to 17.0% in 1999 and then increase only slightly due to business mix, (v) selling, general and administrative expenses are forecasted to be 6.2% of sales in 1998 and to decrease to 6.0% in 1999 as a full year of cost reductions related to the Crain Acquisition are realized, (vi) interest expense reflects the anticipated expense related to the Company's various pieces of public and non-public debt, as well as the amortization of deferred financing costs and the amortization of the premium on the Company's 13.50% Senior Subordinated Notes, and (vii) income taxes reflect all state and federal income taxes, both domestic and foreign.

                      SELECTED HISTORICAL FINANCIAL DATA

     Set forth below is certain historical consolidated financial information of the Company. The selected financial information for, and as of the end of, each of the years in the five year period ended December 28, 1997 is derived from, and should be read in conjunction with, the historical consolidated financial statements of the Company and its subsidiaries, which consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial information for, and as of the end of, the six month periods ended June 28, 1998 and June 29, 1997 is derived from, and should be read in conjunction with, the Company's unaudited financial statements. Operating results for the six months ended June 28, 1998 are not necessarily indicative of results for the full year. The financial information that follows is qualified by reference to the financial statements and related notes incorporated by reference herein.

                                               Six Months Ended
                                          ---------------------------
                                             June 28,      June 29,
                                             1998(3)         1997
                                          ------------- -------------
                                                  (unaudited)
Statements of Operations Data:
 Net Sales ..............................  $  612,269    $  469,007
 Income (loss) from continuing
   operations ...........................      16,699        17,606
 Basic earnings per share from
   continuing operations(8)(9) ..........         0.67          0.70
 Diluted earnings per share from
   continuing operations(8)(9) ..........         0.64          0.67
Balance Sheet Data (at period end):
Total assets ............................  $  922,597    $  647,425
 Long-term debt .........................     789,659       547,348
 Stockholders' equity (deficit) .........     (99,435)      (87,045)

                                                                  Fiscal Year(1)(2)
                                          -----------------------------------------------------------------
                                             1997(4)       1996(5)      1995(6)        1994       1993(7)
                                          ------------- ------------- ----------- ------------- -----------
                                                      (thousands except for earnings per share)
Statements of Operations Data:
 Net Sales ..............................  $   931,095   $  926,351    $ 862,834    $ 833,660    $684,310
 Income (loss) from continuing
   operations ...........................        4,131       32,492      (50,750)      22,211      (5,440)
 Basic earnings per share from
   continuing operations(8)(9) ..........          0.16         1.28         1.92         0.83         --
 Diluted earnings per share from
   continuing operations(8)(9) ..........          0.16         1.26         1.92         0.83         --
Balance Sheet Data (at period end):
Total assets ............................  $   893,623   $  619,846    $ 748,242    $ 786,895    $612,124
 Long-term debt .........................      735,724      483,344      514,954      502,980     414,445
 Stockholders' equity (deficit) .........     (113,419)     (58,103)      29,383       92,145      64,306

(1) The Company has a 52 or 53 week fiscal year ending on the Sunday closest to the end of the calendar year. Each fiscal year presented was comprised of 52 weeks.

(2) Fiscal years 1993 through 1995 were restated for discontinued operations.

(3) Includes the results of operations of Crain Industries from the date of acquisition on December 23, 1997.

(4) The Statements of Operations Data includes restructuring and other charges of $21.1 million (see Note 4 to the consolidated financial statements incorporated by reference herein), but does not include the results of operations of Crain Holdings which was acquired December 23, 1997 since the effect is insignificant. The Balance Sheet Data includes the estimated fair value of the net assets acquired in the Crain Acquisition.

(5) Includes restructuring credits of $6.5 million (see Note 4 to the consolidated financial statement incorporated by reference herein).

(6) Includes restructuring and other charges of $41.4 million (see Note 4 to the consolidated financial statements incorporated by reference herein).

(7) Includes the results of operations of General Felt and Great Western Foam Products Corporation from March 23, 1993 and May 1, 1993, respectively, and thus may not be comparable to other periods.

(8) In December 1993, the Company completed an initial public offering of common stock; therefore, earnings (loss) per share for 1993 is not applicable.

(9) As of December 28, 1997, the Company adopted SFAS 128 "Earnings Per Share" and has restated all prior periods presented.

    UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

     The following presents the Company's unaudited pro forma combined Statement of Operations for the year ended December 28, 1997 which is derived from the historical Statements of Operations of the Company, Crain Industries and SIMCO Corporation ("SIMCO"). No pro forma financial statements are provided for the six months ended June 28, 1998, as all of such transactions took place prior to the commencement of such period.

     The unaudited pro forma combined Statement of Operations for the year ended December 28, 1997 gives effect to the Crain Acquisition and Crain Industries' acquisition of SIMCO in May 1997, as though each such transaction had occurred at the beginning of the earliest period presented.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma combined Statement of Operations is presented for illustrative purposes only, and is, however, not necessarily indicative of the Company's results of operations that might have occurred had such transactions been completed at the beginning of the earliest period presented, and does not purport to indicate the Company's combined results of operations for any future period.

     Upon consummation of the Crain Acquisition, the Company initiated a plan (the "Integration Plan") to integrate the Company's and Crain Industries' businesses. Certain of the estimated cost savings expected to result from the Integration Plan have not been included in the unaudited pro forma combined Statement of Operations because, among other things, such cost savings constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Of the approximately $73.1 million of aggregate expected annualized cost savings which are not reflected in the unaudited pro forma combined Statement of Operations, approximately $62.4 million of annualized cost savings are expected to be realized as a result of actions already completed by the Company since initiating the Integration Plan, and a further approximately $10.7 million of annualized cost savings are expected to be realized as a result of further actions that the Company intends to take over the next twelve months. Although such forward-looking statements with respect to cost savings represent the reasonable estimate of the Company, such cost savings are based on estimates and assumptions about circumstances and events, many of which have not yet taken place. In addition, the realization of such cost savings are subject to uncertainties and contingencies, many of which are difficult to predict and beyond the Company's ability to control. As a result, there can be no assurance that (i) the estimated cost savings or the assumptions underlying such cost savings will prove to be accurate or (ii) the actual results achieved would not have varied or will not in the future vary from those presented, or that such variances will not be material. In light of the uncertainties inherent in estimates of this nature, the inclusion in this Proxy Statement of such estimated cost savings should not be regarded as a representation by the Company or any other person that such cost savings would have been or will be achieved.

     The accompanying unaudited pro forma combined Statement of Operations should be read in conjunction with the "Selected Historical Financial Data" and the related notes thereto set forth above. The unaudited pro forma combined Statement of Operations that follows is qualified by reference to the financial statements and related notes incorporated by reference herein.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For the year ended December 28, 1997
                   (thousands except for earnings per share)


                                                                                                   Pro Forma
                                                Foamex              Crain                         Acquisition
                                           International(1)     Industries(2)     SIMCO(2)      Adjustments(3)       Pro Forma
                                          ------------------   ---------------   ----------   ------------------   -------------
Net sales .............................       $ 931,095           $319,021        $  6,596       $       --         $1,256,712
Cost of goods sold ....................         787,756            249,516           5,301           22,015(4)       1,064,588
                                              ---------           --------        --------       ------------       ----------
Gross profit ..........................         143,339             69,505           1,295          (22,015)           192,124
Selling, general and administrative
 expenses .............................          67,139             40,992             565           (7,446)(5)        101,250
Depreciation and amortization .........              --             13,849             180          (14,029)(6)             --
Restructuring and other charges .......          21,100                 --              --               --             21,100
                                              ---------           --------        --------       ------------       ----------
Income from operations ................          55,100             14,664             550             (540)            69,774
Interest and debt issuance expense.....          50,570             17,670             132            4,155(7)          72,527
Other income (expense), net ...........           2,126               (285)              8               --              1,849
                                              ---------           --------        --------       ------------       ----------
Income (loss) from continuing
 operations before provision for
 income taxes .........................           6,656             (3,291)            426           (4,695)              (904)
Provision (benefit) for income
 taxes ................................           2,525                 --              --           (1,853)(8)           (362)
                                              ---------           --------        --------       ------------       ----------
Income (loss) from continuing
 operations ...........................       $   4,131           $ (3,291)       $    426       $   (2,842)        $     (542)
                                              =========           ========        ========       ============       ==========
Basic earnings (loss) per share .......       $     .16           $   (.13)       $    .02       $     (.11)        $     (.02)
                                              =========           ========        ========       ============       ==========
Basic weighted average shares
 outstanding ..........................          25,189             25,189          25,189           25,189             25,189
                                              =========           ========        ========       ============       ==========
Diluted earnings (loss) per share .....       $     .16           $   (.13)       $    .02       $     (.11)        $     (.02)
                                              =========           ========        ========       ============       ==========
Diluted weighted average shares
 outstanding ..........................          25,700             25,700          25,700           25,700             25,700
                                              =========           ========        ========       ============       ==========



The accompanying notes are an integral part of the unaudited pro forma combined
                            Statement of Operations.

            NOTES TO UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED
                           STATEMENTS OF OPERATIONS

 (1) The Company's consolidated Statement of Operations represents the historical consolidated results of operations for the Company for the fiscal year ended December 28, 1997.

 (2) Crain Industries' Statement of Operations includes the results of SIMCO from its acquisition in May 1997. The Statement of Operations for SIMCO includes its pre-acquisition results.

 (3) Pro Forma Acquisition Adjustments represents the Company's acquisition of Crain Industries and Crain Industries' acquisition and related financing of SIMCO. The unaudited pro forma combined Statement of Operations does not give effect to the GFI Transaction because such transaction was not material. See note 22 to the Company's consolidated financial statements for the fiscal year ended December 28, 1997 incorporated herein by reference.



                                                                                                          Year Ended
                                                                                                       December 28, 1997
                                                                                                      ------------------
  (4)      Reclassification of depreciation expense to cost of goods sold ...........................     $  10,852
           Reclassification of transportation costs from selling, general and administrative
           expenses .................................................................................        12,963
           Reduction of depreciation expense ........................................................        (1,800)
                                                                                                          ---------
            Total ...................................................................................     $  22,015
                                                                                                          =========
  (5)      Reclassification of amortization and depreciation expense to selling, general and
           administrative expenses ..................................................................     $   3,177
           Reclassification to transportation costs and cost of goods sold ..........................       (12,963)
           Increase in goodwill amortization ........................................................        (2,340)
                                                                                                          ---------
            Total ...................................................................................     $  (7,446)
                                                                                                          =========
  (6)      Reclassification to cost of goods sold ...................................................     $ (10,852)
           Reclassification to selling, general and administrative expenses .........................        (3,177)
                                                                                                          ---------
            Total ...................................................................................     $ (14,029)
                                                                                                          =========
  (7)      Elimination of historical Crain Industries' interest and debt issuance expenses ..........     $ (18,264)
           Interest and debt issuance costs on financings associated with the Crain Acquisition .....        21,957
           Interest and debt issuance costs associated with SIMCO acquisition .......................           462
                                                                                                          ---------
            Total ...................................................................................     $   4,155
                                                                                                          =========



(8) Assumes an effective income tax rate of 40.0%.

                             CERTAIN TRANSACTIONS

     The Company regularly enters into transactions with its affiliates on terms it believes to be no less favorable than those that could be obtained in third party transactions. Payments to affiliates by Foamex L.P. and its subsidiaries in connection with any such transactions are governed by the provisions of the indentures for their public debt securities which generally provide that such transactions be on terms comparable to those generally available in equivalent transactions with third parties.


     Merger. In connection with the Merger, the Company and its subsidiaries intend to engage in certain transactions with Trace and its subsidiaries described below. Upon consummation of the Merger, Foamex Holdings will pay to Trace a transaction fee in the amount of $17.5 million. This fee represents compensation to Trace for structuring the financing plan in connection with the Merger that will fund the payment of the Merger Consideration, and constitutes less than 1.5% of the amount being financed. Such fee has been negotiated with the Capital Sources. See "Special Factors--Interests of Certain Persons in the Merger" and "--Sources of Funds; Fees and Expenses." It is anticipated that the transaction fee will be funded with the proceeds of certain of the indebtedness incurred in connection with the Merger.

     In addition, Foamex Holdings will purchase from Trace for $47.5 million, the 47.5 million principal amount Trace-Holdings Note. The term, the interest rate and other material terms of the Trace-Holdings Note have not yet been determined. Trace anticipates that Foamex Holdings will distribute to the Company the Trace-Holdings Note, together with the $9.9 million principal amount Old Trace Notes, and the $16 million principal amount Trace Stub Note. See Notes (a) and (h) under "Special Factors--Sources of Funds; Fees and Expenses." Trace expects that the Company will then restructure such notes into a single zero coupon note with a maturity beyond the maturity date of the Foamex Holdings Junior Discount Debentures; however, such distribution, and the terms of such consolidated note are subject to negotiation with the Capital Sources. See "Special Factors--Interests of Certain Persons in the Merger" and "--Sources of Funds; Fees and Expenses."

     In connection with the Merger, the management agreement and tax sharing agreements will be amended as described below under "Tax Sharing Agreement" and "Management Agreement." In addition, Foamex Corp., FMXI and Foamex Carpet will make an aggregate advance to Trace of $75.0 million against future payment obligations under the tax sharing agreement.

     Also in connection with the consummation of the Merger, Trace will assign to the Company its right to receive a portion of the payments under the management agreement in exchange for $40 million initial accreted value of Junior Debentures. It is anticipated that the Company will declare an annual dividend to Trace in the amount of such assigned payments.

     Finally, in connection with the Merger, Foamex Funding, a wholly owned subsidiary of the Company, will borrow approximately $104.2 million of term loans under the New Credit Facility to purchase from Citicorp USA, Inc. and The Bank of Nova Scotia approximately $104.2 million principal amount of obligations of Foam Funding LLC (the "FLCC Notes"). Foam Funding LLC ("Foam Funding") is an indirect, wholly owned subsidiary of Trace. The FLLC Notes are secured by a pledge of a $34 million principal amount note of Foamex L.P. payable to Foam Funding, and the Foamex Carpet Note (as defined below).


     GFI Transaction. On February 27, 1998, the Company and certain of its affiliates engaged in a series of transactions (collectively, the "GFI Transaction") designed to simplify the Company's corporate structure and to provide future operational flexibility.


     Pursuant to a Transfer Agreement, dated as of February 27, 1998, by and between Foamex L.P. and Foam Funding, Foamex L.P. transferred (the "GFI Transfer") to Foam Funding all of the outstanding common stock of General Felt Industries, Inc. ("General Felt"), in exchange for (i) the assumption by Foam Funding of $129 million of Foamex L.P.'s indebtedness, and (ii) the transfer by Foam Funding to Foamex L.P. of a 1% non-managing general partnership interest in Foamex L.P. The amount of consideration was arrived at based on an independent, third party appraisal of General Felt. As a result of the GFI Transfer, General Felt ceased being a subsidiary of Foamex L.P. and was released from all obligations under Foamex L.P.'s Senior Subordinated Notes.


     Upon consummation of the Transfer, (i) pursuant to an Asset Purchase Agreement, dated as of February 27, 1998, by and among Foamex Carpet, the Company, Foam Funding and General Felt, General Felt sold substantially all of its assets (other than approximately $4.8 million cash on hand that was used to repay outstanding indebtedness and its owned real estate and a certain promissory note) to Foamex Carpet in exchange for (A) $20 million in cash and
(B) a promissory note issued by Foamex Carpet in favor of Foam Funding in the amount of $70.2 million (the "Foamex Carpet Note"), and (ii) pursuant to a Lease Agreement, dated as of February 27, 1998, by and between

Foamex Carpet and Foam Funding, Foamex Carpet leased all of the real estate of General Felt (the "Foamex Carpet Lease"). Pursuant to the Foamex International Guaranty, dated as of February 27, 1998, the Company guaranteed Foamex Carpet's obligations under the Foamex Carpet Note and the Foamex Carpet Lease, which guarantee is secured by a pledge of the Company's partnership interests in Foamex L.P.

     Pico Rivera Lease. Foam Funding and Foamex Carpet entered into a lease, dated as of February 27, 1998, for the premises located in Pico Rivera, California for an initial term ending on December 31, 2004, which term may be extended for consecutive one-year periods commencing on January 1, 2005 and expiring on December 31, 2007. The lease is a net lease and Foamex Carpet has no right to terminate for any reason during the term and all expenses and impositions in connection with the premises are the obligation of Foamex Carpet. The basic, or fixed, rent is $380,239 per year ($31,686.58 per month). If Foam Funding shall desire to sell or convey all or any part of the leased premises, and Foam Funding obtains from a third party a bona fide arms' length, written purchase offer (the "Offer"), Foamex Carpet may elect to purchase the portion of the leased premises which is the subject of the Offer on the precise terms and conditions of the Offer. Foamex Carpet shall also have the right (the "Option") at any time during the term to purchase all of the leased premises from Foam Funding for a purchase price which is determined to be fair market value on the date of the exercise of the Option as determined by an appraisal made by two independent qualified appraisers, one selected by Foam Funding and one selected by Foamex Carpet.

     Accounting Treatment of GFI Transaction. No gain has been recognized on the General Felt net assets transferred to Foam Funding and repurchased by the Company. The Company will continue to account for these net assets using the carryover basis of Foamex L.P. The $129.0 million of debt assumed by Foam Funding in the GFI Transaction was accounted for as an extinguishment of debt which resulted in an extraordinary loss of approximately $2.0 million. The 1% non-managing general partnership interest acquired in connection with the GFI Transaction was accounted for as a redemption of equity. By virtue of the transfer of General Felt stock and the subsequent merger of General Felt into Foam Funding, the Pico Riveria facility was transferred to Foam Funding; no gain was recognized on the transfer since the Company leased-back the facility.


     Tax Sharing Agreement. In 1992, Foamex L.P. and its partners entered into a tax sharing agreement, as amended (the "Foamex L.P. Tax Sharing Agreement"), pursuant to which Foamex L.P. agreed to make quarterly distributions to its partners which, in the aggregate, will equal the tax liability that Foamex L.P. would have paid if it had been a Delaware corporation filing separate tax returns rather than a Delaware partnership. In 1997, Foamex L.P. made payments pursuant to the terms of the Foamex L.P. Tax Sharing Agreement of approximately
(i) $8.7 million to the Company and its subsidiaries and (ii) $0.1 million to Trace Foam Company, Inc. ("TFC"). In 1996, Foamex L.P. made payments pursuant to the terms of the Foamex L.P. Tax Sharing Agreement of approximately (i) $3.4 million to the Company and its subsidiaries and (ii) $45,000 to TFC.

     In connection with the Merger, Trace, the Company, and certain of their respective subsidiaries (collectively, the "Tax Sharing Entities") will enter into a new tax sharing agreement, and the existing tax sharing agreements of the Tax Sharing Entities which were in effect will be modified or terminated. The new tax sharing agreement will generally provide that the Tax Sharing Entities will distribute to Trace the amount that they would be required to pay in taxes were they not a member of Trace's consolidated group. The agreement will also provide that any tax payments to Trace that are attributable to partnership interests in Foamex L.P. will be funded by pro rata distributions from Foamex L.P. to its partners in proportion to their respective partnership interests. In addition, following consummation of the Merger, Foamex Corp., FMXI and Foamex Carpet intend to make an aggregate advance of $75.0 million to Trace to be credited against future payments due under such new tax sharing agreement.


     Management Agreement. Foamex L.P. and TFC have entered into a management services agreement pursuant to which TFC provides Foamex L.P. with general managerial services of a financial, technical, legal, commercial, administrative and/or advisory nature for an annual fee of $3.0 million, and reimbursement of expenses incurred. For the fiscal year ended December 28, 1997, Foamex L.P. made payments of approximately $2.4 million pursuant to the terms of the Management Agreement to Trace and its subsidiaries.


     Following consummation of the Merger, Foamex L.P., Foamex Carpet, FMXI, Foamex Corp. and Trace will enter into a management services agreement, which is expected to increase the aggregate annual fee payable by Foamex Carpet, Foamex Corp., and FMXI to the greater of $10.0 million or 1% of net sales. The New Credit Facility will restrict the ability of Foamex L.P. to make the distributions described below to Foamex Corp. and FMXI in connection with the management services agreement. Also in connection with the consummation of the Merger, Trace will assign to the Company its right to receive certain of the payments under the management services agreement in exchange for $40 million initial accreted value of Junior Discount Debentures of Foamex Holdings. Foamex L.P. has informed Foamex Holdings that it intends to declare annual pro rata distributions to Foamex Corp. and FMXI in the amount of their aggregate payments under the management services agreement.

     Indemnification Regarding Environmental Matters. Pursuant to the Asset Transfer Agreement, dated as of October 2, 1990, as amended, between Trace and Foamex L.P. (the "Trace Asset Transfer Agreement"), Foamex L.P. is indemnified by Trace for any liabilities incurred by Foamex L.P. arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the Trace Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring after October 2, 1990, to the extent resulting from conditions existing on or prior to October 2, 1990, relating to
(i) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the Trace Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (ii) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (iii) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. Foamex L.P. is also indemnified by Trace for any liabilities arising under Environmental Laws (as defined in the Trace Asset Transfer Agreement) relating to current or former Trace assets and for any liability relating to products of the transferred business shipped on or prior to October 2, 1990.

     Certain Transactions Relating to the Acquisition of General Felt. In connection with the Company's acquisition of General Felt Industries, Inc. ("General Felt") in March 1993, Trace and General Felt entered into the General Felt Reimbursement Agreement pursuant to which Trace has agreed to reimburse General Felt on a pro rata basis reflecting the period of time each has occupied the facility for costs relating to a cleanup plan for a facility in Trenton, New Jersey formerly owned by General Felt. In fiscal 1997 and 1996, such pro rata amounts attributable to Trace were approximately $149,000 and $97,000, respectively. In connection with the GFI Transaction, the General Felt Reimbursement Agreement was assigned by General Felt to Foamex Carpet.

     Other Transactions. The Company made charitable contributions to the Trace International Holdings, Inc. Foundation (the "Foundation") in the amount of $200,000 in each of fiscal 1997 and fiscal 1996. The Foundation is a Delaware tax-exempt private foundation. Marshall S. Cogan is the sole director of the Foundation.

     On July 7, 1996, Trace issued to Foamex L.P. a promissory note for approximately $4.4 million plus accrued interest of approximately $0.4 million, which is an extension of an earlier note. As part of the 1997 refinancing, the Note was amended and restated, with accrued interest being added to principal, the maturity was extended to July 7, 2001, and the interest rate was changed to the sum of 2-3/8% plus Three Month LIBOR. In connection with the 1997 refinancing, on July 1, 1997 Trace borrowed an additional $5.0 million on terms and conditions substantially similar to the existing promissory note.

     In connection with the June 1997 refinancing, Foamex L.P. made a cash distribution of approximately $1.5 million to TFC.

     Trace rents approximately 5,900 square feet of general, executive and administrative office space in New York, New York from Foamex L.P. on substantially the same terms as Foamex L.P. leases such space from a third party lessor. The lease commenced October 1, 1993 and the occupancy and rent payments commenced on October 1, 1994. The lease provides for an initial term of 11 years and expires on September 30, 2004. The lease provides for two optional five-year renewal periods at the fair market rental value of the property on the first day of such renewal term. The annual rental for the period October 1, 1994 through September 30, 1999 is $679,868 and for the period October 1, 1999 through September 30, 2004 is $735,652. Under the lease, Foamex L.P. is required to pay certain excess real estate taxes and operating expenses incurred by lessor relating to the property for which it will be proportionally reimbursed by Trace. The rental terms were the result of arm-length negotiations between Foamex L.P. and the third party lessor. Trace will reimburse, through increased rent, Foamex L.P. for the cost of any leasehold improvements applicable to the space occupied for the benefit of Trace.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of June 25, 1998, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, (iv) all directors and executive officers of the Company as a group and (v) each director and executive officer of Trace. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.


                                                                       Beneficial Ownership (1)
                                                            -----------------------------------------------
                                                                               Number of Shares
                                                                                Consisting of
                                                                                 Options and     % of Class
Name and Address of Beneficial Owners                       Number of Shares     Warrants (2)    Outstanding
-------------------------------------                       ----------------   ---------------- ------------
Trace International Holdings, Inc.(3)                          11,525,000                --         46.1
375 Park Avenue, 11th Floor
New York, New York 10152
Trace Foam Sub, Inc.(3)                                         7,000,247                --         27.9
375 Park Avenue, 11th Floor
New York, New York 10152
Lion Advisors, L.P.(4)                                          3,347,421         1,548,711         13.4
1301 Avenue of the Americas
New York, New York 10019
Apollo Advisors, L.P.(4)                                        3,347,421         1,798,710         13.4
2 Manhattanville Road
Purchase, New York 10577
Andrea Farace                                                      52,546            33,546            *
Marshall S. Cogan(3)(5)                                        12,194,167           269,167         48.8
Robert J. Hay                                                       9,944                --            *
Rolf E. Christensen                                                12,106            11,378            *
John H. Gutfreund                                                      --                --            *
Stuart J. Hershon(6)                                               36,166                --            *
Etienne Davignon                                                   20,836                --            *
John V. Tunney(7)                                                  15,200                --            *
Barry Zimmerman(8)                                                 19,819            14,819            *
Philip N. Smith, Jr.(5)(8)                                         18,025             5,928            *
Phil Allen                                                         12,310            10,186            *
Gregory M. Barbe                                                    4,324               314            *
Gregory W. Brown                                                    7,165             2,000            *
Christine A. Henisee                                                1,355                --            *
Stephen Drap                                                        4,660             1,688            *
Darrell Nance                                                          --                --            *
Pratt Wallace                                                          --                --            *
All executive officers and directors of the Company as a       12,408,623           349,026         49.62
 group (17 persons)(3)(5)(6)(7)
Saul S. Sherman(9)                                                     --                --            *
Fredrick Marcus(9)(10)                                             29,402            19,402            *
Robert H. Nelson(11)                                                9,737             9,737            *
Karl H. Winters(11)                                                 3,638             3,638            *
Tambra S. King(11)                                                    713               198            *


----------
* Less than 1%

(1) Each named person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

** 1 (2) Represents the number of shares of Common Stock which may be acquired within sixty days through the exercise of options or warrants included in the "Number of Shares" beneficially owned by each person.

(3) Trace Foam Sub is wholly-owned by Trace. The number of shares beneficially owned by Trace includes the shares beneficially owned by Trace Foam Sub. Additionally, 50,000 shares of the Common Stock reported herein are held in trust for the exclusive benefit of participants under the Trace International Holdings, Inc. Retirement Plan for Salaried Employees (the "Retirement Plan"). Marshall S. Cogan, Chairman of the Board and President of Trace Foam Sub, is the Chairman of the Board, Chief Executive Officer and majority stockholder of Trace. Mr. Cogan disclaims beneficial ownership of the Common Stock owned by Trace Foam Sub, Trace or the Retirement Plan.

*       1 moved from here; text not shown


(4) Lion Advisors, L.P. ("Lion") beneficially holds the indicated number of securities on behalf of an investment management account over which Lion possesses sole voting, investment and dispositive power. Lion is affiliated with Apollo Advisors, L.P. ("Apollo") which serves as managing general partner of, and may be deemed the beneficial holder of securities owned by, AIF II, L.P., a private securities investment fund. The securities indicated for Lion and Apollo, respectively, includes 531,175 and 531,174 shares issuable upon the exercise of warrants exercisable at any time on or before October 12, 1999 at an exercise price of approximately $12.30 per share.


*       2 moved from here; text not shown

(5)     Mr. Cogan, Mr. Zimmerman and Mr. Smith are also officers of Trace.

(6) Includes 35,087 shares of Common Stock held in the name of his wife and 1,079 shares of Common Stock held by a trust of which Dr. Hershon is the sole trustee.

(7) Includes 9,000 shares of Common Stock held in a trust of which Mr. Tunney serves as a co-trustee.

**2 (8) Includes shares of the Company's Common Stock held by officers and directors under the Company's 401(k) Plan. In the above table 12,151 of such shares have been included for All Executive Officers and Directors as a Group under the Company's 401(k) Plan. Includes 2,450 shares of Common Stock held by the immediate family members of an executive officer, as to which such executive officer disclaims beneficial ownership.

(9) Mr. Sherman is a director and Vice Chairman of the Board of Trace and Mr. Marcus is a director, Vice Chairman of the Board and Senior Managing Director of Trace.

*       3 moved from here; text not shown

(10) Additionally, Mr. Marcus' deceased father's estate owns 6,000 shares of Common Stock. Such shares have not been included in the table since Mr. Marcus only manages the portfolio and thus disclaims beneficial ownership of the shares.

**3(11) Mr. Nelson is Senior Vice President, Chief Operating Officer and Chief
        Financial Officer of Trace, Mr. Winters is Vice President--Finance and Controller of Trace and Ms. King is Vice President and Secretary of Trace.

                          PAYMENTS RELATING TO THE IPO

     In connection with the Company's initial public offering in 1993, Trace agreed to grant shares (the "Granted Shares") of Common Stock to certain individuals who were officers of Trace at such time. Fifty percent of the Granted Shares were scheduled to be issued on December 15, 1995 and 50% are scheduled to be issued on December 15, 1998; however, to date, no Granted Shares have been issued. Trace currently plans to make cash payments to these individuals upon the closing of the Merger in an amount equal to 50% of the number of Granted Shares to be issued to such persons multiplied by $18.75 per Granted Share; provided, however, that Trace may elect to make cash payments to such individuals at such time in an amount equal to 100% of the number of Granted Shares to be issued to such persons multiplied by $18.75 per Granted Share (the "Full Payment"). Set forth below is a table listing the current officers or directors of Trace or the Company who will receive cash payments relating to the Granted Shares, the number of Granted Shares issued to such persons and the cash payments to be made to such persons by Trace upon the closing of the Merger (assuming Trace elects to make the Full Payment).

                                  Number of Granted
                                       Shares          Cash Payment
                                 ------------------   -------------
Andrea Farace ................         23,333            $491,663
Philip N. Smith, Jr. .........         10,000            $187,500
Barry Zimmerman ..............         15,000            $281,250
Fredrick Marcus ..............         18,333            $343,744
Robert H. Nelson .............         18,333            $343,744

Directors and Executive Officers of the Company, Trace and Merger Sub

     As set forth in Appendix D, certain directors and executive officers of the Company are also directors or executive officers of Trace or Merger Sub. With the exception of the ownership of shares of Common Stock by certain of such persons set forth in "Security Ownership of Management and Certain Beneficial Owners," no director or executive officer of the Company, Trace or Merger Sub owns any shares of Common Stock.


     In connection with the Company's acquisition of Great Western, Trace entered into a put option agreement (the "Put Option") with John Rallis, the former President of the Company and owner of Great Western Foam Products Corporation. Pursuant to the Put Option, Mr. Rallis has the right and option to sell to Trace 308,813 shares of the Company's Common Stock for approximately $7.5 million, or $24.29 per share, at any time during the period commencing May 6, 1998 through August 4, 1998. It is anticipated that in connection with the consummation of the Merger, Trace will pay to Mr. Rallis the difference between the amount payable to Mr. Rallis upon exercise of the Put Option and the Merger Consideration with respect to the underlying shares of Common Stock.

                     MARKET PRICE AND DIVIDEND INFORMATION


     The Common Stock is listed on Nasdaq under the symbol "FMXI." On March 13, 1998, the last trading day before the public announcement of Trace's proposal to acquire all the shares of Common Stock held by the Public Stockholders, the reported closing price per share of the Common Stock was $137/8. On June 24, 1998, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of the Common
Stock was $163/16. On         , 1998, the last full trading day prior to the
date of this Proxy Statement, the reported closing sale price per share of the
Common Stock was $     . STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE
QUOTATION FOR THE COMMON STOCK.


     In December 1997, the Board of Directors declared a regular $0.05 per share cash dividend, payable in January 1998. Prior to that time, the Company did not declare or pay any cash dividends. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and requirements, restrictions in financing agreements, business conditions and other factors. The Company is a holding company whose assets consist primarily of its indirect ownership of a 2% managing general partnership interest and its direct ownership of a 98% limited partnership interest in Foamex L.P. and its direct ownership of all of the capital stock of Foamex Carpet. Consequently, the Company's ability to pay dividends is dependent upon the earnings of Foamex L.P., Foamex Carpet and any future subsidiaries of the Company and the distribution of those earnings to the Company and loans or advances by Foamex L.P., Foamex Carpet and any such future subsidiaries of the Company. The ability of Foamex L.P. and Foamex Carpet to make distributions is restricted by the terms of their financing agreements.

     The following table sets forth, for the fiscal quarters indicated, the high and low bid prices per share of the Common Stock, based on information supplied by Nasdaq.

                                                   LOW       HIGH
                                                --------   -------
1996
 First Quarter ..............................    63/8       97/8
 Second Quarter .............................    9         127/8
 Third Quarter ..............................   111/4      17
 Fourth Quarter .............................   125/8      175/8
1997
 First Quarter ..............................   15         221/8
 Second Quarter .............................   12         157/8
 Third Quarter ..............................    91/2      151/4
 Fourth Quarter .............................    93/8      141/2
1998
 First Quarter ..............................   107/8      183/8
 Second Quarter .............................   143/4      181/8
 Third Quarter (through     , 1998) .........   [    ]     [    ]

                   CERTAIN TRANSACTIONS IN THE COMMON STOCK

     There were no transactions in the Common Stock of the Company that were effected during the past 60 days (excluding transactions pursuant to the Company's 401(k) Plan) by (i) the Company, (ii) any director or executive officer of the Company, (iii) any person controlling the Company or (iv) any director or executive officer of the person ultimately in control of the Company, Trace or Merger Sub.

     The following table sets forth for each fiscal quarter of the Company since December 31, 1995 (i) the amount of Common Stock purchased by the Company, (ii) the average purchase price paid for such Common Stock and (iii) the high and the low prices paid for such Common Stock. No purchases were made by the Company during the fourth quarter of fiscal 1997 or in fiscal 1998.



                                                                      Low         High
                             Number of Shares     Average Price      Price       Price
                            ------------------   ---------------   ---------   ---------
1996
 First Quarter ..........         351,500               8.11           6.63        9.42
 Second Quarter .........         171,500              11.71          10.25       12.47
 Third Quarter ..........          69,200              13.42          11.69       15.68
 Fourth Quarter .........          32,500              15.58          13.89       16.46
1997
 First Quarter ..........          11,000              15.97          15.95       16.03
 Second Quarter .........         245,000              13.41          12.25       14.05
 Third Quarter ..........         178,600              12.76          11.08       13.38

     Trace purchased 175,100 shares of Common Stock in the fourth fiscal quarter of 1997 at an average price of $11.96 per share, at a low price of $9.74 per share and at a high price of $13.08 per share. Trace has made no other purchases of Common Stock since December 31, 1995. Marshall S. Cogan has made no purchases of Common Stock since December 31, 1995.

                            STOCKHOLDER LITIGATION

     Beginning on or about March 17, 1998, six actions were filed in the Court of Chancery of the State of Delaware (the "Court"), by stockholders of the Company. The Stockholder Litigation, purportedly brought as class actions on behalf of all Public Stockholders, named the Company, certain of its directors, certain of its officers and Trace as defendants, alleging that they breached their fiduciary duties to plaintiffs and the other Public Stockholders in connection with the original proposal of Trace to acquire the Public Shares for $17.00 per share. A stipulation and order consolidating these six actions under the caption In re Foamex International Inc. Shareholders Litigation Consolidated Action No 16259NC was entered by the Court on May 28, 1998.


     The parties to the Stockholder Litigation have entered into a Memorandum of Understanding, dated June 25, 1998 (the "Memorandum of Understanding"), to settle the Stockholder Litigation, subject to, inter alia, execution of a definitive Stipulation of Settlement and approval by the Court following notice to the Public Stockholders and a hearing. The Memorandum of Understanding provided that as a result of, among other things, the Stockholder Litigation and negotiations among counsel for the parties to the Memorandum of Understanding, a Special Meeting of stockholders will be held to vote upon and adopt the Merger Agreement which provides, among other things, for the Public Shares of Foamex stock to be converted into the right to receive $18.75 in cash, without interest. The Memorandum of Understanding also acknowledged that the terms of the Merger have been significantly improved over the terms originally proposed by Trace on March 16, 1996, and the Company and the individual director and officer defendants acknowledged that the filing and prosecution of the Stockholder Litigation was a factor they took into account in giving fair consideration to and entering into the Merger and Trace acknowledged that it took into account the desirability of satisfactorily addressing the claims asserted in the Stockholder Litigation in agreeing to the increased consideration to be paid to the Public Stockholders pursuant to the Merger Agreement.

     The Memorandum of Understanding also provided for certification of a class, for settlement purposes only, consisting of the Public Stockholders, the dismissal of the Stockholder Litigation with prejudice and the release by Plaintiffs and all members of the class of all claims and causes of action that were or could have been asserted against Trace, the Company and the individual defendants in the Stockholder Litigation or that arise out of the matters alleged by Plaintiffs. Following the completion of the confirmatory discovery which was provided for in the Memorandum of Understanding, on September 9, 1998, the parties entered into a definitive Stipulation of Settlement and the court has set a hearing to consider whether the settlement should be approved for October 27,

1998. A copy of the Stipulation of Settlement is included as Appendix E to this Proxy Statement. In connection with the proposed settlement, the plaintiffs intend to apply for an award of attorneys' fees and litigation expenses in an amount not to exceed $925,000, and the defendants have agreed not to oppose this application. Additionally, the Company has agreed to pay the cost of sending notice of the settlement, if any, to the Public Stockholders.


     The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to Plaintiffs or the purported class. The defendants have agreed to the proposed settlement because, among other reasons, such settlement would eliminate the burden and expenses of further litigation and would facilitate the consummation of a transaction that they believe to be in the best interests of the Company and the Public Stockholders.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP serves as the Company's independent certified public accountants. A representative of PriewaterhouseCoopers LLP will be at the Special Meeting to answer questions by Stockholders and will have the opportunity to make a statement, if so desired.

                             STOCKHOLDER PROPOSALS

     Any proposals intended to be presented to Stockholders at the Company's 1998 Annual Meeting of Stockholders (which will only be held if the Merger has not been consummated prior thereto) must be received by the Company for inclusion in the proxy statement for such annual meeting by December 31, 1998. Such proposals must also meet other requirements of the rules of the Securities and Exchange Commission (the "SEC") relating to stockholders' proposals and the requirements set forth in the Company's By-Laws.

     Pursuant to the By-Laws, Stockholders proposing business to be brought before the Annual Meeting must deliver written notice thereof to the Secretary of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the annual meeting. The Stockholder's notice must contain a brief description of the business and reasons for conducting the business at an annual meeting, the name and address of the Stockholder making the proposal, and any material interest of the Stockholder in the business. The Stockholder is also required to furnish a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business.

                            ADDITIONAL INFORMATION

     Pursuant to the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-3 promulgated thereunder, the Company, as issuer of the class of equity securities that are the subject of the Rule 13e-3 transaction, together with Trace and Merger Sub, have filed with the SEC a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the SEC, this Proxy Statement omits certain information, exhibits and undertakings contained in the
Schedule 13E-3. Such additional information can be inspected at and obtained from the SEC in the manner set forth below under "Available Information."

     Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL 60661, and Suite 1300, Seven World Trade Center, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. Certain reports, proxy statements and other information concerning the Company also can be inspected on the SEC's site on the Internet at http://www.sec.gov. See "Incorporation Of Certain Documents By Reference."

     A notice has been filed with the Pennsylvania Securities Commission which contains substantial additional information about the Merger, which notice is available for inspection at the Pennsylvania Securities Commission's principal office during business hours.

     This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Philip N. Smith, Jr., Corporate Secretary, Foamex International Inc., 1000 Columbia Avenue, Linwood, Pennsylvania 19061, telephone (610) 859-3000. In order to ensure delivery of documents prior to the Special
Meeting, requests therefor should be made no later than    , 1998.

     THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR TRACE SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed by the Company (file number 0-22624) or Crain Industries (file number 33-96808) with the SEC pursuant to the Exchange Act are incorporated herein by this reference:


     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997;


     2. The Company's Annual Report on Form 10-K/A for the fiscal year ended December 28, 1997, filed April 27, 1998;


     3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1998;


     4. The Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 29, 1998, filed July 1, 1998;


     5. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1998;


     6. The Company's Annual Report on Form 11-K for the fiscal year ended December 28, 1997;

     7. The Company's Current Report on Form 8-K filed January 7, 1998;

     8. The Company's Current Report on Form 8-K/A filed March 9, 1998;

     9. The Company's Current Report on Form 8-K filed March 13, 1998;

    10. The Company's Current Report on Form 8-K filed March 17, 1998;

    11. The Company's Current Report on Form 8-K/A filed May 13, 1998;

    12. The Company's Current Report on Form 8-K filed June 26, 1998;

    13. The Company's Current Report on Form 8-K/A filed September 9, 1998;

    14. The Annual Report on Form 10-K of Crain Industries for the fiscal year ended December 31, 1996;

    15. The Quarterly Report on Form 10-Q of Crain Industries for the fiscal quarter ended March 31, 1997;

    16. The Quarterly Report on Form 10-Q of Crain Industries for the fiscal quarter ended June 30, 1997;

    17. The Quarterly Report on Form 10-Q of Crain Industries for the fiscal quarter ended September 30, 1997; and

    18. The Form 15 of Crain Industries, filed January 8, 1998.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                                  APPENDIX A











                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                      TRACE INTERNATIONAL HOLDINGS, INC.,


                            TRACE MERGER SUB, INC.


                                      AND


                           FOAMEX INTERNATIONAL INC.







                           Dated as of June 25, 1998

                               TABLE OF CONTENTS


                                                                                   Page
                                                                                  -----
                                  ARTICLE I. THE MERGER
Section 1.1.    The Merger ......................................................   1
Section 1.2.    Effective Time ..................................................   1
Section 1.3.    Closing .........................................................   1
Section 1.4.    Directors and Officers of the Surviving Corporation .............   1
Section 1.5.    Certificate of Incorporation ....................................   1
Section 1.6.    Bylaws ..........................................................   1
Section 1.7.    Effect of the Merger ............................................   2
Section 1.8.    Special Meeting; Certain Voting Matters .........................   2
Section 1.9.    Company Action Regarding the Proxy Statement ....................   2
Section 1.10.   Parent Action Regarding the Proxy Statement .....................   2
                           ARTICLE II. CONVERSION OF SECURITIES
Section 2.1.    Conversion of Capital Stock .....................................   3
Section 2.2.    Surrender of Certificates .......................................   3
Section 2.3.    Dissenting Shares ...............................................   4
Section 2.4.    Termination of Company Stock Plans ..............................   5
Section 2.5.    Termination of Warrants .........................................   5
Section 2.6.    Withholding Taxes ...............................................   6
               ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1.    Organization ....................................................   6
Section 3.2.    Capitalization ..................................................   6
Section 3.3.    Authorization; Validity of Agreement; Company Action ............   7
Section 3.4.    Consents and Approvals; No Violations ...........................   7
Section 3.5.    SEC Reports and Financial Statements ............................   7
Section 3.6.    Absence of Certain Changes ......................................   8
Section 3.7.    No Undisclosed Liabilities ......................................   8
Section 3.8.    Litigation ......................................................   8
Section 3.9.    No Default; Compliance with Applicable Laws .....................   8
Section 3.10.   Brokers .........................................................   8
Section 3.11.   Opinion of Financial Advisor ....................................   8
               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Section 4.1.    Organization ....................................................   8
Section 4.2.    Authorization; Validity of Agreement; Necessary Action ..........   9
Section 4.3.    Consents and Approvals; No Violations ...........................   9
Section 4.4.    Financing Arrangements ..........................................   9
Section 4.5.    No Prior Activities .............................................   9
Section 4.6.    Litigation ......................................................   9
Section 4.7.    Other Arrangements ..............................................   9
                                   ARTICLE V. COVENANTS
Section 5.1.    Interim Operations of the Company ...............................  10
Section 5.2.    Access; Confidentiality .........................................  11
Section 5.3.    Additional Agreements ...........................................  11
Section 5.4.    Consents and Approvals; HSR Act .................................  11
Section 5.5.    No Solicitation .................................................  12
Section 5.6.    Publicity .......................................................  12
Section 5.7.    Notification of Certain Matters .................................  12
Section 5.8.    Fair Price Statute ..............................................  13
Section 5.9.    Indemnification .................................................  13
Section 5.10.   Financing .......................................................  14
Section 5.11.   Conduct of Business of Sub ......................................  14

                                      A-(i)


                                ARTICLE VI. CONDITIONS

Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger ........ 14
Section 6.2.    Additional Conditions to Obligations of the Company ............... 15
Section 6.3.    Additional Conditions to Obligations of Parent and Sub ............ 15
                          ARTICLE VII. TERMINATION AND AMENDMENT
Section 7.1.    Termination ....................................................... 15
Section 7.2.    Effect of Termination ............................................. 16
                               ARTICLE VIII. MISCELLANEOUS
Section 8.1.    Fees and Expenses ................................................. 17
Section 8.2.    Amendment and Modification ........................................ 17
Section 8.3.    Nonsurvival of Representations and Warranties ..................... 17
Section 8.4.    Notices ........................................................... 17
Section 8.5.    Interpretation .................................................... 18
Section 8.6.    Counterparts ...................................................... 18
Section 8.7.    Entire Agreement; No Third Party Beneficiaries .................... 18
Section 8.8.    Severability ...................................................... 18
Section 8.9.    Governing Law ..................................................... 19
Section 8.10.   Assignment ........................................................ 19
Section 8.11.   Descriptive Headings .............................................. 19
Section 8.12.   Obligation of Parent .............................................. 19
                                 ARTICLE IX. DEFINITIONS
Section 9.1.    Certain Definitions ............................................... 19
Section 9.2.    Accounting Terms and Determinations ............................... 22
Exhibit A--     Form of Certificate of Merger

                                      A-(ii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 25, 1998, by and among Trace International Holdings, Inc., a Delaware corporation ("Parent"), Trace Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Foamex International Inc., a Delaware corporation (the "Company").

                                   RECITALS:

     WHEREAS, the Boards of Directors of the Company (on the recommendation of the Special Committee) and Parent have each adopted a resolution approving this Agreement and the Merger (as hereinafter defined) of Sub with and into the Company in accordance with the Delaware General Corporation Law, and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company (on the recommendation of the Special Committee) has adopted a resolution approving this Agreement and the Merger, and has determined that the consideration to be paid for each share of the Company's Common Stock, $0.01 par value per share (the "Shares") in the Merger (other than Shares held by Parent and its Subsidiaries) is fair to the holders of such Shares;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Sub hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     Section 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged (the "Merger") with and into the Company in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"), the separate corporate existence of Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation in the Merger (the Company is sometimes referred to as the "Surviving Corporation"; Sub and the Company are sometimes referred to as the "Constituent Corporations"). Notwithstanding the foregoing, at the election of Parent, Parent may substitute any direct or indirect wholly owned Subsidiary of Parent or Sub as a Constituent Corporation. To the extent that Parent exercises its election to substitute a direct or indirect wholly owned Subsidiary of Parent or Sub as a Constituent Corporation, then the parties hereto shall promptly enter into an amendment to this Agreement necessary or desirable to provide for such election, without any approval, authorization or adoption by the Board of Directors or shareholders of the Company if none is required by any applicable Legal Requirement. If Parent exercises such election in accordance with this Section 1.1, all reference herein to "Sub" shall be deemed to refer to such substitute Subsidiary.

     Section 1.2. Effective Time. As soon as practicable after satisfaction or waiver of the conditions set forth in Article VI, or at such other time as the parties shall agree, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, substantially in the form of Exhibit A hereto, and shall make all other filings or recordings required under the DGCL in order to effectuate the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Delaware Secretary of State, or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     Section 1.3. Closing. The closing of the Merger (the "Closing") shall take place (i) at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof, at the offices of Willkie Farr & Gallagher in New York, NY, or (ii) at such other time and place as Sub and the Company shall agree (the "Closing Date").

     Section 1.4. Directors and Officers of the Surviving Corporation. The directors and officers of Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

     Section 1.5. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Section 1.6. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 1.7. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and in
Article II hereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.8. Special Meeting; Certain Voting Matters.

      (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable following the date hereof for the purpose of considering and taking action regarding the adoption of this Agreement.

      (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Sub, and any of its other Subsidiaries in favor of the approval of the Merger and the authorization and adoption of this Agreement to the extent permitted pursuant to the terms of the agreements filed as exhibits as of the date hereof to Parent's Schedule 13D with respect to the Company.

     Section 1.9. Company Action Regarding the Proxy Statement.

      (a) The Company, acting through its Board of Directors shall, in accordance with applicable law and after consultation with Parent and its legal counsel, exercise its reasonable best efforts:

      (i) to prepare and file with the SEC as soon as reasonably practicable after the date hereof, a preliminary proxy statement relating to the Merger and this Agreement;

      (ii) to obtain and furnish the information required by the SEC to be included in the Proxy Statement or otherwise required to be furnished to the staff of the SEC in connection therewith;

      (iii) to respond as promptly as reasonably practicable to, and resolve, all comments made by the SEC with respect to the preliminary proxy statement;

      (iv) to cause a definitive proxy statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to the holders of the Shares as promptly as reasonably practicable after resolution of the comments of the SEC staff with respect thereto; and

      (v) to obtain the necessary approvals of the Merger and authorization and adoption of this Agreement by the holders of the Shares.

      (b) The Company shall prepare and revise the Proxy Statement and the Company 13E-3 Information so that, at the date mailed to the holders of Shares, and at the time of the Special Meeting, the Proxy Statement and the Company 13E-3 Information will (except that the Company shall not be responsible under this clause (b) with respect to statements made in the Proxy Statement based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement):

      (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and

      (ii) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      (c) The Company, acting through its Board of Directors shall, subject to the provisions of Section 5.5, make at the Special Meeting, and include in the Proxy Statement, the recommendation of the Board of Directors of the Company that holders of Shares vote in favor of the adoption of this Agreement.

      (d) The Company shall use its reasonable best efforts to assist Parent (to the extent Parent so requests) in the preparation of the Schedule 13E-3 relating to the Merger (the "Schedule 13E-3"), and shall furnish such information as may be reasonably requested by Parent for inclusion in the
Schedule 13E-3 (such information furnished by the Company, the "Company 13E-3 Information").

     Section 1.10. Parent Action Regarding the Proxy Statement.

      (a) Parent shall use its reasonable best efforts to assist the Company (to the extent the Company so requests):

      (i) in the preparation of the preliminary proxy statement relating to the Merger,

      (ii) in responding to and resolving any comments made by the staff of the SEC with respect to the preliminary proxy statement,

      (iii) in the preparation of the Proxy Statement, and

      (iv) in obtaining the necessary approvals of the Merger and adoption of this Agreement by the holders of the Shares as provided herein.

      (b) Parent and Sub will timely file with the SEC a Schedule 13E-3 relating to the transactions contemplated hereby, and such Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

      (c) Parent shall furnish to the Company written information concerning itself and Sub as may be reasonably requested by the Company expressly for inclusion in the Proxy Statement, including without limitation information required pursuant to Rule 13e-3 and Schedule 13E-3 under the Exchange Act (the "Parent-Furnished Information"). Parent shall prepare and revise the Parent-Furnished Information and the Schedule 13E-3 so that the Parent-Furnished Information and the Schedule 13E-3 will not, at the date the Proxy Statement is mailed to the holders of the Shares, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading (except that Parent shall not be responsible under this paragraph
(c) with respect to (i) statements made in the Schedule 13E-3 incorporated by reference from the Proxy Statement (except to the extent constituting Parent-Furnished Information), or (ii) with respect to statements made in the
Schedule 13E-3 based on information supplied by the Company expressly for inclusion in the Schedule 13E-3).

                                  ARTICLE II.

                           CONVERSION OF SECURITIES

     Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Sub:

      (a) Sub Capital Stock. Each issued and outstanding share of capital stock of Sub shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (b) Parent Shares; Cancellation of Treasury Stock and Subsidiary Owned
    Stock.

      (i) All Shares that are owned by the Company or any Subsidiary of the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

      (ii) All Shares that are owned by Parent or any Subsidiary of Parent at the Effective Time ("Parent Shares") shall remain outstanding, and from and after the Effective Time shall constitute shares of the Surviving Corporation.

      (c) Exchange of Shares. Each issued and outstanding Share (other than Parent Shares, Shares to be canceled in accordance with Section 2.1(b)(i) and, as set forth in Section 2.3, any Shares which are held by shareholders exercising appraisal rights pursuant to the DGCL ("Dissenting Shareholders")) shall be converted into the right to receive $18.75 per Share, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in
Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or, in the case of Dissenting Shareholders, the right, if any, as set forth in Section 2.3, to receive payment from the Surviving Corporation of the fair value of such Shares as determined in accordance with the DGCL (plus, in each case, any dividend or distribution payable with respect to such Shares with a record date prior to the Effective
Time).

     Section 2.2. Surrender of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall designate The Bank of Nova Scotia or another bank or trust company reasonably acceptable to the Special Committee to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the aggregate amount of funds (the "Aggregate

Amount") to which holders of the Shares shall become entitled pursuant to
Section 2.1(c), the holders of Stock Options shall become entitled to pursuant to Section 2.4, and the holders of Warrants shall become entitled to pursuant to Section 2.5. Parent shall deposit with the Paying Agent at the Closing the Aggregate Amount, to be held by the Paying Agent and paid to holders of Shares pursuant to Section 2.2(b), holders of Stock Options pursuant to Section 2.4 and holders of Warrants pursuant to Section 2.5. All interest earned on such funds shall be paid to Parent.

      (b) Surrender Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive and shall be paid in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate (other than Certificates for Parent Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. The right of any shareholder to receive the Merger Consideration shall be subject to Section 2.6.

      (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares (other than Parent Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except for (i) the right to surrender such Certificate in exchange for the amount of Merger Consideration to which such holder is entitled under this Agreement, or (ii) the rights available under the DGCL for Dissenting Shares (plus, in each case, the right to receive any dividend or distribution payable with respect to such Shares with a record date prior to the Effective Time). If, after the Effective Time, Certificates (other than Certificates for Parent Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and the Merger Consideration shall be paid as provided in this Article II.

      (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, Stock Options, and Warrants, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.3. Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares held by a holder who has not voted such Shares in favor of the Merger and with respect to which appraisal rights shall have been exercised and perfected in accordance with Section 262 of the DGCL (the "Dissenting Shares") and as of the Effective Time not withdrawn shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but such Shares shall be converted into the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of Delaware unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal (through failure to perfect or otherwise). If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in
Section 2.1(c). The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, settle or offer to settle, any such demands.

     Section 2.4. Termination of Company Stock Plans.

      (a) As of the Effective Time, the Company shall use its reasonable best efforts to take such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Shares (a "Stock Option") that is outstanding immediately before the Effective Time, whether or not then-exercisable, shall be canceled and, in consideration of such cancellation, each holder of a Stock Option shall receive at the Effective Time an amount, subject to Section 2.6, equal to the product of (i) the amount, if any, by which the Merger Consideration exceeds the per Share exercise price of the Stock Option and (ii) the number of Shares subject thereto. No payment shall be made with respect to any Stock Option having a per Share exercise price, as in effect immediately prior to the Effective Time, equal to or greater than the Merger Consideration. The consideration due under this Section 2.4 shall be payable without interest after (a) verification by the Paying Agent of the ownership and terms of the particular Stock Option by reference to the Company's records or such other evidence reasonably acceptable to the Surviving Corporation as the holder may provide, and (b) delivery in the manner provided in Section 2.2(b) of a written instrument (the "Option Release"), duly executed by the owner of the applicable Stock Options, in a form provided by the Paying Agent and setting forth (i) the aggregate number of Stock Options owned by that person (including Stock Options as to which no consideration is payable under this Section 2.4); (ii) a representation by the person that such person is the owner of all Stock Options described pursuant to clause (i), and that none of those Stock Options has expired or ceased to be exercisable; and (iii) a confirmation of and consent to the cancellation of all of the Stock Options described pursuant to clause (i), including the Stock Options for which no consideration is payable pursuant to this Section 2.4, in consideration of the payment provided for in this Section 2.4.

      (b) As of the Effective Time, the Company shall use its reasonable best efforts to provide that (i) the plans of the Company providing for Stock Options (the "Option Plans") shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall terminate as of the Effective Time, and (ii) following the Effective Time no holder of Stock Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have the right thereunder to acquire any equity securities of the Company or any Subsidiary thereof.

     Section 2.5. Termination of Warrants.

      (a) As of the Effective Time, the Company shall use its reasonable best efforts to take such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each warrant to purchase Shares (a "Warrant") that is outstanding immediately before the Effective Time, whether or not then-exercisable, shall be canceled and, in consideration of such cancellation, each holder of a Warrant shall receive at the Effective Time an amount, subject to Section 2.6, equal to the product of (i) the amount, if any, by which the Merger Consideration exceeds the per Share exercise price of the Warrant and (ii) the number of Shares subject thereto. No payment shall be made with respect to any Warrant having a per Share exercise price, as in effect immediately prior to the Effective Time, equal to or greater than the Merger Consideration. The consideration due under this Section 2.5 shall be payable without interest after (a) verification by the Paying Agent of the ownership and terms of the particular Warrant by reference to the Company's records or such other evidence reasonably acceptable to the Surviving Corporation as the holder may provide, and (b) delivery in the manner provided in Section 2.2(b) of a written instrument (the "Warrant Release"), duly executed by the owner of the applicable Warrants, in a form provided by the Paying Agent and setting forth (i) the aggregate number of Warrants owned by that person (including Warrants as to which no consideration is payable under this Section 2.5); (ii) a representation by the person that such person is the owner of all Warrants described pursuant to clause (i), and that none of those Warrants has expired or ceased to be exercisable; and (iii) a confirmation of and consent to the cancellation of all of the Warrants described pursuant to clause (i), including the Warrants for which no consideration is payable pursuant to this Section 2.5, in consideration of the payment provided for in this Section 2.5.

      (b) As of the Effective Time, the Company shall use its reasonable best efforts to provide that (i) except as set forth in Section 2.5 of the Sub Disclosure Schedule (as defined below), the agreements of the Company providing for Warrants (the "Warrant Agreements"), including the Warrant Agreement, dated as of June 28, 1994, by and between the Company and Shawmut Bank Connecticut, National Association, the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and DLJ Funding, Inc. and the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and Marely I S.A., shall terminate as of the Effective Time and the provisions in any other agreement or arrangement, providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time, and (ii) following the Effective Time no holder of Warrants or any party to a Warrant Agreement or any other such agreements or arrangements shall have the right thereunder to acquire any equity securities of the Company from the Company or any Subsidiary thereof.

     Section 2.6. Withholding Taxes. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Stock Options or Warrants pursuant to the Merger, such amounts as are required to be withheld under the Code, or any applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Stock Options or Warrants in respect of which such deduction and withholding was made by the Surviving Corporation.

                                 ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.1. Organization. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate or partnership power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and, except as set forth in Section 3.1 of the Company Disclosure Schedule (as defined below), is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect. The certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and such documents with respect to all Subsidiaries of the Company have been made available to Parent. Such certificate of incorporation, bylaws and equivalent organizational documents are in full force and effect. A true and complete list of all the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary is set forth in Section 3.1 of the Company Disclosure Schedule delivered to Parent and Sub on or before the date hereof (the "Company Disclosure Schedule").

     Section 3.2. Capitalization.

      (a) Capitalization. The authorized capital stock of the Company consists of 50,000,000 Shares, par value $.01 per Share and 5,000,000 shares of Preferred Stock, par value $1.00 per share. As of June 19, 1998, (i) 25,014,843 Shares were issued and outstanding, (ii) 1,989,000 Shares were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 1,390,848 Shares were issuable upon exercise of outstanding Stock Options under the Option Plans, (iv) 27,737 Shares were issuable under the Non-Employee Director Compensation Plan, (v) 1,226,530 Shares were issuable pursuant to the Participating Warrants, (vi) 600,000 Shares were issuable pursuant to the 1994 Warrants and (vii) no shares of Preferred Stock were issued and outstanding.
Section 3.2 of the Company Disclosure Schedule sets forth a true and correct list as of June 19, 1998 of all holders of Stock Options, the number of such Stock Options outstanding as of such date and the exercise price per Stock Option. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Subsequent to June 19, 1998, no Shares have been issued by the Company except upon the exercise of outstanding Stock Options or Warrants described in this
Section 3.2(a). Each of the outstanding Stock Options described in this Section
3.2 allows the optionee to purchase Shares which have been authorized to be issued by the Company's Board of Directors. Each of the outstanding Warrants described in this Section 3.2 allows the holder to purchase Shares which have been authorized to be issued by the Company's Board of Directors under the Warrant Agreements. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no other options, warrants or other rights, convertible debt, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries. The Company is not obligated to redeem, repurchase or otherwise reacquire any of its capital stock or other securities.

      (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding shares of the capital stock of each Subsidiary of the Company are beneficially owned by the Company, directly or indirectly, and all such shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all Liens. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary.

     Section 3.3. Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining stockholder approval as described in this Section 3.3. The Special Committee, at a meeting held on June 25, 1998, unanimously resolved to recommend that the Board of Directors of the Company approve this Agreement and the Merger, and the Board of Directors of the Company, at a meeting duly called and held on June 25, 1998 at which all of the members of the Board of Directors were present, duly and unanimously adopted a resolution approving this Agreement and its execution, delivery and performance and the transactions contemplated hereby, recommended that the shareholders of the Company adopt this Agreement and the Merger, and determined that this Agreement and the Merger, are fair to the shareholders of the Company other than Parent and its Subsidiaries; provided, however, any such recommendation of the Special Committee or the Board of Directors may be withdrawn, modified or amended to the extent permitted by Section 5.5 of this Agreement. No other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (except for the stockholder approval described in this Section 3.3). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. The affirmative vote of the holders of a majority of the outstanding Shares are the only votes of the holders of any class or series of the Company's capital stock necessary under the DGCL and the Company's Certificate of Incorporation to adopt this Agreement and approve the transactions contemplated hereby. Section 203 of the DGCL is not applicable to the Merger. The provisions of Article X of the Company's Certificate of Incorporation will not apply to this Agreement, the Merger or any of the transactions contemplated hereby.

     Section 3.4. Consents and Approvals; No Violations. Except for the filings or the consents, authorizations or approvals set forth on Section 3.4 of the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the filing and recordation of a certificate of merger under the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries,
(iii) require the consent of any person under, result in a violation or breach of, accelerate the performance of obligations or alter the rights under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, or (iv) violate any Legal Requirement applicable to the Company, any of its Subsidiaries or any of their properties or assets except in any case referred to in any of clauses (ii) through (iv) above, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     Section 3.5. SEC Reports and Financial Statements.

      (a) The Company and its Subsidiaries have timely filed with the SEC, and have made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by each of them since January 1, 1997 under the Securities Act or the Exchange Act (collectively, the "SEC Documents"). Except as set forth in Section 3.5 of the Company Disclosure Schedule, each of the SEC Documents (i) was prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, including without limitation the applicable accounting requirements thereunder and the published rules and regulations of the SEC with respect thereto, and (ii) when filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) Except as set forth in Section 3.5 of the Company Disclosure Schedule, the consolidated financial statements of the Company included in the SEC Documents: (i) were prepared from, and in accord with, the books and records of the Company and its Subsidiaries, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as of the respective dates and for the respective periods thereof, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     Section 3.6. Absence of Certain Changes. Since December 29, 1997, except
(x) as expressly disclosed in the SEC Documents filed prior to the date of this Agreement, (y) as expressly contemplated in this Agreement and (z) as set forth on Section 3.6 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course and no event or events, except for events involving (A) changes in general economic conditions, (B) changes in conditions affecting the polyurethane foam industry generally, or (C) changes in any applicable Legal Requirement, has or have occurred that, either individually or in the aggregate, has had, or would reasonably be expected to result in a Material Adverse Effect.

     Section 3.7. No Undisclosed Liabilities. Except (a) as set forth in
Section 3.7 of the Company Disclosure Schedule, (b) as reflected or reserved against in the consolidated financial statements contained in the SEC Documents, or (c) for fees or expenses incurred by or on behalf of the Special Committee, the Company and its Subsidiaries have no Liabilities, except Liabilities which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     Section 3.8. Litigation. Except as disclosed in the SEC Documents or in
Section 3.8 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, before any Governmental Entity, that seek to prevent or delay the performance of this Agreement or the transactions contemplated hereby or that would reasonably be expected to result in a Material Adverse Effect.

     Section 3.9. No Default; Compliance with Applicable Laws. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or bylaws, (ii) any Contract, or (iii) any Legal Requirement, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     Section 3.10. Brokers. No broker, finder or investment banker (other than Beacon Group Capital Services, LLC ("Beacon")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Sub a true and complete copy of the engagement letter between the Company and Beacon pursuant to which such firm would be entitled to any payment in connection with the transactions contemplated hereby.

     Section 3.11. Opinion of Financial Advisor. Beacon has rendered to the Special Committee a written opinion dated as of June 25, 1998, a copy of which has been provided to Parent, to the effect that the consideration to be received by the shareholders of the Company, other than Parent and its Subsidiaries, pursuant to the Merger is fair to such shareholders from a financial point of view. Such opinion was delivered orally to the Special Committee not later than the time that consummation of the transactions contemplated hereby was approved by the Company's Board of Directors, and was delivered in writing to the Special Committee prior to the execution of this Agreement. Such opinion has not been withdrawn or modified in any manner adverse to Parent except as expressly permitted by Section 5.5.

                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 4.1. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a material adverse effect on (i) Parent, its Subsidiaries and Sub, taken as a whole or (ii) their ability to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.


     Section 4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the Merger and of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Sub and by Parent as the sole shareholder of Sub and no other corporate or shareholder action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     Section 4.3. Consents and Approvals; No Violations. Except for the filings set forth on Section 4.3 of the Sub Disclosure Schedule delivered to the Company on or before the date hereof (the "Sub Disclosure Schedule") and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and the DGCL, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby nor compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the bylaws of Parent or its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity on the part of Parent or its Subsidiaries, (iii) result in a violation or breach of, accelerate the performance of obligations or alter the rights under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contracts, agreements, commitments, instruments and guarantees to which Parent or its Subsidiaries is a party, or (iv) violate any Legal Requirement applicable to Parent or its Subsidiaries, except in any case referred to in any of clauses (ii) through (iv) above which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the ability of Parent and Sub to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

     Section 4.4. Financing Arrangements. Parent has received a commitment letter relating to a senior secured credit facility and a "highly confident" letter relating to (i) a senior unsecured note offering, (ii) a senior subordinated note offering and (iii) a senior discount note offering (the "Financing Letters"), each of which is as of the date hereof in full force and effect and true and correct copies of which have been provided to the Board of Directors of the Company and the Special Committee. The transactions contemplated by the Financing Letters will, upon completion of such transactions, result in the receipt of funds by the Surviving Corporation sufficient to enable the Surviving Corporation to pay the Aggregate Amount and otherwise to consummate the transactions contemplated hereby and thereby, and to fund all costs and expenses of the Company, Parent and Sub incurred in connection with the Merger, the Financing contemplated therein and the transactions contemplated hereby and thereby.

     Section 4.5. No Prior Activities. Except for Liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any Financing), Sub has not incurred any Liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. Sub is a wholly owned Subsidiary of Parent.

     Section 4.6. Litigation. Except as set forth on Schedule 4.6 of the Sub Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent or Sub, threatened, against Parent or Sub or any of their Subsidiaries, before any Governmental Entity that seek to prevent or delay the performance of this Agreement or the transactions contemplated hereby.

     Section 4.7. Other Arrangements. Except as set forth in Schedule 4.7 of the Sub Disclosure Schedule, Parent and Sub have no agreements or understandings with any other shareholder of the Company regarding any consideration to be paid to such shareholder in connection with the transactions contemplated hereby except pursuant to the terms of this Agreement.

                                  ARTICLE V.

                                   COVENANTS

     Section 5.1. Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, after the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time:

      (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and in all material respects in compliance with all applicable Legal Requirements and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable efforts to preserve its business organization intact, to maintain its existing relations with customers, suppliers, employees, creditors and business partners and to maintain customary levels of insurance coverage with respect to its assets and operations;

      (b) the Company shall not, directly or indirectly, amend its or any of its Subsidiaries' certificate of incorporation or bylaws or similar organizational documents;

      (c) the Company shall not, and it shall not permit its Subsidiaries to:
(i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries other than those dividends or other distributions payable solely to the Company or one of its wholly-owned Subsidiaries, or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock (or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock) or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares issued upon the exercise of Stock Options or Warrants outstanding on the date hereof; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of its Subsidiaries;

      (d) the Company shall not, and it shall not permit its Subsidiaries to, acquire or agree to acquire, or except as contemplated by the Crain Restructuring (as defined in the Foamex Credit Agreement), transfer, lease, license, sell, mortgage, pledge, encumber, dispose of or agree to dispose of, any material assets, including Intellectual Property, other than the Company's Mesquite Texas facility, either by purchase, merger, consolidation, sale of shares in any of its Subsidiaries or otherwise, except pursuant to Contracts of the Company or its Subsidiaries in effect on the date hereof, in the ordinary course of business consistent with past practice or in transactions involving consideration of less than $5,000,000, in the aggregate;

      (e) neither the Company nor its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries (A) to any of its executive officers or directors, other than regularly scheduled pay increases of not more than 10% per annum, or (B) to any of its key employees other than in the ordinary course of business consistent with past practice; or (ii)(A) adopt any new, or (B) except as contemplated by Section 2.4 or as required by any obligation existing as of the date hereof to do so or any applicable Legal Requirement or in connection with the Crain restructuring, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into or modify or amend any employment or severance agreement with or, except as required by any applicable Legal Requirement or in connection with the Crain restructuring or Contracts in effect on the date hereof, grant any severance or termination pay to any officer or director of the Company or any of its Subsidiaries; or
(iv) enter into any collective bargaining agreement;

      (f) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, other than in the ordinary course of business consistent with past practice;

      (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any indebtedness other than indebtedness with respect to working capital in amounts consistent with past practice and capital leases in the ordinary course of business; (ii) materially modify any material indebtedness; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person (other than a Subsidiary); (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Subsidiaries of the Company set forth on Section 3.1 of the Company's Disclosure Schedule (provided the ownership structure of such Subsidiary has not changed from that existing on the date hereof) or customary advances to employees); or (v) enter into any material Contract or transaction other than in the ordinary course of business consistent with past practice;

      (h) neither the Company nor any of its Subsidiaries shall materially change any of the accounting methods, practices or policies used by it, unless required by GAAP;

      (i) the Company shall not, and it shall not permit its Subsidiaries to, make any material tax election (unless required by law) or settle or compromise any material income tax liability;

      (j) the Company shall not, and it shall not permit its Subsidiaries to
(i) except in connection with any transaction permitted by Section 5.5, waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, or (ii) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any actions, suits, proceedings or claims, other than the payment, discharge or satisfaction, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

      (k) the Company shall not, and it shall not permit its Subsidiaries to, commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business or the forfeiture of substantial rights, provided that the Company consults with Parent prior to filing such suit or (iii) to enforce this Agreement; and

      (l) neither the Company nor any of its Subsidiaries shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2. Access; Confidentiality. The Company shall (and shall cause each of its Subsidiaries to) (a) afford to the officers, employees, accountants, counsel, and other representatives of Parent, upon reasonable advance notice, reasonable access to and the right to inspect and observe, during normal business hours during the period prior to the Effective Time, all its personnel, accountants, representatives, properties, books, contracts, insurance policies, commitments and records, offices, plants and other facilities, (b) make available promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(ii) all other information concerning its business, properties and personnel (including, without limitation, insurance policies) as Parent may reasonably request. Parent shall treat any such information in accordance with the provisions of a letter agreement dated March 4, 1998 between the Company and Parent (the "Confidentiality Agreement"). No investigation conducted by Parent shall impact any representation or warranty given by the Company to Parent hereunder.

     Section 5.3. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. The Company also agrees to timely file all reports and other documents required to be filed by it with the SEC.

     Section 5.4. Consents and Approvals; HSR Act.

      (a) Each of the Company, Parent and Sub shall use its reasonable best efforts to comply promptly with all Legal Requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use their reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, the Company shall not obtain any consent that will affect Parent or the Company to either of their material economic detriment, including any modification of any Contract or Permit. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

      (b) In connection with any action, suit or proceeding relating to this Agreement or the Merger, Parent, Sub and the Company agree to consult with each other in formulating strategies, including, without limitation, consultation regarding the retention of counsel in situations involving multiple defendants, and in taking any other action material to the outcome of any such action, suit or proceeding.

     Section 5.5. No Solicitation.

      (a) The Company shall, and shall cause its Subsidiaries, officers, directors, employees, counsel, investment bankers, financial advisers, accountants, other representatives and agents (collectively, the "Company Representatives") to immediately as of the date hereof cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. The Company shall not, and shall not authorize or permit any Company Representative to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal (other than to respond to an inquiry by informing the inquiring party of the restrictions imposed by this
Section 5.5) or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time, the Board of Directors of the Company or the Special Committee determines in good faith, based on the advice of its legal counsel as to legal matters, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company or the Special Committee may, in response to a Takeover Proposal, and subject to compliance with Section 5.5(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in connection therewith and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Company Representative shall be deemed to be a breach of this Section 5.5(a) by the Company.

      (b) Neither the Board of Directors of the Company nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such Special Committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, in the event that prior to the Effective Time the Board of Directors of the Company or the Special Committee determines in good faith, based on the advice of its legal counsel as to legal matters, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company or the Special Committee may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the first business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

      (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.5, the Company shall immediately advise Parent orally and in writing of any request for information in connection with a potential Takeover Proposal, or of any Takeover Proposal, or any inquiry with respect to or which reasonably could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry.

     Section 5.6. Publicity. Each party's initial press release with respect to the execution of this Agreement has been previously approved by the other parties. Following such initial press releases, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions between the parties contemplated hereby without prior consultation with the other parties, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

     Section 5.7. Notification of Certain Matters.

      (a) The Company shall give prompt notice to Parent and Sub, and Parent and Sub shall give prompt notice to the Company and the Special Committee, of
(x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (y) any material failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      (b) The Company also shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company and the Special Committee, of:

      (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

      (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

      (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries or which relate to the consummation of the transactions contemplated by this Agreement; and

      (iv) any occurrence of any event having, or which would reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the ability of such party to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

      (c) Parent and Sub shall give prompt notice to the Company and the Special Committee of any material development with respect to the Financing described in the Financing Letters that would reasonably be expected to result in (i) the conditions precedent to the Financing described in the Financing Letters not being satisfied, or (ii) the termination of the Financing Letters by the parties thereto.

     Section 5.8. Fair Price Statute. If any "business combination," "fair price," "control share acquisition" or "moratorium" statute or other similar statute or regulation or any state "blue sky" or securities law statute shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall, to the extent consistent with applicable law and their fiduciary duties, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to minimize the effects of such statute or regulations on the transactions contemplated hereby.

     Section 5.9. Indemnification.

      (a) Until, and for a period of six years after, the Effective Time, the indemnification provisions of Article VIII of the By-laws of the Company and the provisions of Article IX of the Restated Certificate of Incorporation of the Company limiting the personal liability of directors for damages, shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors of the Company or the Surviving Corporation than pertain to such directors on the date hereof. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall, (i) indemnify, defend and hold harmless the present and former officers, directors, employees, and agents of the Company and its Subsidiaries and of Sub (collectively, the "Indemnified Parties"), from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions of such Indemnified Parties occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted under (A) applicable Legal Requirements, (B) the certificate of incorporation or by-laws of the Company or Sub in effect on the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, or (C) any indemnification agreement between the Indemnified Party and the Company; and (ii) advance to any Indemnified Parties expenses incurred in defending any action or suit with respect to such matters, to the fullest extent permitted by applicable law (and without requiring the Indemnified Party to provide any bond or other security in respect thereof).

      (b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a) shall provide notice to the Surviving Corporation promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Surviving Corporation (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) counsel for the

Surviving Corporation, who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Surviving Corporation of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Surviving Corporation, and the Surviving Corporation is actually prejudiced as a result of such failure to give notice. In the event that the Surviving Corporation does not promptly assume the defense of any matter as above provided, or counsel for the Indemnified Parties reasonably believes and advises the Indemnified Parties in writing that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Parties or among the Indemnified Parties, each group of Indemnified Parties who are not subject to such conflicts may retain counsel satisfactory to such group, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for each such group of Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided, further, however, that the Surviving Corporation shall not be responsible for the fees and expenses of more than one counsel for each group of Indemnified Parties without any such conflicts. In any event, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any action or claim. The Surviving Corporation shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

      (c) At or prior to the Effective Time, the Company shall purchase and pay all premiums with respect to a six year extension of the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time, including the transactions contemplated by this Agreement. The Company shall not cancel such insurance with respect to any officer or director without the express written consent of such officer or director.

      (d) This Section 5.9 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 5.9 and the benefits of Article IX of the Restated Certificate of Incorporation of the Company, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

      (e) If Parent or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assumes all of the obligations of Parent or the Surviving Corporation, as the case may be, as set forth in this Section 5.9.

      (f) Notwithstanding anything in this Section 5.9 to the contrary, nothing in this Agreement shall in any way limit the rights of any party under any indemnity agreement with the Company or the Surviving Corporation.

     Section 5.10. Financing. The Company shall use its reasonable best efforts to assist Parent in obtaining the Financing, including, without limitation, taking all action reasonably requested by Parent in connection therewith. Parent shall use its reasonable best efforts to obtain Financing on terms and conditions in amounts set forth in the Financing Letters, or if the Financing contemplated by the Financing Letters is not consummated, other than as a result of a breach by the Company of the terms of this Agreement, on similar terms and conditions and in amounts which are not materially less favorable to Parent than those set forth in the Financing Letters.

     Section 5.11. Conduct of Business of Sub. Until the Effective Time, Sub shall not engage in any activities of any nature, except as required by any applicable Legal Requirement or as provided in or contemplated by this Agreement.

                                  ARTICLE VI.

                                  CONDITIONS

     Section 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company (provided the Special Committee consents to such waiver), Parent or Sub, as the case may be, to the extent permitted by applicable Legal Requirements:

      (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by applicable law or the Certificate of Incorporation of the Company, in order to consummate the Merger;

      (b) Statutes. No Legal Requirement shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or the transactions contemplated hereby;

      (c) Injunctions. There shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

      (d) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

     Section 6.2. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, without regard to any material adverse effect or any other materiality qualification contained in any such representation or warranty, shall be true and correct on and as of the Effective Time (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby, including the Merger in accordance with the terms hereof; and

      (b) Agreements, Conditions and Covenants. Parent and Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

     Section 6.3. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

      (a) Representations. The representations and warranties of the Company contained in this Agreement, without regard to any Material Adverse Effect qualification or any other materiality qualification contained in any such representation and warranty, shall be true and correct in all respects on and as of the Effective Time (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

      (b) Agreements, Conditions and Covenants. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

      (c) Financing. Financing shall have been obtained on terms, conditions and in amounts reasonably satisfactory to Parent (it being acknowledged and agreed by Parent that the terms, conditions and amounts set forth in the Financing Letters for the Financing contemplated thereby, and any terms, conditions and amounts of any other Financing that are not materially worse for the Parent, Sub or the Surviving Corporation than those terms, conditions and amounts set forth in the Financing Letters, are and will be satisfactory to Parent); and

      (d) No Adverse Change. Since March 29, 1998, no event or events shall have occurred which have resulted in or would reasonably be expected to result in a Material Adverse Effect.

                                 ARTICLE VII.

                           TERMINATION AND AMENDMENT

     Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

      (a) by mutual written consent of the Boards of Directors of Parent and the Company, with the concurrence of the Special Committee in the case of the Company;

      (b) by either Parent or the Company (with the concurrence of the Special Committee if by the Company), if this Agreement shall have been voted on by the stockholders of the Company at the Special Meeting and the vote shall not have been sufficient to satisfy the conditions set forth in Section 6.1(a);

      (c) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

      (d) by either Parent or the Company (with the concurrence of the Special Committee, if by the Company), if the Merger shall not have been consummated by December 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

      (e) by the Company (with the concurrence of the Special Committee), if
(i) any of the conditions set forth in Sections 6.1 or 6.2 that (A) are required to occur prior to the Closing shall have become incapable of occurring, or (B) are not permitted to occur prior to the Closing shall have occurred prior to the Closing and are incapable of being cured or reversed, and, in either case (A) or (B), shall not have been, on or before the date of such termination, permanently waived by the Company (with the concurrence of the Special Committee), or (ii) Parent or Sub shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable.

      (f) by Parent or Sub, if (i) any of the conditions set forth in Sections
6.1 or 6.3 that (A) are required to occur prior to the Closing shall have become incapable of occurring, or (B) are not permitted to occur prior to the Closing, shall have occurred prior to the Closing and are incapable of being cured or reversed, and, in either case (A) or (B), shall not have been, on or before the date of such termination, permanently waived by Parent and Sub, or
(ii) the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice to the Company;

      (g) by Parent or Sub, if the Company's Board of Directors or the Special Committee (i) shall have withdrawn or modified or amended in any respect its recommendation of the Merger Agreement or the Merger, (ii) shall have caused the Company to enter into an agreement with a third party with respect to any Takeover Proposal, or (iii) the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions;

      (h) by the Company with the concurrence of the Special Committee, (i) if the Company's Board of Directors or the Special Committee shall have withdrawn its recommendation of the Merger Agreement or the Merger or shall have approved or recommended a Takeover Proposal, (ii) in connection with entering into an agreement with a third party with respect to any Takeover Proposal, or (iii) if the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions, provided that in any case the Company, the Board of Directors of the Company and the Special Committee shall have complied with the provisions of Section 5.5; or

      (i) by the Special Committee on behalf of the Company, if the Special Committee shall have withdrawn its recommendation of the Merger Agreement or the Merger or shall have approved or recommended a Takeover Proposal, or if the Special Committee shall have resolved to take any of the foregoing actions, provided that in any case the Special Committee shall have complied with the provisions of Section 5.5.

     Section 7.2. Effect of Termination. In the event of a termination of this Agreement by either the Company, Parent or Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the penultimate sentence of
Section 5.2, Sections 8.1 and 8.9 and this Section 7.2. Nothing herein shall relieve any party of liability with respect to any fraud or intentional breach of this Agreement.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     Section 8.1. Fees and Expenses.

      (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated;

      (b) If a Triggering Transaction is consummated within twelve months of the termination of this Agreement pursuant to Section 7.1, then the Company shall pay, or cause to be paid, to Parent $30,000,000 (the "Termination Fee") if (i) Parent or Sub terminates this Agreement under Section 7.1(f)(ii) or (g) or at the time of the termination of this Agreement Parent or Sub had the right to terminate this Agreement under such Sections; (ii) the Company terminates this Agreement pursuant to Section 7.1(h); (iii) the Special Committee terminates the Agreement pursuant to Section 7.1(i); or (iv) prior to any termination of this Agreement, the Company had materially breached the provisions of Section 5.5 of this Agreement. The Termination Fee shall be paid in same day funds at the time of the first receipt by a holder of Shares (other than Parent Shares) of any consideration arising out of the Triggering Transaction.

     Section 8.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein and any provision of this Agreement may be waived by the party benefited thereby; provided, however, that the Company shall only agree to any material modification, amendment, supplement or waiver with the consent of the Special Committee; and provided, further, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration without further approval by the holders of such number of Shares that are required to approve this Agreement pursuant to Section 6.1(a).

     Section 8.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except for remedies that may be available for fraud.

     Section 8.4. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one business day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to:

        Trace International Holdings, Inc.
        375 Park Avenue
        New York, New York 10152
        Attention: Philip N. Smith, Jr., Esq.
        Telephone No.: (212) 230-0400
        Telecopy No.: (212) 593-1363

        with copies to: 593-1363

        Willkie Farr & Gallagher
        Equitable Tower
        787 Seventh Avenue
        New York, NY 10019
        Attention: Jack H. Nusbaum, Esq.
        Telephone No.: (212) 728-8000
        Telecopy No.: (212) 728-8111

    (b) if to the Company, to: Foamex International Inc.
         1000 Columbia Avenue
         Linwood, PA 19061
         Attention: Chief Executive Officer
         Telephone No.: (610) 859-3030
         Telecopy No.: (610) 859-3069
         and

         Special Committee of Board of Directors
          of Foamex
         c/o Gutfreund & Co., Inc.
         712 Fifth Avenue
         New York, New York 10019
         Attention: John Gutfreund
         Telephone No.: (212) 956-1190
         Telecopy No.: (212) 956-1390
         with copies to:

         Cleary, Gottlieb, Steen & Hamilton
         One Liberty Plaza
         New York, New York 10006
         Attention: Victor I. Lewkow, Esq.
         Telephone No.: (212) 225-2000
         Telecopy No.: (212) 225-3999

     Section 8.5. Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; and (f) "$" means the currency of the United States of America. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

     Section 8.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than the provisions of Section 5.9 hereof, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     Section 8.8. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     Section 8.9. Governing Law. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

     Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except as provided in Section 1.1 and that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. If Sub so assigns any of its rights, interests or obligations hereunder, all references herein to "Sub" shall be deemed to refer to the Subsidiary to which such rights, interests or obligations were assigned with respect to such rights, interests or obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.11. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 8.12. Obligation of Parent. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to use its reasonable best efforts to cause Sub to take such action. Parent hereby guarantees the complete and timely performance by Sub of all its obligations under this Agreement.

                                  ARTICLE IX.

                                  DEFINITIONS

     Section 9.1. Certain Definitions.

     For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 9.1:

      (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, however, for purposes of this Agreement the Company and its subsidiaries shall not be deemed to be Affiliates of Parent, and vice versa.

    (b) "Aggregate Amount" shall have the meaning specified in Section 2.2 hereto.

    (c) "Agreement" shall have the meaning specified in the preamble hereto.

    (d) "Beacon" shall have the meaning specified in Section 3.10 hereto.

    (e) "Certificate of Merger" shall have the meaning specified in Section
    1.2 hereto.

    (f) "Certificates" shall have the meaning specified in Section 2.2 hereto.


    (g) "Closing" shall have the meaning specified in Section 1.3 hereto.

    (h) "Closing Date" shall have the meaning specified in Section 1.3 hereto.


    (i) "Code" means the Internal Revenue Code of 1986, as amended.

    (j) "Company" shall have the meaning specified in the preamble hereto.

    (k) "Company Disclosure Schedule" shall have the meaning specified in
    Section 3.1 hereto.

    (l) "Company Representatives" shall have the meaning specified in Section
    5.5 hereto.

    (m) "Confidentiality Agreement" shall have the meaning specified in
    Section 5.2 hereto.

    (n) "Constituent Corporations" shall have the meaning specified in Section
    1.1 hereto.

    (o) "Contracts" as of any date means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company or any of its Subsidiaries is a party or by which any of their respective property is bound as of such date, all unfilled orders outstanding as of such date for the purchase of raw materials, goods or services by the Company and its Subsidiaries, and all unfilled orders outstanding as of such date for the sale of goods or services by the Company and its Subsidiaries.

    (p) "DGCL" shall have the meaning specified in Section 1.1 hereto.

    (q) "Dissenting Shareholders" shall have the meaning specified in Section
    2.1 hereto.

    (r) "Dissenting Shares" shall have the meaning specified in Section 2.3 hereto.

    (s) "Effective Time" shall have the meaning specified in Section 1.2 hereto.

    (t) "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

    (u) "Expenses" means all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Sub in connection with the negotiation, execution and delivery of this Merger Agreement, the Financing, or the transactions contemplated by this Agreement or the Financing, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

    (v) "Financing" means the receipt of funds by Parent on terms and conditions not materially less favorable than, and in amounts not less than, those set forth in the Financing Letters.

    (w) "Financing Letters" shall have the meaning specified in Section 4.4 hereto.

    (x) "Foamex Credit Agreement" means the Credit Agreement, dated as of February 27, 1998, by and among Foamex L.P., FMXI, Inc., the institutions from time to time party thereto as lenders, the institutions from time to time party thereto as issuing banks and Citicorp USA, Inc. and The Bank of Nova Scotia, as administrative agents.

    (y) "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

    (z) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    (aa) "Indemnified Parties" shall have the meaning specified in Section 5.9 hereto.

    (bb) "Intellectual Property" means, collectively: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

    (cc) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, writ, injunction, decree, constitution, law, rule, ordinance, Permit, principle of common law, regulation, statute, or treaty.

    (dd) "Liability" means any liability or obligation whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

    (ee) "Liens" means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

    (ff) "Material Adverse Effect" means any material adverse effect on the business, operations, properties (including intangible properties), or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    (gg) "Merger" shall have the meaning specified in Section 1.1 hereto.

    (hh) "Merger Consideration" shall have the meaning specified in Section
    2.1 hereto.

    (ii) "1994 Warrants" means the Warrants issued pursuant to the Warrant Agreement, dated as of June 28, 1994, by and between the Company and Shawmut Bank Connecticut, National Association.

    (jj) "Notice of Superior Proposal" shall have the meaning specified in
    Section 5.5 hereto.

    (kk) "Option Plans" shall have the meaning specified in Section 2.4 hereto.

    (ll) "Option Release" shall have the meaning specified in Section 2.4 hereto.

    (mm) "Parent" shall have the meaning specified in the preamble hereto.

    (nn) "Parent Shares" shall have the meaning specified in Section 2.1 hereto.

    (oo) "Participating Warrants" means the Warrants issued pursuant to (i) the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and DLJ Funding, Inc. and (ii) the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and Marely I S.A.

    (pp) "Paying Agent" shall have the meaning specified in Section 2.2 hereto.

    (qq) "Permits" means Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

    (rr) "Proxy Statement" shall have the meaning specified in Section 1.9 hereto.

    (ss) "Schedule 13E-3" shall have the meaning specified in Section 1.9 hereto.

    (tt) "SEC" means the Securities and Exchange Commission.

    (uu) "SEC Documents" shall have the meaning specified in Section 3.5 hereto.

    (vv) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    (ww) "Shares" shall have the meaning specified in the recitals hereto.

    (xx) "Special Committee" means the Special Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company on March 16, 1998 in connection with Parent's proposal to acquire all outstanding Shares (other than Parent Shares).

    (yy) "Special Meeting" shall have the meaning specified in Section 1.8 hereto.

    (zz) "Stock Options" shall have the meaning specified in Section 2.4 hereto.

    (aaa) "Sub" shall have the meaning specified in the preamble hereto.

    (bbb) "Sub Disclosure Schedule" shall have the meaning specified in
    Section 4.3 hereto.

    (ccc) "Subsidiary" of any entity means all corporations or other entities in which such entity owns a majority of the issued and outstanding capital stock or equity or similar interests; provided, however, in no event shall the Company and its Subsidiaries be deemed to be Subsidiaries of Parent.

    (ddd) "Superior Proposal" means any bona fide Takeover Proposal which the Special Committee or the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

    (eee) "Surviving Corporation" shall have the meaning specified in Section
    1.1 hereto.

    (fff) "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any: (A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its Subsidiaries representing 15% or more of the consolidated assets of the Company and its Subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of the Company or (D) transaction in which any person or "group" (as such terms used in the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of 25% or more of the outstanding Company common stock, in each case, other than the transactions with Parent contemplated by this Agreement.

    (ggg) "Taxes" means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers' compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto.

    (hhh) "Termination Fee" shall have the meaning specified in Section 8.1 hereto.

    (iii) "Triggering Transaction" means any of the transactions described in clause (A), (B) (in the event the transaction involves all or substantially all of the consolidated assets of the Company and its Subsidiaries), or (D) (in the event the 25% threshold is reached without including in the Shares of which beneficial ownership was acquired those Shares that immediately prior to the transaction were Parent Shares or Shares held by controlling persons of Parent) of the definition of the term "Takeover Proposal" with any Person other than Parent or any of its Affiliates, which either (a) provides that each Share (excluding Parent Shares or Shares held by affiliates of Parent) that is purchased or otherwise acquired or exchanged in connection with such transaction will receive consideration having a value at the time of the consummation of such transaction equal to or greater than the Merger Consideration or (b) was proposed to the Company, or publicly disclosed, prior to the termination of this Agreement.

    (jjj) "Warrant" shall have the meaning specified in Section 2.5 hereto.

    (kkk) "Warrant Release" shall have the meaning specified in Section 2.5 hereto.

     Section 9.2. Accounting Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   TRACE INTERNATIONAL HOLDINGS, INC.

                                   By: /s/ Marshall S. Cogan
                                      Name: Marshall S. Cogan
                                      Title: Chief Executive Officer


                                   TRACE MERGER SUB, INC.

                                   By: /s/ Marshall S. Cogan
                                      Name: Marshall S. Cogan
                                      Title: President


                                   FOAMEX INTERNATIONAL INC.

                                   By: /s/ Andrea Farace
                                      Name: Andrea Farace
                                      Title: Chief Executive Officer

                Amendment No. 1 to Agreement and Plan of Merger

     This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 25, 1998, by and among Trace International Holdings, Inc., a Delaware corporation ("Parent"), Trace Merger Sub, Inc., a Delaware corporation("Sub"), and Foamex International Inc., a Delaware corporation (the "Company"), is being entered into as of July 6, 1998.

     WHEREAS, Parent, Sub and the Company desire to amend the Merger Agreement;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. Amendment to Section 5.1(e)(iii). Section 5.1(e)(iii) of the Merger Agreement is hereby amended and restated as follows: "(iii) (A) enter into or modify or amend any employment agreement or arrangement with any officer or director of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or (B) enter into or modify or amend any severance agreement with, or grant any severance or termination pay to, any officer or director of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or as required by any applicable Legal Requirement or in connection with the Crain restructuring or Contracts in effect on the date hereof; or".

     Section 2. Amendment to Sections 5.1(g)(iii) and (iv). Sections 5.1(g)(iii) and (iv) of the Merger Agreement are hereby amended and restated as follows: "(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person (other than a Subsidiary of the Company or as set forth on Section 5.1 of the Company's Disclosure Schedule); (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Subsidiaries of the Company, pursuant to the Merger Agreement or as set forth on Section 5.1 of the Company's Disclosure Schedule (provided the ownership structure of such Subsidiary has not changed from that existing on the date hereof) or customary advances to employees); or".

     Section 3. No Further Amendment. Except as otherwise provided herein, the Merger Agreement shall remain unchanged and in full force and effect and as amended hereby is ratified by the parties hereto.

     Section 4. Effect of Amendment. From and after the execution of this Amendment by the parties hereto, any references to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

     Section 5. Governing Law. This Amendment and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Amendment or the Merger Agreement nor in any way affect this Amendment or the Merger Agreement.

                                     A-A-1

     IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be signed on his own behalf or by a duly authorized officer, as the case may be, as of the date first above written.

                                   TRACE INTERNATIONAL HOLDINGS, INC.

                                   By: /s/ Philip N. Smith, Jr.
                                      Name: Philip N. Smith, Jr.
                                      Title: Senior Vice President


                                   TRACE MERGER SUB, INC.

                                   By: /s/ Tambra S. King
                                      Name: Tambra S. King Title:
                                      Vice President


                                   FOAMEX INTERNATIONAL INC.

                                   By: /s/ Andrea Farace
                                      Name: Andrea Farace
                                      Title: Chief Executive Officer


                                     A-A-2

                                  APPENDIX B

                              [BEACON LETTERHEAD]

June 25, 1998
Special Committee of the Board of Directors
Foamex International Inc.
1000 Columbia Avenue
Linwood, PA 19061

Gentlemen:

You have engaged us as your financial advisor to assist in your evaluation, and you have requested our opinion as to the fairness from a financial point of view, of the offer (the "Offer") made by Trace International Holdings Inc. ("Trace") on June 25, 1998 to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Foamex International Inc. (the "Company") which are not owned by Trace or its subsidiaries (the "Shares") for $18.75 per Share in cash, pursuant to the Agreement and Plan of Merger, dated June 25, 1998 (the "Merger Agreement"), by and among Trace, Trace Merger Sub Inc. and Foamex International Inc.

Consummation of the proposed purchase is subject to the execution of the Merger Agreement by and among Trace, Trace Merger Sub Inc. and the Company, approval by the Company's Board of Directors and stockholders and other terms and conditions in the Merger Agreement.

The Beacon Group Capital Services, LLC, as part of its strategic advisory business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having served as financial advisor to the Special Committee of the Company's Board of Directors, and having participated in certain of the negotiations leading to the Offer.

Pursuant to our engagement, we have informed ourselves concerning those aspects of the Offer and the Company's business, operations, financial condition, prospects and management which we have deemed appropriate and material. In that regard, we have reviewed, among other things, the Offer; the Merger Agreement; the Prospectus issued by the Company in connection with the initial public offering of its common stock in December 1993; Annual Reports to shareholders and Annual Reports on Form 10-K of the Company for each of the four years ended December 31, 1997; certain interim reports to shareholders and Quarterly Reports on Form 10-Q; various other communications from the Company to its shareholders; and certain internal financial analyses and financial forecasts for the Company prepared by its management, including those relating to the Company's December 1997 acquisition of Crain Industries, Inc. ("Crain"), the integration of Crain into the Company and the reorganization of the Company in 1998 following the acquisition of Crain. We have discussed the Company's business and prospects with the Company's senior management and with others we have deemed appropriate, including senior management and other representatives of Trace. We have also discussed with such individuals the relationship of the Company and Trace, as well as inter-company transactions between the Company and Trace, including the fact that Trace will receive payments of $120 million in connection with the purchase of the Shares, of which $60 million is a payment in consideration for a Trace tax Net Operating Loss carryforward. We have reviewed in outline form the proposed terms, conditions and structure of the financing for the proposed purchase of the Shares and had discussions with representatives of the principal sources of financing concerning their confidence in completing that financing. In addition, we have reviewed the reported price and trading activity for the Company's common stock; compared financial and stock market information for the Company with similar information for selected other companies whose securities are publicly traded and which we deemed to be comparable to the Company in material respects; reviewed the financial terms of certain recent business combinations in industries and markets in which the Company participates; and performed such other studies and analyses as we considered appropriate. Since Trace has informed the Company that its equity position was not for sale, we have, with your approval, not contacted third parties to ascertain their interest in a combination with the Company or in making a proposal which is competitive with the Offer.

We have assumed and relied without independent verification on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of the opinion which you have requested. With respect to the financial projections furnished to us by the Company, we have assumed that they have been reasonably prepared on a basis which reflects the best current estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and relevant economic conditions. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or of any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. This letter does not constitute an opinion with respect to, and does not address, the effect which consummation of the Offer or the financing thereof would have on the solvency of the Company or any of its affiliates, including Trace.

The financial advisory services which we have provided to you and our opinion expressed below have been and are provided for your information and assistance in connection with your consideration of the Offer and do not constitute a recommendation to any shareholder. Our opinion is necessarily based on economic, market, financial and other conditions as they existed on, and could be evaluated as of, the date hereof.

Although subsequent developments may affect our opinion, we do not have an obligation to update, revise or reaffirm our opinion.

Based on and subject to the foregoing and such other matters as we considered relevant, it is our opinion that as of the date hereof the proposed purchase price of $18.75 per Share in cash contained in the Offer is fair from a financial point of view to holders of the Shares.

Very truly yours,

/S/ THE BEACON GROUP CAPITAL SERVICES, LLC

THE BEACON GROUP CAPITAL SERVICES, LLC

                                  APPENDIX C

                       DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d)of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to [sec]251 (other than a merger effected pursuant to [sec]251(g) of this title), [sec]252, [sec]254, [sec]257, [sec]258, [sec]263 or
[sec]264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of [sec]251 of this title.

     (2) Notwithstanding paragraph(1)of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to [sec][sec]251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under [sec]253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to [sec]228 or [sec]253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to. each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees And the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX D

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                       THE COMPANY, TRACE AND MERGER SUB

     Set forth below is the name, business address and citizenship of each person who is a director or executive officer of the Company, Trace and Merger Sub, and, except as otherwise indicated, the present principal occupation or employment of each person listed below and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupation, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupational position, office or employment of each such person was held during the past five years. Unless otherwise indicated, the business address of each person at
(i) the Company is 1000 Columbia Avenue, Linwood, PA 19061 and (ii) Trace and Merger Sub is 375 Park Avenue, 11th Floor, New York, NY 10152.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NAME                                                      POSITION                             CITIZENSHIP
----                          ---------------------------------------------------------------  -----------
Andrea Farace ..............  Mr. Farace, 42, began serving as Chairman of theBoard and           ITALY
                              Chief Executive Officer of the Company and certain
                              affiliated entities in May 1997. Mr. Farace has also served as
                              Chairman of the Board of General Felt since May 1997. Mr.
                              Farace has also served as a director of the Company since
                              February 1996. Mr. Farace served as President and a director of Trace from December 1994 and December 1993,
                              respectively, to December 1997. Prior to December 1993,
                              Mr. Farace held several executive positions within Trace
                              beginning in April 1991. Mr. Farace was Senior Executive of
                              C.I.R. S.p.A. from May 1990 to March 1991. Prior to that,
                              Mr. Farace was a Managing Director at Shearson Lehman
                              Hutton, Inc. Mr. Farace is a director of TFC and CHF
                              Industries, Inc., both of which are subsidiaries of Trace.
                              Additionally, Mr. Farace is a director of the Managed High
                              Income Portfolio, Inc. and a member of the Advisory Board
                              of the Italy Fund, both of which are NYSE-listed mutual
                              funds.

Marshall S. Cogan ..........  Mr. Cogan, 61, has been the Chairman of the Executive                USA
                              Committee of the Company since its inception in September
                              1993, served as Chairman and Chief Executive Officer from
                              January 1994 through May 1997 and has been the Vice
                              Chairman of the Board of Directors since May 1997. Mr.
                              Cogan has been a director of TFC since December 1991 and
                              the Chairman of the Board and President of TFC and Trace
                              Foam Sub since January 1992 and March 1995, respectively.
                              He has been the principal stockholder, Chairman or Co-
                              Chairman of the Board and Chief Executive Officer or
                              Co-Chief Executive Officer of Trace since 1974. Mr. Cogan
                              has been a Director and President of Merger Sub since June
                              1998. He has also been a member of the Board of Director
                              of Recticel since February 1993. Mr. Cogan was named
                              Chairman and Chief Executive Officer of United Auto Group
                              Inc., an affiliate of Trace, in April 1997. He has also served as Chairman, Director and Managing General Partner of
                              other companies formerly owned by the Company, including
                              JPSGP Inc., and JPS, and companies formerly owned by
                              Trace, including Color Tile, Inc., General Felt, Knoll

NAME                                                      POSITION                             CITIZENSHIP
----                          ---------------------------------------------------------------  -----------
                               International Inc. and Sheller-Globe Corporation. Prior to
                               forming Trace, he was senior partner at Cogan, Berlind,
                               Weill & Levitt and subsequently CBWL--Hayden Stone,
                               Inc. Additionally, Mr. Cogan serves on the Board of
                               Directors of the American Friends of the Israel Museum and
                               the American Ballet Theater, and the Board of Trustees of
                               the Museum of Modern Art, the Boston Latin School and
                               New York University Medical Center. Mr. Cogan also serves
                               on several committees of Harvard University.

Robert J. Hay ...............  Mr. Hay , 72, has been Chairman Emeritus and a director of          USA
                               the Company since September 1993. Mr. Hay was Chairman
                               and Chief Executive Officer of Foamex L.P. from January
                               1993 to January 1994. Mr. Hay was President of Foamex
                               L.P. and its predecessor from 1972 through 1992. Mr. Hay
                               began his career in 1948 as a chemist with The Firestone
                               Tire and Rubber Company, a predecessor of Foamex L.P.

Rolf E. Christensen .........  Mr. Christensen, 53, has been Chief Operating Officer since         USA
                               March 1998. Prior to that Mr. Christensen served as
                               Executive Vice President, Technical Products of Foamex L.P.
                               Mr. Christensen has served in several management positions since joining Foamex L.P. in 1967.

John H. Gutfreund ...........  John H. Gutfreund, 68, has served as a director and as              USA
                               Chairman of the Special Committee of the Board of
                               Directors of the Company since February 1998. He is
                               President of Gutfreund & Company, Inc., a financial
                               consulting firm, which he formed in 1992. Prior to that, Mr.
                               Gutfreund served in various positions with Salomon Brothers from 1953 until 1991, most recently as Chairman of the
                               Board and Chief Executive Officer. Mr. Gutfreund is also a director of AquaPenn Spring Water Company, Inc., Baldwin
                               Piano & Organ Company, LCA-Vision, Inc., The Universal
                               Bond Fund and Montefiore Medical Center and is on the
                               Board of Trustees of the New York Public Library. Mr.
                               Gutfreund served as Vice Chairman of the New York Stock
                               Exchange from 1985 until 1987.

Stuart J. Hershon ...........  Stuart J. Hershon, 60, has been a director of the Company           USA
                               since December 1993. He was a member of the Board of
                               Directors of Trace from April 1986 until May 1994. He is a board certified, practicing orthopedic surgeon at North Shore
                               University Hospital and at Columbia Presbyterian Medical
                               Center in New York where he is an assistant clinical
                               professor of orthopedic surgery. Dr. Hershon has served as orthopedic consultant and team physician for certain New
                               York area professional sports teams.

NAME                                                    POSITION                             CITIZENSHIP
----                        ---------------------------------------------------------------  -----------
Etienne Davignon .........  Etienne Davignon, 64, has been a director of the Company           Belgian
                            since December 1993. Mr. Davignon has been the Chairman
                            of Societe Generale de Belgique, a Belgian bank and holding company, and a director of its subsidiary Recticel since April
                            1989. Mr. Davignon was a Vice President of the EEC
                            Commission in charge of industry, research and energy from
                            1977 through 1984. He was the first President of the
                            International Energy Agency. Mr. Davignon currently serves as a director of, among other companies, Generale de
                            Banque s.a., Gilead Sciences, Compagnie de Suez s.a.,
                            Solvay s.a. and Kissinger Associates. Mr. Davignon also
                            serves as a member of the International Advisory Board of
                            Fiat S.p.A. He is the Chairman of the Association for the
                            Monetary Union of Europe, the Paul-Henri Spaak
                            Foundation and the Royal Institute for International
                            Relations and is a member of the European Roundtable of
                            Industrialists, chairing the working group on Trade and
                            Investment.

John V. Tunney ...........  John V. Tunney, 63, has been a director of the Company               USA
                            since May 1994. He has been Chairman of the Board of
                            Cloverleaf Group, Inc., an investment company, since 1981,
                            President of John V. Tunney & Associates, Inc. since 1991
                            and Chairman of the Board of Logan Manufacturing
                            Company since 1993. Mr. Tunney has served as Vice
                            Chairman of the Board of the Corporate Fund for Housing
                            since 1988. Mr. Tunney served as a U.S. Senator from the
                            State of California from 1971 until 1977. Prior to that, Mr.
                            Tunney served as a member of Congress from the 38th
                            district of California from 1965 until 1971. Mr. Tunney
                            currently serves as a member of the Board of Directors of
                            the Prospect Group, Inc., Garnet Resources Corporation,
                            Illinois Central Railroad Corp. Enterprise Plan, Inc. and The
                            Forschner Group.

John A. Feenan ...........  Mr. Feenan, 37, was appointed Executive Vice President and           USA
                            Chief Financial Officer in June 1998. Prior to joining the
                            Company, Mr. Feenan served as Chief Financial Officer of
                            LaPorte, Inc., the North American subsidiary of LaPorte,
                            PLC, a UK-based manufacturer of specialty chemicals since
                            1994. From 1992 to 1994, Mr. Feenan served in a variety of positions at Plasti-Line Inc., including General Manager, and from 1989 to 1992 he was employed by IBM Corporation in
                            a variety of positions, including Senior Financial Analyst.

NAME                                                       POSITION                              CITIZENSHIP
----                            ---------------------------------------------------------------  -----------
Barry Zimmerman ..............  Dr. Zimmerman, 60, has been Executive Vice President,                 USA
                                Manufacturing Services and Corporate Development of the
                                Company since July 1997, Chairman, President and a
                                director of Foamex Mexico since September 1993 and Vice
                                President of FMXI since April 1995. Dr. Zimmerman has
                                been an Executive Vice President of Foamex L.P. since and
                                a Senior Vice President or Vice President and Managing
                                Director of Trace since October 1986. Prior to that, Dr.
                                Zimmerman held several executive positions within Trace
                                beginning in August 1978. Dr. Zimmerman has been an
                                Executive Vice President of TFC since October 1990. Dr.
                                Zimmerman has served as director of Foamex Capital
                                Corporation since July 1992.

Philip N. Smith, Jr. .........  Mr. Smith, 55, has been Senior Vice President or Vice                 USA
                                President, Secretary and General Counsel of the Company
                                since its inception in September 1993. Mr. Smith has been a
                                Vice President and Assistant Secretary of TFC since its
                                inception in October 1990 and a Vice President and Assistant
                                Secretary of Trace Foam Sub since December 1991. Mr.
                                Smith has been a Senior Vice President or Vice President
                                and the Secretary or Assistant Secretary and General
                                Counsel of Trace since January 1988 and has overseen and
                                been actively involved in transaction negotiations, litigation, stockholder and director relations and other corporate legal matters. Mr. Smith has been a Director, Vice President and
                                Secretary of Merger Sub since June 1998. Prior to joining
                                Trace, he was the sole shareholder of a professional
                                corporation which was a partner of Akin, Gump, Strauss,
                                Hauer & Feld, L.L.P.

Phil Allen ...................  Mr. Allen, 58, has been Executive Vice President of Foamex            USA
                                Carpet since September 1997. From July 1993 to January
                                1998, Mr. Allen served as Vice President, Sales and
                                Marketing for General Felt.

Gregory M. Barbe .............  Mr. Barbe, 43, has been Executive Vice President, Foam                USA
                                Products since March 1998. He was Executive Vice
                                President, Cushioning Products from July 1997 through
                                March 1998. Mr. Barbe also served as Vice President of
                                Sales from April 1994 to July 1997. Prior to joining the
                                Company, Mr. Barbe was the director of Marketing for Sealy brand products at Sealy, Inc. from 1990 to 1994. Prior to
                                that, Mr. Barbe held several sales and marketing positions at three different units of the General Electric Company.

Gregory W. Brown .............  Mr. Brown, 42, has been Executive Vice President,                     USA
                                Automotive Products since July 1997. From 1995 to 1996,
                                Mr. Brown served as President of DCT Material Handling
                                Systems, Inc. and from 1993 to 1995, he served as Vice
                                President, Business Development of DCT Material Handling
                                Inc.

NAME                                                      POSITION                              CITIZENSHIP
----                            --------------------------------------------------------------  -----------
Christine A. Henisee .........  Ms. Henisee, 51, has been Executive Vice President,                USA
                                Business Development and Technology since July 1997.
                                From 1995 until joining the Company, Ms. Henisee served
                                as an advisor to Johnson & Johnson Consumer Products in
                                her capacity as founder of Cheswold Group, a consulting
                                enterprise. From 1992 to 1995, she served as Division Vice
                                President of Scott Paper Company for the Global Wet Wipes
                                Business. Prior thereto, Ms. Henise held various
                                management positions for over 25 years at Scott Paper Co.
                                Ms. Henisee also serves on the Board of Episcopal
                                Academy.

Stephen Drap .................  Mr. Drap, 48, has been Executive Vice President, Technical         USA
                                Products since March 1998. Prior to that, Mr. Drap served as
                                Vice President, Manufacturing and Customer Service,
                                Technical Products beginning July 1997. Mr. Drap has held
                                various management positions since joining the Company in
                                1980.

Darrel Nance .................  Mr. Nance, 45, has been Executive Vice President, Foam             USA
                                Products since March 1998. From 1995 until joining the
                                Company, Mr. Nance served as Vice President and General
                                Manager of California Operations of Crain Industries.

Pratt Wallace ................  Mr. Wallace, 38, has been the Executive Vice President,            USA
                                Manufacturing Technology since March 1998. From 1997 to
                                until joining the Company, Mr. Wallace served as Vice
                                President of the Southeast region of Crain Industries. From
                                1993 to 1997, Mr. Wallace served as the General Manager of
                                Crain Industries' Newnan, Georgia facility.


                   DIRECTORS AND EXECUTIVE OFFICERS OF TRACE

NAME                                                      POSITION                             CITIZENSHIP
----                          ---------------------------------------------------------------  -----------
Marshall S. Cogan ..........  See above under "Directors and Executive Officers of the         USA
                              Company".

Saul S. Sherman ............  Saul S. Sherman, 80, has been Vice Chairman of the Board         USA
                              of Directors and a member of the Executive Committee of
                              Trace since March 1987 and a director since 1981. Mr.
                              Sherman has served as Chairman of the Board and
                              Executive Vice President of Unitcrane Shovel Corp.
                              ("Unitcrane") since 1978 and 1996, respectively. Mr.
                              Sherman served as Chief Executive Officer of Unitcrane
                              from 1978 until 1996. Additionally, Mr. Sherman has served as a director of Allied Products Corporation since March
                              1973.

Frederick Marcus ...........  Frederick Marcus, 63, has been Vice Chairman of the Board        USA
                              of Directors and Senior Managing Director of Trace since
                              March 1993 and March 1987, respectively, and a director
                              since July 1976.

NAME                                                      POSITION                             CITIZENSHIP
----                            -------------------------------------------------------------  -----------
Robert H. Nelson .............  Robert H. Nelson, 52, has served as Chief Financial Officer        USA
                                of Trace since 1987 and Senior Vice President, Chief
                                Operating Officer and a director of Trace since 1994 and
                                Vice President and Treasurer of TFC and a director, Vice
                                President and Treasurer of Trace Foam Sub since October
                                1990 and July 1992, respectively. Additionally, Mr. Nelson has served as a director of United Auto Group, Inc.
                                ("UAG") since January 1996 and as Executive Vice
                                President and Chief Financial Officer of UAG since January
                                1997. He has also served as Vice Chairman of Atlantic
                                Finance since March 1996.

Barry Zimmerman ..............  See above under "Directors and Executive Officers of the           USA
                                Company".

Philip N. Smith, Jr. .........  See above under "Directors and Executive Officers of the           USA
                                Company".

Karl H. Winters ..............  Karl H. Winters, 39, has served as Vice President-Finance          USA
                                and Controller of Trace since September 1993 and as Vice
                                President of TFC since December 1997. Additionally, Mr.
                                Winters has served as Vice President and Treasurer of UAG
                                from March 1997 and has served as Executive Vice
                                President and Chief Financial Officer of UAG since August
                                1997. Prior thereto, Mr. Winters served as a senior audit
                                manager for Coopers & Lybrand, L.L.P. an accounting,
                                financial advisory services and management consulting firm, which he joined in 1983.

Tambra S. King ...............  Tambra S. King, 36, has served as Vice President and               USA
                                Secretary or Assistant Secretary of Trace since September
                                1996 and October 1992, respectively, and as Vice President and Secretary or Assistant Secretary of TFC and Secretary of
                                Trace Foam Sub since August 1997 and October 1992,
                                respectively. Additionally, Ms. King has served as Vice
                                President and Secretary or Assistant Secretary of UAG since
                                May 1998 and October 1992, respectively.

                DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

NAME                                                       POSITION                            CITIZENSHIP
----                            -------------------------------------------------------------  -----------
Marshall S. Cogan .............  See above under "Directors and Executive Officers of the        USA
                                 Company".
Philip N. Smith, Jr. ..........  See above under "Directors and Executive Officers of the        USA
                                 Company".
Karl H. Winters ...............  See above under "Directors and Executive Officers of            USA
                                 Trace".
Robert H. Nelson ..............  See above under "Directors and Executive Officers of            USA
                                 Trace".
Tambra S. King ................  See above under "Directors and Executive Officers of            USA
                                 Trace".

                                                                     APPENDIX E


                IN THE CHANCERY COURT OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

IN RE FOAMEX INTERNATIONAL INC. :                 CONSOLIDATED
SHAREHOLDERS LITIGATION     :                 C.A. NO. 16259NC


                           STIPULATION OF SETTLEMENT

     The parties to this action, by and through their respective attorneys, have entered into this Stipulation of Settlement (the "Stipulation"), subject to the approval of the Court of Chancery (the "Court"):

     WHEREAS,

     A. Foamex International Inc. ("Foamex" or the "Company") is a Delaware corporation with its principal executive offices in Linwood, Pennsylvania. Foamex is a holding company which does not conduct any business of its own.

     B. Trace International Holdings, Inc. ("Trace") is a Delaware corporation with its principal executive offices in New York, New York. Trace is a holding company which does not conduct any business of its own. As of March 16, 1998, Trace and its subsidiaries beneficially owned approximately 46% of the outstanding common stock of Foamex.

     C. Salvatore Bonnano, Marshall S. Cogan, Etienne Davignon, Andrea Farace, John H. Gutfreund, Robert J. Hay, Stuart J. Hershon and John V. Tunney (collectively, the "Individual Defendants") have been the members of the Company's board of directors during the period relevant to this litigation, except that Mr. Bonnano resigned from the Company's Board of Directors on or about March 12, 1998. (Trace, Foamex and the Individual Defendants are collectively referred to herein as "Defendants.")

     D. On March 16, 1998, Trace delivered to Foamex's Board of Directors (the "Board") a proposal to purchase the outstanding shares of Foamex common stock, other than those shares held by Trace or affiliates ("Public Shares"), for a purchase price of $17.00 in cash per share, without interest (the "Proposed Transaction"). Trace announced the Proposed Transaction on the same day.

     E. The Board met to discuss the Proposed Transaction on March 16, 1998. At that meeting, the Board appointed a Special Committee composed of two independent directors, John H. Gutfreund and Robert J. Hay, to assess the Proposed Transaction (the "Special Committee").

     F. On March 17, 1998, five purported class actions were filed on behalf of Foamex shareholders in the Court. A sixth purported class action was filed on March 20, 1998. By order dated May 28, 1998, the Court consolidated the six purported class actions into the above-captioned action (the "Action").

     G. The complaints filed in the Action allege that Foamex, Trace and the Individual Defendants breached their fiduciary duties in connection with the Proposed Transaction. The Action seeks, among other things, a permanent injunction barring the implementation of the Proposed Transaction on the grounds that it represented an attempt by Trace to acquire the Public Shares of Foamex common stock through unfair dealing.

     H. Subsequent to the filing of the Action, attorneys for all parties conducted arms-length negotiations and discussed discovery concerning the allegations of the Action. On June 22, 1998, counsel for certain of the Defendants in the Action and counsel for the plaintiffs in the Action commenced settlement negotiations with respect to the Action. As part of such settlement negotiations, plaintiffs' counsel requested, were provided with and reviewed extensive documents relating to Foamex and the Proposed Transaction. The following day a meeting was held at which plaintiffs' counsel and a financial expert they had retained to evaluate the Proposed Transaction were provided additional information concerning Foamex and the Proposed Transaction and were afforded the opportunity to interview a representative of Trace regarding the Proposed Transaction. In conjunction with this meeting, plaintiffs' counsel and their expert also made a presentation to the representatives of the Defendants who were present concerning their view of Foamex and the Proposed Transaction. Plaintiffs' counsel also made certain proposals relating to the possible settlement of the Action, including the demand that the price to be paid by Trace per Public Share of Foamex stock should be increased to $18.75. Plaintiffs' counsel also requested the opportunity to review and comment upon the proxy statement to be provided to Foamex stockholders.

     I. On June 22, 1998, Trace informed the Special Committee that it would be prepared to increase the consideration it had previously offered in the Proposed Transaction to $18.75 in cash, without interest, per Public

Share (the "Offer"). Trace indicated that its willingness to pay the increased purchase price took into consideration the Action and the expectation that the Action could be resolved satisfactorily.

     J. On June 23, 1998, the parties to the Action reached an agreement-in-principle concerning a proposed settlement of the Action which would result in the public stockholders of Foamex receiving an increase in consideration to $18.75 in cash, without interest, per Public Share of Foamex stock. The agreement-in-principle was thereafter memorialized in a Memorandum of Understanding, dated June 25, 1998 ("MOU").

     K. On June 25, 1998, the Board met to consider the Offer. Upon the recommendation of the Special Committee and the Special Committee's financial advisor, the Board concluded that the Merger (described and defined below) was fair to and in the best interests of Foamex and Foamex's public shareholders. The Board also adopted resolutions approving and adopting an Agreement and Plan of Merger, dated June 25, 1998 (the "Merger Agreement"), among Foamex, Trace and Trace Merger Sub, Inc., a wholly owned subsidiary of Trace ("Merger Sub"). Pursuant to the terms of the Merger Agreement, the Merger Sub will be merged with and into Foamex and each outstanding share of Foamex's common stock, except for (1) shares owned by Trace or any subsidiary of Trace, (2) shares owned by Foamex, and (3) shares owned by stockholders who perfect their appraisal rights in accordance with Delaware law, will be converted into the right to receive $18.75 in cash, without interest (the "Merger").

     L. Prior to signing the MOU, counsel for the plaintiffs in the Action conducted further investigation and legal analysis of the matters alleged in the Action and examined hundreds of pages of public and non-public documents from Foamex and Trace. Thereafter, plaintiffs' counsel also reviewed and commented upon the proxy statement and related materials which Foamex prepared for its stockholders. In addition, prior to entering into this Stipulation, plaintiffs' counsel conducted the confirmatory discovery provided for in the MOU. Such confirmatory discovery included the further review of numerous documents provided by Trace and Foamex as well as the review of numerous documents provided by the Special Committee and the financial advisor to the Special Committee. Plaintiffs' counsel also took the depositions of the Chairman of the Special Committee, John H. Gutfreund, as well as that of a representative of Trace.

     M. In light of the aforementioned investigation, the additional facts developed in discovery, the events, negotiations and agreements discussed above, and analysis of applicable law, counsel for plaintiffs in the Action concluded that the terms and conditions of the settlement provided for in this Stipulation (the "Settlement") are fair, reasonable, adequate and in the bests interests of the plaintiffs and the class of Foamex stockholders represented in the Action.

     N. Plaintiffs enter into this Stipulation after taking into account (i) the substantial benefits to the members of the Class (as defined in paragraph 2 below) from the increased consideration to be paid by Trace per Public Share of Foamex stock pursuant to the terms of the Merger Agreement, (ii) the risk of continued litigation, (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation, and (iv) the conclusion of counsel for plaintiffs that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Foamex stockholders represented in the Action.

     O. Foamex, Trace and the Individual Defendants (collectively, "Defendants") have denied and continue to deny vigorously any liability with respect to all claims alleged in the Action. Defendants have concluded that it is desirable that the Action be settled and dismissed, subject to the terms and conditions herein, because the Settlement will (i) halt the substantial expense, inconvenience, distraction and risk of continued litigation, and (ii) dispel any uncertainty that may exist as a result of this litigation.

     NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to the approval of the Court, pursuant to Court of Chancery Rule 23, that any and all claims, whether individual, class or derivative, known or unknown, arising under state or federal law or otherwise, which now exist or may hereafter exist in favor of the plaintiffs or any member of the Class, as defined below in paragraph 2 (collectively, the "Releasing Parties"), which have been, could have been or in the future might have been asserted in the Action or in any court, tribunal, or proceeding against Defendants, or any of their respective parent entities, associates, affiliates, subsidiaries and families, and each and all of their respective past, present and future officers, directors, stockholders, partners, principals, employees, representatives, agents, advisors, attorneys, financial or investment advisors, accountants, auditors, consultants, investment bankers, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Releasees"), which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to: (1) the Action, (2) the Proposed Transaction, the Offer, the Merger or the Merger Agreement; (3) any acts or omissions of Defendants in connection with or in response to any offer by Trace or Merger Sub to acquire all or any portion of Foamex, and (4) any other material, public filings or statements (including, but not limited to, public statements) and disclosures by Defendants or any of their representatives in connection with the Proposed Transaction, the Offer, the Merger or the Merger Agreement shall be fully, finally and forever compromised, settled, discharged, dismissed with prejudice and released (the "Released Claims"), upon and subject to the following terms and conditions; provided however, that the Released Claims shall not include the right of any members of the Class to enforce the terms of the Settlement or the right of any Class member whose Foamex stock was converted by the Merger into the right to receive $18.75 per share to seek appraisal pursuant to 8 Del. C. [sec] 262.

     The release contemplated by this Stipulation extends to claims that the Releasing Parties do not know or suspect to exist at the time of the release, which if known, might have affected any Releasing Parties' decision regarding the release contained in the Settlement. The Releasing Parties shall be deemed to relinquish, to the full extent permitted by law, the provision, rights and benefits of [sec] 1542 of the California Civil Code which provides:

   A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

In addition, each of the Releasing Parties also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code [sec] 1542. The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they know or believe to be true with respect to the subject matter of this release, but that it is their intention to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

                             TERMS AND CONDITIONS

     1. In exchange for the dismissal, release and discharge of the Released Claims, Foamex and Trace have agreed to the terms and conditions of the Merger described herein, including Trace's agreement to increase the merger consideration to $18.75 in cash per Public Share of Foamex stock, without interest. The parties to this Settlement agree that the terms and conditions of the Merger, including the increase in consideration, constitute fair, adequate and reasonable consideration for the settlement of all claims which were raised or could have been raised by plaintiffs and the Class in the Action. Foamex and the Individual Defendants acknowledge that the filing and prosecution of the Action was a factor which they took into account in giving fair and appropriate consideration to, and ultimately agreeing to the Offer and the Merger Agreement and the steps leading up thereto. Trace also agrees that it took into account the desirability of satisfactorily addressing the claims asserted in the Action in agreeing to the increased consideration to be paid to Foamex stockholders pursuant to the Merger Agreement.

     2. The parties agree, subject to Court approval, to certification, for settlement purposes only, of a mandatory non-opt out class under Court of Chancery Rule 23(b)(1) and 23(b)(2) of all record and beneficial owners of the common stock of Foamex International Inc. at any time from and including March 16, 1998 to and including the date of the Merger (as defined in this Stipulation) (other than the Defendants or their affiliates), including any and all of their respective predecessors, trustees, executors, administrators, representatives, heirs, transferees, successors in interest and assigns, immediate and remote, and any person claiming under any of them, and each of them, excluding Defendants and their affiliates (the "Class"). If for any reason the Court does not approve the Settlement or the Settlement is disapproved on appeal or otherwise, the parties shall revert to their original positions and certification shall be deemed null and void without prejudice to any party to subsequently seek or oppose certification.

     3. As soon as practicable after the execution of this Stipulation, the parties shall jointly apply to the Court for the entry of an order in the form attached hereto as Exhibit A (the "Scheduling Order").

     4. Foamex will pay all costs incurred in identifying the members of the Class and notifying them of the Settlement by mail, including the costs of printing and copying the Notice (attached hereto as Exhibit B) as required by the Scheduling Order.

     5. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties shall promptly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C.

     6. The approval of the Settlement shall be considered final ("Final" or "Finally Approved") for purposes of this Stipulation: (i) upon entry of the Order and Final Judgment approving the Settlement and (ii) upon the expiration of any applicable period for the appeal of the Order and Final Judgment without an appeal having been taken, or, if an appeal is taken, upon entry of an order affirming the Order and Final Judgment appealed from, and the expiration of any applicable period for the reconsideration, rehearing or further appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed.

     7. Defendants shall have the option to withdraw from and terminate the Settlement in the event that the Merger is not consummated in accordance with the terms of the Merger Agreement. Each of the parties also shall have the option to withdraw from and terminate the Settlement in the event that either
(i) the Order of Final Judgment referred to above is not entered substantially in the form attached hereto, or (ii) the Settlement is not approved by the Court or is disapproved or substantially modified on appeal, reconsideration or rehearing.

     8. In the event the Settlement proposed herein is not approved by the Court, or the Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise, and such order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such Settlement are not fulfilled, then the Settlement proposed herein shall be of no further force and effect, and this Stipulation and all negotiations, proceedings and statements relating thereto and any amendment thereof shall be null and void and without prejudice to any party hereto, and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation.

     9. In order to exercise any option a party may have to withdraw from and terminate this Settlement, a party must provide, within five (5) days of the event giving rise to such option, written notice of such withdrawal and the grounds thereof to all signatories to this Stipulation.

     10. Defendants in this Action specifically disclaim any liability whatsoever relating to any of the Released Claims, expressly deny having engaged in any wrongful or illegal activity, or having violated any law or regulation or duty, expressly deny that any person or entity has suffered any harm or damages as a result of the Released Claims, do not concede any infirmity in their defenses against the Released Claims, and are making this Settlement solely to avoid the distraction, burden, expense and risk occasioned by continued litigation. The Court has made no finding that Defendants engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect.

     11. At or before the hearing on the Settlement, plaintiffs' attorneys will apply for an award of attorneys' fees not to exceed $875,000 and an award of expenses not to exceed $50,000. Any fee and expense award to plaintiffs' attorneys shall be paid exclusively by Foamex. Defendants agree that they will not object to plaintiffs' counsels' application for attorneys' fees and expenses so long as the application does not exceed $925,000. The fairness, reasonableness and adequacy of the Settlement may be considered and ruled upon by the Court independently of any award of attorneys' fees and expenses. Defendants retain the right to oppose any other application for fees or disbursements by plaintiffs, plaintiffs' counsel or any other person. No counsel for plaintiffs who has appeared in the Action shall apply to any Court for any fees or disbursements except as provided in this paragraph.

     12. Subject to the terms and conditions of this Stipulation, such fees and expenses shall not become payable until ten (10) business days from the later of (a) the date on which the Settlement becomes Final, or (b) the date when the Order of the Court granting the application of plaintiffs' counsel for an award of fees and expenses has become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise. Except as expressly provided herein, Defendants shall bear no other expenses, costs, damages or fees alleged or incurred by the plaintiffs or any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

     13. Each of the attorneys executing the Stipulation on behalf of one or more of the parties hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of his or her respective client or clients.

     14. The provisions contained in the Stipulation and all negotiations, statements and proceedings in connection with it shall not be deemed a presumption, a concession or an admission by any defendant of any fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Action or any other actions or proceedings, or a concession or admission by any plaintiff of any lack of merit in any claims or facts alleged, and shall not be offered in evidence or otherwise used by any person for such purposes in these or any other actions or proceedings, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

     15. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Stipulation.

     16. This Stipulation and its exhibits constitute the entire agreement among the parties, and no representations, warranties or inducements have been made to any party concerning this Stipulation or its exhibits other than any representations, warranties and covenants contained and memorialized in such documents. This Stipulation may not be amended, nor any of its provisions waived, except by a writing executed by all of the parties hereto.

     17. This Stipulation shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators and upon any corporation, partnership or other entity into which any party may merge or consolidate.

     18. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

     19. All terms of this Stipulation and the exhibits hereto shall be governed by and interpreted according to the law of Delaware, without regard to conflict of law principles.

     20. This Settlement Stipulation may be executed in any number of actual or telecopied counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument.

     21. The parties and their attorneys agree to cooperate fully with one another in seeking the Court's approval of this Stipulation and the Settlement and to use their best efforts to effect the confirmation of this Stipulation and Settlement.

     22. If any claims which are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any person in any court prior to Final Approval of the Settlement, the plaintiffs shall join, where possible, in any motion to dismiss or stay such proceedings and shall otherwise use their best efforts to effect a withdrawal or dismissal of all claims.

     23. Plaintiffs and their counsel represent and warrant that (i) plaintiffs are members of the Class, and (ii) none of the plaintiffs' claims or causes of action in the Action have been assigned, encumbered or in any other manner transferred in whole or in part.


Dated: September 9, 1998



                      ROSENTHAL, MONHAIT, GROSS &
                      GODDESS, P.A.




                      By: /s/ Norman M. Monhait
                          -----------------------------------
                          Norman M. Monhait

                          Suite 1401
                          Mellon Bank Center
                          P.O. Box 1070
                          Wilmington, DE 19899
                          (302) 656-4433


                      Delaware Liaison Counsel for
                      Plaintiffs and the Class

                      Of Counsel:

                      BERNSTEIN LIEBHARD & LIFSHITZ
                         274 Madison Avenue
                         New York, NY 10016
                         (212) 779-1414

                      Co-Lead Counsel for Plaintiffs and the Class

                      WECHSLER HARWOOD HALEBIAN
                      & FEFFER LLP
                         488 Madison Avenue
                         New York, NY 10022
                         (212) 935-7400

                      Co-Lead Counsel for Plaintiffs and the Class

                      FARUQI & FARUQI, LLP
                         415 Madison Avenue
                         New York, NY 10017
                         (212) 986-1074

                      Co-Lead Counsel for Plaintiffs and the Class

                      ABBEY, GARDY & SQUITIERI, LLP
                         212 East 39th Street
                         New York, NY 10016
                         (212) 889-3700

                      FRUCHTER & TWERSKY
                         60 East 42nd Street
                         Suite 4700
                         New York, NY 10165
                         (212) 687-6655

                      LAW FIRM OF HARVEY GREENFIELD
                         10 East 40th Street
                         New York, NY 10016
                         (212) 679-0600

                      MILBERG WEISS BERSHAD HYNES
                      & LERACH LLP
                         One Pennsylvania Plaza
                         New York, NY 10119
                         (212) 594-5300

                      MORRIS and MORRIS
                         1105 N. Market Street
                         Suite 1600
                         P.O. Box 2166
                         Wilmington, DE 19899
                         (302) 426-0400

                      STULL, STULL & BRODY
                         6 East 45th Street
                         New York, NY 10017
                         (212) 687-7230

                      RICHARDS, LAYTON & FINGER


                      By: /s/ Allen M. Terrell, Jr.
                          -----------------------------------
                          Allen M. Terrell, Jr.
                          Srinivas M. Raju

                          One Rodney Square
                          P.O. Box 551
                          Wilmington, DE 19899
                          (302) 658-6541

                      Counsel for Defendants
                      Salvatore J. Bonnano, Etienne
                      Davignon, Andrea Farace, Stuart J.
                      Hershon, John V. Tunney, Trace
                      International Holdings Inc. and
                      Marshall S. Cogan

Of Counsel:

WILLKIE FARR & GALLAGHER
  787 Seventh Avenue
  New York, NY 10019-6099
  (212) 728-8000

                      MORRIS, NICHOLS, ARSHT & TUNNELL


                      By: /s/ Alan J. Stone
                          -----------------------------------
                          Alan J. Stone

                          1201 North Market Street
                          Wilmington, DE 19899
                          (302) 658-9200


                      Counsel for Defendants
                      Robert J. Hay, John H. Gutfreund
                      and Foamex International Inc.

Of Counsel:

CLEARY, GOTTLIEB, STEEN & HAMILTON
  One Liberty Plaza
  New York, NY 10006
  (212) 225-2000

                                                                       EXHIBIT A



               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


--------------------------------------------------------x
IN RE FOAMEX INTERNATIONAL INC. :                               CONSOLIDATED
SHAREHOLDERS LITIGATION    :                                    C.A. No. 16259NC
--------------------------------------------------------x

                                SCHEDULING ORDER

     The parties to the above captioned action (the "Action") having applied pursuant to Court of Chancery Rule 23(e) for an Order to approve the proposed settlement (the "Settlement") of the Action in accordance with the Stipulation
of Settlement entered into by the parties, dated September   , 1998 (the
"Stipulation"), for the dismissal of the Action, and for class certification solely for purposes of settlement, and the Court having read and considered the Stipulation and accompanying documents, and all parties having consented to the entry of this Order,

     IT IS, this _____ day of _________________, 1998, upon application of the parties, ORDERED as follows:

   1. The Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

     2. Solely for purposes of the Settlement, (a) the Action preliminarily shall be maintained as a class action pursuant to Chancery Court Rules 23(b)(1) and (b)(2) on behalf of a class composed of all record and beneficial owners of shares of Foamex International Inc. ("Foamex") common stock at any time from and including March 16, 1998 to and including the date of the Merger (as defined in the Stipulation), including any and all of their respective predecessors, trustees, executors, administrators, representatives, heirs, transferees, successors in interest and assigns, immediate and remote, and any person claiming under any of them, excluding defendants and their affiliates (the "Class"); (b) the Court preliminarily finds that plaintiffs are adequately represented by counsel and that plaintiffs will fairly and adequately protect the interests of the Class; and (c) plaintiffs' counsel are preliminarily certified as counsel for the Class ("Class Counsel");

     3. The Court, solely for purposes of the Settlement, preliminarily finds that: (a) the Class is so numerous that joinder of all members is impracticable; (b) there are questions of law or fact common to the Class; (c) the claims of the representative parties are typical of the claims or defenses of the Class; and (d) the representative parties will fairly and adequately protect the interests of the Class.

     4. A hearing shall be held on __________________, 1998, at _____  ___.m.
in the Court of Chancery in the Daniel L. Herrmann Courthouse, 1000 King Street, Wilmington, Delaware (the "Settlement Hearing") to determine the fairness, reasonableness and adequacy of the Settlement, whether the Stipulation and the Settlement should be finally approved by the Court and judgment entered thereon, and to hear and determine any objections to the Settlement. At the Settlement Hearing, Class Counsel may apply for an award of attorneys' fees and expenses as set forth in paragraph 11 of the Stipulation, which application shall be heard by the Court at the Settlement Hearing or at such time thereafter as the Court in its discretion deems appropriate.

     5. The Court reserves the right to adjourn the Settlement Hearing, including consideration of the application for attorneys' fees and expenses, without further notice other than by announcement at the Settlement Hearing or any adjournment thereof.

     6. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice to the Class.

     7. Within 10 days of the date of this Order, Foamex shall mail, by first-class mail, postage prepaid, the Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing, substantially in the form attached to the Stipulation as Exhibit B (the "Notice"), to all Class members of record.

     8. The form and method of notice specified herein are the best notice practicable and shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to receive such notice, and fully satisfy the requirements of due process and of Rule 23 of the Rules of the Court of Chancery. Foamex shall, on or before the date of the Settlement Hearing, file proof of mailing of the Notice.

                                     E-A-1

     9. Any member of the Class who objects to the Stipulation, the Settlement, the class action determination, the Order and Final Judgment to be entered herein and/or the application for attorneys' fees and expenses, or who otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided however, that no person other than plaintiffs, defendants and their counsel in the Action shall be heard, and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless no later than ten (10) days prior to the Settlement Hearing, (i) written notice of the intention to appear, (ii) a detailed statement of such person's objections to any matter before the Court, and (iii) the grounds therefor or the reasons why such person desires to appear and to be heard, as well as all documents and writings which such person desires the Court to consider, shall be filed by such person with the Register in Chancery and, on or before such filing, shall be served upon the following counsel of record:

                      Norman M. Monhait, Esquire
                      Rosenthal, Monhait Gross & Goddess, P.A.

                             Suite 1401, Mellon Bank Center
                             P.O. Box 1070
                             Wilmington, Delaware 19899
                             (302) 656-4433

                      Attorneys for Plaintiffs and the Class

                      Allen M. Terrell, Jr., Esquire
                      Richards, Layton & Finger

                             One Rodney Square
                             P.O. Box 551
                             Wilmington, Delaware 19899
                             (302) 658-6541

                      Attorneys for Defendants Salvatore J. Bonnano, Etienne Davignon, Andrea Farace,
                      Stuart J.Hershon, John V. Tunney,
                      Trace International Holdings Inc. and
                      Marshall S. Cogan

                      Alan J. Stone, Esq.
                      Morris, Nichols, Arsht & Tunnell

                             1201 North Market Street
                             Wilmington, DE 19899
                             (302) 658-9200

                      Attorneys for Defendants Robert J. Hay, John H. Gutfreund and Foamex International Inc.

     10. Any person who fails to object in the manner prescribed above shall be deemed to have waived such objection and shall be forever barred from raising such objection in the Action or any other action or proceeding.

     11. Pending final determination of whether the Stipulation of Settlement should be approved and the Class finally certified, plaintiffs and all members of the Class, or any of them, are barred and enjoined from commencing or prosecuting any action asserting any claims, either directly, representatively, derivatively or in any other capacity, against any defendant herein which are or relate to the Released Claims as defined in the Stipulation or which arise out of or relate in any way to any of the transactions or events described in or relating to the Action.

     12. If the Settlement provided for in the Stipulation shall be approved by the Court following the Settlement Hearing, an Order and Final Judgment shall be entered as described in the Stipulation.

     13. If the Settlement is not approved by the Court or is terminated or shall not become effective for any reason whatsoever, the Action shall proceed, completely without prejudice to any party as to any matter of law or fact and the conditional certification of the Class shall become null and void, as if the Stipulation had not been made

                                     E-A-2
and had not been submitted to the Court, and neither the Stipulation nor any provision contained in the Stipulation nor any action undertaken pursuant thereto nor the negotiation thereof by any party shall be deemed an admission or offered or received in evidence at any proceeding in the Action or any other action or proceeding.

                           -------------------------------

                           Vice Chancellor


                                     E-A-3

                                                                       EXHIBIT B


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

IN RE FOAMEX INTERNATIONAL INC.:     CONSOLIDATED
SHAREHOLDERS LITIGATION    :         C.A. No. 16259NC

                 NOTICE OF PENDENCY OF CLASS ACTION, PROPOSED
               SETTLEMENT OF CLASS ACTION AND SETTLEMENT HEARING

TO: ALL RECORD AND BENEFICIAL OWNERS OF THE COMMON STOCK OF FOAMEX
    INTERNATIONAL INC. ("FOAMEX" OR THE "COMPANY") AT ANY TIME FROM AND INCLUDING MARCH 16, 1998 TO AND INCLUDING THE DATE OF THE MERGER (DESCRIBED HEREIN), EXCLUDING DEFENDANTS AND THEIR AFFILIATES (COLLECTIVELY, THE "CLASS").

   PLEASE READ ALL OF THIS NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED BY
    THE LEGAL PROCEEDINGS DESCRIBED IN THIS NOTICE. IF YOU WERE NOT THE BENEFICIAL HOLDER OF FOAMEX STOCK BUT HELD FOAMEX STOCK FOR A BENEFICIAL HOLDER, PLEASE TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL HOLDER.

     1. The Delaware Court of Chancery (the "Court") has required that this notice be given to all members of the Class as defined above.

                              SETTLEMENT HEARING

     2. Members of the Class are hereby notified that the Court will hold a hearing in the Daniel L. Herrmann Courthouse, 10th & King Streets, Wilmington, Delaware 19801 on __________, 1998, at ___.m. (the "Settlement Hearing"), to (i) determine whether the terms and conditions of a proposed settlement (the "Settlement") of this action (the "Action"), are fair, reasonable and adequate and in the best interests of the Class such that the Action should be settled and ended; (ii) determine whether a class should be finally certified in this Action, and whether the Class was adequately represented by the named plaintiffs and plaintiffs' attorneys; (iii) hear and determine any objections to the Settlement; and (iv) if the Court approves the Settlement, to determine whether it should award attorneys' fees and expenses to plaintiffs' attorneys as described below.

     3. The Court has reserved the right to adjourn the Settlement Hearing, by oral announcement at such hearing or any adjournment thereof, and without further notice of any kind. The Court also has reserved the right to approve the Settlement, with or without modifications, to enter its final judgment dismissing the Action as to all defendants and their affiliates and with prejudice as against the plaintiffs and all members of the Class, and to order the payment of attorneys' fees and expenses, without further notice of any kind.

                             SUMMARY OF SETTLEMENT

     The Action and the Settlement address claims dealing with the proposed merger between Foamex and Trace Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Trace International Holdings, Inc. ("Trace") (the "Merger"). As a result of the Settlement, the holders of outstanding shares of Foamex common stock, other than those shares held by Trace or affiliates ("Public Shares"), are to receive an increase in consideration for their shares of Foamex stock in the Merger from $17.00 in cash per share, without interest, to $18.75 in cash per share, without interest. In return, plaintiffs have agreed, subject to approval of the Settlement by the Court, to dismiss all claims by the Foamex stockholders relating to the Merger. A more complete summary of the Settlement is set forth on pages ___ to ___ of this Notice.

                            THE FACTUAL BACKGROUND

     THE DESCRIPTION OF THE ACTION AND THE SETTLEMENT WHICH FOLLOW HAVE BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION BY THE COURT OF FINDINGS OF FACT.

     A. Foamex is a Delaware corporation with its principal executive offices in Linwood, Pennsylvania. Foamex is a holding company which does not conduct any business of its own.

     B. Trace is a Delaware corporation with its principal executive offices in New York, New York. Trace is a holding company which does not conduct any business of its own. As of March 16, 1998, Trace and its subsidiaries beneficially owned approximately 46% of the outstanding common stock of Foamex.

                                     E-B-1

     C. On March 16, 1998, Trace proposed to Foamex's Board of Directors (the "Board") to purchase the Public Shares of Foamex stock for $17.00 in cash per share, without interest (the "Proposed Transaction").

     D. On March 16, 1998, the Board met to discuss the Proposed Transaction and appointed a Special Committee composed of two independent directors, John
H. Gutfreund and Robert J. Hay, to assess the Proposed Transaction (the "Special Committee").

     E. On March 17, 1998, five purported class actions were filed on behalf of Foamex shareholders in the Court. A sixth purported class action was filed on March 20, 1998. By order dated May 28, 1998, the Court consolidated the six purported class actions into the above-captioned Action. The Action sought, among other things, a permanent injunction barring the implementation of the Proposed Transaction on the grounds that it represented an attempt by Trace to acquire the Public Shares of Foamex common stock through unfair dealing.

     F. Subsequent to the filing of the Action, attorneys for all parties conducted arms-length negotiations and discussed discovery concerning the allegations of the Action. As part of such settlement negotiations, plaintiffs' counsel requested, were provided with and reviewed extensive documents relating to Foamex and the Proposed Transaction. Plaintiffs' counsel and their financial expert which they had retained to evaluate the Proposed Transaction were also provided with additional information about Foamex and the Proposed Transaction at a meeting and were afforded an opportunity to interview a representative of Trace regarding the Proposed Transaction. Plaintiffs' counsel and their expert also made a presentation to the representatives of the defendants in the Action present at the meeting concerning their view of Foamex and the Proposed Transaction and made certain proposals relating to a possible settlement of the Action, including a demand that the price to be paid by Trace per Public Share of Foamex stock should be increased to $18.75. Plaintiffs' counsel also requested the opportunity to review and comment upon the proxy statement to be provided to Foamex stockholders.

     G. On June 23, 1998, the parties to the Action reached an agreement-in-principle concerning a proposed settlement of the Action which would result in the holders of Public Shares of Foamex stock receiving an increase in consideration to $18.75 in cash, without interest, per Public Share of Foamex stock. The agreement-in-principle was thereafter memorialized in a Memorandum of Understanding, dated June 25, 1998 (the "MOU").

     H. On June 25, 1998, upon the recommendation of the Special Committee and the Special Committee's financial advisor, the Board concluded that the Merger (described below) was fair to and in the best interests of Foamex and Foamex's public shareholders. The Board also adopted resolutions approving and adopting an Agreement and Plan of Merger, dated June 25, 1998 (the "Merger Agreement"), among Foamex, Trace and Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Foamex and each outstanding share of Foamex's common stock, except for (1) shares owned by Trace or any subsidiary of Trace, (2) shares owned by Foamex, and (3) shares owned by stockholders who perfect their appraisal rights in accordance with Delaware law, will be converted into the right to receive $18.75 in cash, without interest.

     I. Prior to signing the MOU, counsel for the plaintiffs in the Action conducted further investigation and legal analysis of the matters alleged in the Action, including the review of documents and other matter described above. Following the signing of the MOU, plaintiffs' counsel reviewed and commented upon the proxy statement and related materials which Foamex prepared for its stockholders. Plaintiffs' counsel also engaged in formal discovery, including the examination of additional documents from Foamex, Trace, the Special Committee and the financial advisor to the Special Committee. Plaintiffs' counsel also took the depositions of both a representative of Trace and that of the Chairman of the Foamex Special Committee.

     J. In light of the investigation described above, the additional facts developed in discovery, the events, negotiations and agreements discussed above, and analysis of applicable law, counsel for plaintiffs in the Action concluded that the terms and conditions of the Settlement are fair, reasonable, adequate and in the bests interests of the plaintiffs and the class of Foamex stockholders represented in the Action.

     K. Foamex, Trace and the Individual Defendants (collectively, "Defendants") have denied and continue to deny vigorously any liability with respect to all claims alleged in the Action. Defendants have nonetheless concluded that it is desirable that the Action be settled and dismissed to halt the substantial expense, inconvenience, distraction and risk of continued litigation, and dispel any uncertainty that may exist as a result of this Action.

                             THE SETTLEMENT TERMS

     1. Plaintiffs and Defendants have agreed to the terms and conditions of the Settlement described herein, including Trace's agreement to increase the consideration which it has agreed to pay to acquire the Public Shares of Foamex stock to $18.75 in cash per share, without interest (the "Offer"). The parties to this Settlement agree

                                     E-B-2
that the terms and conditions of the Merger, including the increase in consideration, constitute fair, adequate and reasonable consideration for the settlement of all claims which were raised or could have been raised by plaintiffs and the Class in the Action. Foamex and the Individual Defendants acknowledge that the filing and prosecution of the Action was a factor which they took into account in giving fair and appropriate consideration to, and ultimately approving and adopting the Merger Agreement and the steps leading up thereto. Trace also agrees that it took into account the desirability of satisfactorily addressing the claims asserted in the Action in agreeing to the increased consideration to be paid to Foamex stockholders pursuant to the Merger Agreement.

     2. If the Court approves the Settlement, it will approve an Order and Final Judgment which, among other things will provide that any and all claims, whether individual, class or derivative, known or unknown, arising under state or federal law or otherwise, which now exist or may hereafter exist in favor of the plaintiffs or any member of the Class (collectively, the "Releasing Parties"), which have been, could have been or in the future might have been asserted in the Action or in any court, tribunal, or proceeding against Defendants, or any of their respective parent entities, associates, affiliates, subsidiaries and families, and each and all of their respective past, present and future officers, directors, stockholders, partners, principals, employees, representatives, agents, advisors, attorneys, financial or investment advisors, accountants, auditors, consultants, investment bankers, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Releasees"), which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to: (1) the Action, (2) the Proposed Transaction, the Offer, the Merger or the Merger Agreement; (3) any acts or omissions of Defendants in connection with or in response to any offer by Trace or Merger Sub to acquire all or any portion of Foamex, and (4) any other material, public filings or statements (including, but not limited to, public statements) and disclosures by Defendants or any of their representatives in connection with the Proposed Transaction, the Offer, the Merger or the Merger Agreement shall be fully, finally and forever compromised, settled, discharged, dismissed with prejudice and released (the "Released Claims"), upon and subject to the following terms and conditions; provided however, that the Released Claims shall not include the right of any members of the Class to enforce the terms of the Settlement or the right of any Class member whose Foamex stock was converted by the Merger into the right to receive $18.75 per share to seek appraisal pursuant to 8 Del. C. [sec] 262.

     The release contemplated by the Settlement extends to claims that the Releasing Parties do not know or suspect to exist at the time of the release, which if known, might have affected any Releasing Parties' decision regarding the release contained in the Settlement. The Releasing Parties shall be deemed to relinquish, to the full extent permitted by law, the provision, rights and benefits of [sec] 1542 of the California Civil Code which provides:

   A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

In addition, each of the Releasing Parties also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code [sec] 1542. The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they know or believe to be true with respect to the subject matter of this release, but that it is their intention to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

     3. Under the terms of the Settlement, this release and dismissal will bar plaintiffs or any member of the Class from starting or prosecuting any other action asserting any Released Claims against any of the Releasees.

     4. THE COURT HAS NOT FINALLY DETERMINED THE MERITS OF THE CLAIMS MADE BY PLAINTIFFS AGAINST, OR THE DEFENSES OF, THE DEFENDANTS. THIS NOTICE DOES NOT IMPLY THAT THERE HAS BEEN OR WOULD BE ANY FINDING OF VIOLATION OF THE LAW OR THAT RELIEF IN ANY FORM OR RECOVERY IN ANY AMOUNT COULD BE HAD IF THE ACTION WAS NOT SETTLED.

     5. It is the intent of the parties to the Action that the Settlement, if approved by the Court, shall extinguish for all time rights, claims and causes of action that are or relate to the Released Claims against any of the Releasees.

     6. The Settlement will become effective at such time as the Order and Final Judgment entered by the Court approving the Settlement shall become final and not subject to further appeal or review. If the Court does not approve

                                     E-B-3
the Settlement or it does not become effective, then the Settlement shall be of no further force and effect and each party shall be restored to his, her or its respective position prior to entering into the Stipulation, except that all costs incurred in connection with notifying the Class of the proposed Settlement shall be the obligation of Foamex.

                                ATTORNEYS' FEES

     7. Plaintiffs' attorneys will ask the Court for an award of attorneys' fees not to exceed $875,000 and an award of expenses not to exceed $50,000. Defendants have agreed not to oppose this application, but Defendants retain the right to oppose any other application for fees or disbursements by plaintiffs' counsel or any other persons. Any fee award to plaintiffs' attorneys shall be paid exclusively by Foamex on behalf of and for the benefit of all Defendants in the event the Settlement is approved by the Court. The Court may consider and rule upon the fairness, reasonableness and adequacy of the Settlement independently of any award of attorneys' fees and expenses.

                              CLASS CERTIFICATION

     8. On _________, 1998, the Court signed an order (the "Scheduling Order") determining preliminarily and solely for purposes of the Settlement, that the Action may be maintained as a class action by plaintiffs as representatives of the Class, and naming the law firm of Rosenthal, Monhait, Gross & Goddess, P.A., as Delaware Liaison Counsel and the firms of Bernstein Liebhard & Lifshitz, Wechsler Harwood Halebian & Feffer LLP, and Faruqi & Faruqi, LLP as Co-lead Counsel for the Class ("Class Counsel"), pursuant to Chancery Court Rules 23(b)(1) and (b)(2). At the Settlement Hearing the Court will be asked to consider these issues and make specific findings that (i) the Action is finally certified as a class action pursuant to Chancery Court Rules 23(b)(1) and
(b)(2), including a finding that the Class was adequately represented by the plaintiffs and plaintiffs' attorneys and (ii) the Settlement is approved as fair, reasonable and adequate.

                     RIGHT TO APPEAR AT SETTLEMENT HEARING

     9. Any Class member who objects to the Settlement, the class action determination, the Order and Final Judgment to be entered herein, and/or the application for attorneys' fees and expenses, or who otherwise wishes to be heard, may appear in person or by his/her attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant. To do so, however, a class member must no later than ten days before the Settlement Hearing (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), file (i) a written notice of the intention to appear; (ii) a detailed statement of such person's objections to any matter before the Court; and (iii) the grounds therefor or the reasons why such person desires to appear and to be heard, as well as all documents and writings which such person desires the Court to consider, with the Register in Chancery and, on or before such filing, serve a copy of all such documents by hand or first class mail, postage prepaid, upon the following counsel of record:


   Norman M. Monhait, Esquire
   Rosenthal, Monhait Gross & Goddess, P.A.
   Suite 1401, Mellon Bank Center
   P.O. Box 1070
   Wilmington, Delaware 19899
   (302) 656-4433
      Delaware Liaison Counsel for Plaintiffs and the Class


   Allen M. Terrell, Jr., Esquire
   Richards, Layton & Finger
   One Rodney Square
   P.O. Box 551
   Wilmington, Delaware 19899
   (302) 658-6541
      Counsel for Defendants Salvatore J. Bonnano, Etienne Davignon, Andrea Farace, Stuart J. Hershon, John V. Tunney, Trace International Holdings Inc. and Marshall S. Cogan

   Alan J. Stone, Esq.
   Morris, Nichols, Arsht & Tunnell
   1201 North Market Street
   Wilmington, Delaware 19899
   (302) 658-9200
      Counsel for Defendants Robert J. Hay, John H. Gutfreund and Foamex International Inc.

                                     E-B-4

Any person who fails to object in the manner prescribed above shall be deemed to have waived such objection and shall be forever barred from raising such objection in this or any other action or proceeding.

                              INTERIM INJUNCTION

     10. Pending final determination of whether the Settlement should be approved, the plaintiffs and all members of the Class, and each of them, and any of their respective representatives, trustees, successors, heirs and assigns shall not commence or prosecute any action either directly or in any other capacity which asserts Released Claims against any of the Releases.

                 SCOPE OF THIS NOTICE AND FURTHER INFORMATION

     11. This Notice does not purport to be a comprehensive description of the Action, the allegations or transactions related thereto, the terms of the Settlement or the Settlement Hearing. For a more detailed statement of the matters involved in this litigation, you may inspect the pleadings, the Stipulation of Settlement, the Orders entered by the Chancery Court and other papers filed in the litigation, unless sealed, at the Office of the Register in Chancery of the Court of Chancery of the State of Delaware, Daniel L. Herrmann Courthouse, 10th & King Streets, New Castle County, Wilmington, Delaware, during regular hours of each business day. DO NOT WRITE OR TELEPHONE THE COURT. If you have questions, you may write Co-lead Counsel for plaintiffs and the
Class:

Stanley Bernstein, Esquire        Robert Harwood, Esquire
Bernstein Leibhard & Lifshitz     Wechsler Harwood Halebian & Feffer LLP
274 Madison Avenue                488 Madison Avenue
New York, NY 10016                New York, New York 10022
Lubna Faruqi, Esquire
Faruqi & Faruqi, LLP
415 Madison Avenue
New York, NY 10017

                     NOTICE TO PERSONS OR ENTITIES HOLDING
                     RECORD OWNERSHIP ON BEHALF OF OTHERS

     12. Brokerage firms, banks and other persons or entities who are members of the Class in their capacities as record owners, but not as beneficial owners, are requested to send this Notice promptly to beneficial owners. Additional copies of this Notice for transmittal to beneficial owners are available on request directed to Foamex International Inc., Attention: Tambra
S. King, 375 Park Avenue, New York, New York 10152.

                                            ENTERED BY ORDER OF THE COURT:


                                            -----------------------------------

                                            Register in Chancery



Dated: ______, 1998


                                     E-B-5

                                                                       EXHIBIT C


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

--------------------------------------------------------x
IN RE FOAMEX INTERNATIONAL INC. :                               CONSOLIDATED
SHAREHOLDERS LITIGATION      :                                  C.A. No. 16259NC
--------------------------------------------------------x

                           ORDER AND FINAL JUDGMENT

     A hearing having been held before this Court (the "Court") on _________ ,1998, pursuant to the Court's Order of _________, 1998 (the "Scheduling Order"), upon a Stipulation of Settlement, filed on __________, 1998 (the "Stipulation"), of the above-captioned action (the "Action"), which is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed Settlement (as defined in the Stipulation); the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the requirements of the Scheduling Order; the Court having determined that notice to the Class (as defined below) preliminarily certified, pursuant to aforesaid Scheduling Order, was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court;

     IT IS HEREBY ORDERED, ADJUDGED AND DECREED this ________ day of _________ 1998, that:

     1. The form and manner of notice given to the members of the Class is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with the requirements of due process and of Court of Chancery Rule 23.

     2. Based on the record of the Action, each of the provisions of Chancery Court Rule 23(a) has been satisfied and the Action has been properly maintained according to the provisions of Chancery Court Rules 23(b)(1) and (b)(2). Specifically, this Court finds, solely for purposes of the Settlement, that (1) the Class contemplated in the Action is so numerous that joinder of all members is impracticable, (2) there are questions of law or fact common to the Class,
(3) the claims of the representative plaintiffs are typical of the claims of the Class, and (4) the representative plaintiffs and plaintiffs' counsel have fairly and adequately represented and protected the interests of the Class. The Court further finds that (i) the prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the parties opposing the Class or would be as a practical matter dispositive to the other members of the Class not parties to the adjudications, and (ii) defendants have acted on grounds generally applicable to the Class, thereby making appropriate final relief with respect to the Class as a whole. The Action is certified as a class action, pursuant to Chancery Court Rules 23(b)(1) and (b)(2), on behalf of a class composed of all record and beneficial owners of shares of Foamex International Inc. ("Foamex") common stock at any time from and including March 16, 1998 to and including the date of the Merger (as defined in the Stipulation), including any and all of their respective predecessors, trustees, executors, administrators, representatives, heirs, transferees, successors in interest and assigns, immediate and remote, and any person claiming under any of them, and each of them, excluding defendants in the Action ("Defendants") and their affiliates (the "Class"); and the law firms of Rosenthal, Monhait, Gross & Goddess, P.A., Bernstein Liebhard & Lifshitz, Wechsler Harwood Halebian & Feffer LLP, and Faruqi & Faruqi, LLP are certified as Counsel for the Class ("Class Counsel").

     3. The Stipulation and the Settlement are approved as fair, reasonable, adequate and in the best interests of the Class.

     4. The Action and any and all claims, whether individual, class or derivative, known or unknown, arising under state or federal law or otherwise, which now exist or may hereafter exist in favor of the plaintiffs or any member of the Class (collectively, the "Releasing Parties") which have been, could have been or in the future might have been asserted in the Action or in any court, tribunal, or proceeding against Defendants, or any of their respective parent entities, associates, affiliates, subsidiaries and families, and each and all of their respective past, present and future officers, directors, stockholders, partners, principals, employees, representatives, agents, advisors, attorneys,

                                     E-C-1
financial or investment advisors, accountants, auditors, consultants, investment bankers, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Releasees"), which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to: (1) the Action, (2) the Proposed Transaction, the Offer, the Merger or the Merger Agreement (all as defined in the Stipulation), (3) any acts or omissions of Defendants in connection with or in response to any offer by Trace or Merger Sub (each as defined in the Stipulation) to acquire all or any portion of Foamex, and (4) any other material, public filings or statements (including, but not limited to, public statements) and disclosures by defendants or any of their representatives in connection with the Proposed Transaction, the Offer, the Merger or the Merger Agreement shall be fully, finally and forever compromised, settled, discharged, dismissed with prejudice and released (the "Released Claims"), pursuant to the terms and conditions set forth herein; provided however, that the Released Claims shall not include the right of any members of the Class to enforce the terms of the Settlement or the right of any Class member whose Foamex stock was converted by the Merger into the right to receive $18.75 per share to seek appraisal pursuant to 8 Del. C. [sec] 262.

     The release contemplated by the Stipulation and herein extends to claims that the Releasing Parties do not know or suspect to exist at the time of the release, which if known, might have affected any Releasing Parties' decision regarding the release contained in the Settlement. The Releasing Parties shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights and benefits of [sec] 1542 of the California Civil Code which provides:

   A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     In addition, each of the Releasing Parties also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code [sec] 1542. The Releasing Parties have acknowledged that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the release, but that it is their intention to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

     5. The plaintiffs, Class Counsel and all members of the Class, either directly, individually, derivatively, representatively or in any other capacity, are permanently barred and enjoined from instigating, instituting, commencing, asserting, prosecuting, continuing or participating in any way in the maintenance of any of the Released Claims in any court or tribunal of this or any other jurisdiction.

     6. The attorneys for the plaintiffs and the Class are awarded attorneys'
fees and reimbursement of expenses in the amount of $      , which sum the
Court finds to be fair and reasonable, to be paid exclusively by Foamex on behalf of and for the benefit of all Defendants ten (10) business days from the later of (a) the date on which the Settlement becomes Final as provided in the Stipulation, or (b) the date when the Order of the Court granting the application of plaintiffs' counsel for an award of fees and expenses has become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise.

     7. Without affecting the finality of this Order and Final Judgment in any way, this Court reserves jurisdiction over all matters relating to the administration and consummation of the Settlement.



                                          -------------------------------------


                                          Vice Chancellor


                                     E-C-2

PROXY



                           FOAMEX INTERNATIONAL INC.


                      SPECIAL MEETING OF THE STOCKHOLDERS


The undersigned hereby constitutes and appoints          and         , and each
of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of Common Stock of Foamex International Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of the stockholders of the Company, to
be held at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, on October   ,
1998, at 10:00 a.m., local time, and all adjournments thereof, upon the matters set forth on the reverse side and upon all matters incident to the conduct of the Special Meeting. This proxy revokes all prior proxies given by the undersigned. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.



            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

                                ----------------
                                SEE REVERSE SIDE
                                ----------------

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.


1. To approve and adopt the Agreement and Plan of Merger, dated as of June 25, 1998, as amended on July 6, 1998, by and among Trace International Holdings, Inc., a Delaware corporation ("Trace"), Trace Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and Foamex International Inc., a Delaware corporation (the "Company"), pursuant to which (A) Merger Sub would be merged with and into the Company, with the Company continuing as the surviving corporation; (B) the Company would thereupon become a wholly owned subsidiary of Trace; and (C) each outstanding share of common stock, par value $0.01 per share, of the Company, except for (x) shares owned by Trace or any subsidiary of Trace, (y) shares owned by the Company and (z) shares held by stockholders who perfect their appraisal rights in accordance with Delaware law, would be converted into the right to receive $18.75 in cash.


 FOR     AGAINST     ABSTAIN

 [ ]       [ ]         [ ]

THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED. PLEASE NOTE THAT ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE SPECIAL MEETING BUT WILL NOT BE VOTED FOR THE PROPOSAL.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

I plan to attend the meeting -"PLEASE MARK INSIDE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint tenants should both sign.



-------------------------------------

------------------------------------- , 1998


SIGNATURE(S)      DATE